    As filed with the Securities and Exchange Commission on March 18, 2004


                                                     Registration No. 333-69786

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                AMENDMENT NO. 4


                                      TO


                                   FORM S-1

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------



                     GE LIFE AND ANNUITY ASSURANCE COMPANY
            (Exact name of registrant as specified in its charter)

               Virginia                    54-0283385                      63
             --------                   -------------               ---------
   (State or other jurisdiction        (I.R.S. Employer    (Primary Standard Industrial
of incorporation or organization)   Identification Number)     Classification Code)

                             6610 W. Broad Street
                           Richmond, Virginia 23230
                                (804) 281-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                               -----------------

                                Heather Harker
      Vice President, Associate General Counsel, and Assistant Secretary
                     GE Life and Annuity Assurance Company
                             6610 W. Broad Street
                           Richmond, Virginia 23230
                                (804) 281-6910
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------


Approximate date of commencement of proposed sale to the public: Continuously on and after April 26, 2004.


   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                     Amount   Proposed maximum Proposed maximum
     Title of each Class of          to be     offering price     aggregate         Amount of
   Securities to be Registered     registered     per unit      offering price  registration fee**
--------------------------------------------------------------------------------------------------
Guaranteed Fixed Annuity Contracts     *            N/A*         $300,000,000          N/A
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

* The proposed maximum aggregate offering price is estimated solely for the purposes of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.
**Fees for registration were paid with Post-Effective Amendment No. 2 to the Registration Statement filed on August 14, 2002.

                               -----------------

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                               Filed Pursuant to Rule 424(b)(3)
                                                          File Number 333-69786


                    Prospectus For Single Purchase Payment
                     Modified Guaranteed Annuity Contract

                                  Issued by:
                     GE Life and Annuity Assurance Company
                            6610 West Broad Street
                           Richmond, Virginia 23230
                           Telephone: (800) 352-9910

--------------------------------------------------------------------------------

This prospectus gives details about the contract that you should know before investing. Please read this prospectus carefully and keep it for future reference.

This prospectus describes a single purchase payment modified guaranteed annuity contract (the "contract") for individuals offered by GE Life and Annuity Assurance Company (the "Company," "we," "us," or "our"). You may purchase the contract on a non-qualified basis ("Non-Qualified Contracts") or for use with certain qualified retirement plans ("Qualified Contracts").

The contract provides a means for you to allocate a single purchase payment of $5,000 or more ($2,000 or more for Individual Retirement Accounts ("IRAs")) to our Guarantee Account for a specified investment period, known as a Guarantee Term. You select a Guarantee Term from a number of Guaranteed Terms we offer at the time of your purchase payment. We typically offer Guarantee Terms ranging from 1 to 10 years, although we may not offer each of these Guarantee Terms in the future. Not all the Guarantee Terms are available in all states or in all markets. Your purchase payment will earn interest for the initial Guarantee Term you select based on the interest rates we offer at the time of your purchase payment. For any Guarantee Term, we will credit a Guaranteed Interest Rate. We may credit a different Guaranteed Interest Rate for each year of a Guarantee Term.

If you surrender your contract or withdraw any portion of your Contract Value before the end of a Guarantee Term, we may assess a surrender charge on the amount you withdraw. We may apply a Market Value Adjustment to the proceeds paid in connection with any withdrawal or transfer. We may also apply a Market Value Adjustment in determining your Annuity Commencement Value. Under certain conditions, you may withdraw earned interest without a surrender charge or Market Value Adjustment. Withdrawals of interest will be subject to income tax and may be subject to a 10% tax penalty if taken before age 59 1/2.

On the Annuity Date, we will apply your Surrender Value, modified by any Market Value Adjustment, to a monthly income payment, to an Optional Payment Plan you have selected, or you may take that amount in one lump sum payment. The Optional Payment Plans include:

   . life income with payments guaranteed for 10, 15 or 20 years;

   . payments for a fixed period from 1 to 30 years;

   . payments of a fixed amount until the amount we hold is exhausted;

   . annual payments of interest earned from proceeds left with us; or

   . life income based on the lives of two payees with payments guaranteed for 10 years.

The Securities and Exchange Commission ("SEC") has not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.


The date of this prospectus is April 26, 2004.


This contract:

   . Is Not a bank deposit

   . Is Not FDIC insured

   . Is Not insured or endorsed by a bank or any federal government agency

   . Is Not available in every state

Table of Contents




Definitions.................................................

Summary.....................................................

Other Contracts.............................................

Financial Statements........................................

The Contract................................................
   Purchasing a Contract....................................
   Ownership................................................
   Assignment...............................................

The Company.................................................
   The Guarantee Account....................................
   Guarantee Terms..........................................
   Guaranteed Interest Rates................................
   Free Withdrawal Amount...................................
   Contract Value and Surrender Value.......................
   Market Value Adjustment..................................
   Transfers Before the End of a Guarantee Term.............

Surrenders and Partial Withdrawals..........................
   Systematic Withdrawals of Interest.......................

Charges and Other Deductions................................
   Surrender Charge.........................................
   Deductions for Premium Taxes.............................
   Commission Payments......................................

The Death Benefit...........................................
   Death Benefit Upon Death Before the Annuity Date.........
   Death Benefit Amount.....................................
   Required Distributions...................................
   Death Benefit After the Annuity Date.....................

The Annuity Commencement Date and Benefits at Annuity Date..
   The Annuity Commencement Date............................
   The Annuity Date.........................................

Optional Payment Plans......................................

Federal Tax Matters.........................................
   Introduction.............................................
   Taxation of Non-Qualified Contracts......................
   Qualified Retirement Plans...............................
   Moving Money From One Qualified Contract or Qualified
     Plan to Another........................................
   Federal Income Tax Withholding...........................
   Changes in the Law.......................................

Requesting Payments.........................................

Sales of the Contract.......................................

Additional Information......................................
   Owner Questions..........................................
   Return Privilege.........................................
   State Regulation.........................................
   Records and Reports......................................
   Other Information........................................

Legal Proceedings...........................................

GE Life and Annuity Assurance Company.......................

Experts.....................................................

Appendix....................................................
   Market Value Adjustment Examples.........................

Definitions

                      The following terms are used throughout this prospectus:

                      Annuitant/Joint Annuitant -- The person(s) named in the contract whose age and, where appropriate, gender, determine Income Payments.

                      Annuity Commencement Date -- The date stated on your contract's data pages as the date on which Income Payments are scheduled to commence, provided the Annuitant(s) is living on that date. The Annuity Commencement Date may be changed during the 30-day period immediately prior to the end of a Guarantee Term.

                      Annuity Commencement Value -- Your Surrender Value on the business day immediately preceding the Annuity Date modified by any Market Value Adjustment. We use the Annuity Commencement Value to determine the amount of each Income Payment or lump sum payment.

                      Annuity Date -- The date on which Income Payments start.

                      Code -- The Internal Revenue Code of 1986, as amended.

                      Contract Date -- The date we issue your contract and your contract becomes effective. Your Contract Date is shown on your contract's data pages. We use the Contract Date to determine Contract Years and contract anniversaries.

                      Contract Value -- Your purchase payment and interest earnings under the contract, minus any prior withdrawals including surrender charges and any premium tax, modified by any prior Market Value Adjustment.

                      General Account -- Assets of the Company other than those allocated to any of our separate investment accounts.


                      Guarantee Account -- GE Life & Annuity Separate Account 6; a legally insulated, non-unitized separate account established to hold amounts for this class of contracts.


                      Guaranteed Interest Rate -- A stated interest rate or rates we credit to the Contract Value during a Guarantee Term.

                      Home Office -- Our offices at 6610 West Broad Street, Richmond, Virginia 23230.

                      Income Payment -- One of a series of payments made under either the monthly income benefit or one of the Optional Payment Plans.

                      Guarantee Term -- The period of time we guarantee a specified credited rate(s) of interest under the contract.

                      Market Value Adjustment -- A positive or negative adjustment we may apply to the amount payable upon surrender, withdrawal or transfer. We may also apply a Market Value Adjustment in determining your Annuity Commencement Value.

                      Optional Payment Plan -- A plan whereby any part of the death benefit, Surrender Value or Annuity Commencement Value can be left with us to provide Income Payments to a payee.

                      Owner -- The person or persons (in the case of Joint Owners) entitled to exercise all ownership rights stated in the contract (e.g., name beneficiaries, make withdrawals). The Owners are shown on the contract's data pages and on any application. "You" or "your" refers to the Owner or Joint Owners.

                      Surrender Value -- The Contract Value on the date we receive your written request for surrender at our Home Office, less any applicable premium tax and surrender charge.

Summary

                      How is a contract issued? We will issue the contract when we receive and accept your complete application information and your purchase payment. See the provision entitled "Issuing a Contract."

                      How does this contract work? The contract permits you to allocate a single purchase payment to our Guarantee Account for the Guarantee Term you select. On the Annuity Date, we apply your Annuity Commencement Value to purchase a series of monthly Income Payments (sometimes known as annuity payments). You may also elect Income Payments under an Optional Payment Plan or a lump sum payment.

                      Certain features described in this prospectus may vary from your contract. See the provision entitled "The Contract" of this prospectus for more information. Please refer to your contract for these provisions that apply specifically to you.

                      How does my purchase payment earn interest? You allocate your purchase payment (less any applicable premium taxes) to the Guarantee Account for a Guarantee Term you select. Your allocation will earn interest at the Guaranteed Interest Rate(s) we credit for that Guarantee Term. We may credit a different rate of interest for any Guarantee Term from one year to the next. See the provision entitled "Guarantee Terms."

                      What happens at the end of a Guarantee Term? At the end of any Guarantee Term, a subsequent Guarantee Term will begin. Unless you instruct us otherwise, the subsequent Guarantee Term will generally be the same duration as the expiring Guarantee Term. If we are not offering a Guarantee Term of the same duration, the subsequent Guarantee Term will be the next shortest Guarantee Term, which does not extend beyond the Annuity Commencement Date. If we do not offer a Guarantee Term that expires on or before the Annuity Commencement Date, the subsequent Guarantee Term will be the Guarantee Term that first expires after the Annuity Commencement Date. We will pay interest on your Contract Value in a subsequent Guarantee Term at our declared Guaranteed Interest Rate applicable to that Guarantee Term on the day the subsequent Guarantee Term begins. See the provision entitled "Guarantee Terms" in this prospectus.

                      Is the contract available to Qualified Plans? Yes. We may issue the contract in connection with retirement plans that qualify for preferential income tax treatment as defined under the Code. We may also issue the contract on a non-qualified basis.

                      May I surrender the contract or take a partial withdrawal? Yes. You may surrender the contract for its Surrender Value modified by any applicable Market Value Adjustment at any time before the Annuity Date. You may also take partial withdrawals from the Contract Value. A partial withdrawal will reduce your Death Benefit.

                      For more information on surrenders and partial withdrawals, see the "Surrenders and Partial Withdrawals" provision in the prospectus.

                      What surrender charges are associated with the contract? We may assess a surrender charge if you surrender your contract or take a partial withdrawal from the Contract Value.

                      The surrender charge will be anywhere from 6% to 1% of the amount withdrawn, depending on the contract year of your surrender or partial withdrawal. We will also apply a Market Value Adjustment to partial withdrawals and surrenders from the Guarantee Account.

                      You may withdraw an amount up to the free withdrawal amount without the imposition of a surrender charge or Market Value Adjustment. The free withdrawal amount equals the interest credited under the contract for the twelve-month period prior to the date of the partial withdrawal. We will reduce the available free withdrawal amount by the amount of any prior free withdrawal during that twelve-month period. We will also waive the surrender charge if you apply your Contract Value upon surrender to certain Optional Payment Plans. See the "Charges and Other Deductions" provision of this prospectus.

                      Are there any other charges? Yes. If your state assesses a premium tax with respect to your contract, then at the time your contract incurs such tax (or at such other time as we may choose), we will deduct the premium tax from your purchase payment or from proceeds at surrender, partial withdrawal, death or annuitization, as applicable. See the "Charges and Other Deductions" provision of this prospectus.

                      For a complete discussion of all charges associated with the contract, see the "Charges and Other Deductions" provision of this prospectus.

                      We pay compensation to broker-dealers who sell the contracts. For a discussion of this compensation, see the "Sales of the Contract" provision of this prospectus.

                      What is a Market Value Adjustment? The Market Value Adjustment is an amount we deduct from or add to the amount payable upon surrender, partial withdrawal, or transfer if such event occurs outside the 30-day period immediately prior to the end of a Guarantee Term (the "30-day window"). We may also apply the Market Value Adjustment in determining your Annuity Commencement Value if the Annuity Date falls outside the 30-day window. The Market Value Adjustment formula in the contract reflects the relationship between the Guaranteed Interest Rate associated with the Guarantee Term from which the surrender, partial withdrawal, transfer or Income Payments are taken, and the Guaranteed Interest Rate for a Guarantee Term with a duration equal to the number of years remaining in the Guarantee Term from which the surrender, partial withdrawal, transfer or Income Payments are taken. See the "Market Value Adjustment" provision of this prospectus.

                      What happens if an Owner dies before the Annuity
                      Date? Before the Annuity Date, if any Owner (or any Annuitant, if the Owner is a non-natural person) dies while the contract is in force, the death benefit becomes payable to the designated beneficiary. The Code imposes certain distribution rules on designated beneficiaries. We may pay a death benefit to the designated beneficiary. The death benefit will be the greater of:

                        (1) the Contract Value; or

                        (2) the Surrender Value modified by any applicable
                            Market Value Adjustment. The death benefit is calculated as of the date we receive the paperwork necessary to process the death claim ("due proof of death") but there are other requirements and conditions. See "The Death Benefit" provision of this prospectus.

                      What annuity benefit does the contract provide? On the Annuity Date, we will apply your Annuity Commencement Value to a monthly income payment, an Optional Payment Plan you select, or pay that amount in one lump sum payment. The Optional Payment Plans are:

                        (1) life income with payments, guaranteed for 10, 15 or
                            20 years;

                        (2) payments for a fixed period from 1 to 30 years;

                        (3) payments of a fixed amount until the amount we hold
                            is exhausted;

                        (4) annual payments of interest earned from proceeds
                            left with us; or

                        (5) life income based on the lives of two payees with
                            payments guaranteed for 10 years.

                      Do I have a refund or return privilege? Yes. You have the right to return the contract to us at our Home Office and have us cancel the contract within a certain number of days (usually 20 days from the date you receive the contract, but some states have longer periods).

                      If you exercise this right, we will cancel the contract as of the day we receive your request and send you a refund equal to your purchase payment adjusted by any Market Value Adjustment or any another amount as required by state law. See the "Additional Information -- Return Privilege" provision of this prospectus.

Other Contracts

                      We offer other single purchase payment modified guaranteed annuity contracts, which also offer Guarantee Terms. These contracts have different charges that could affect the interest we may credit.

Financial Statements

                      The consolidated financial statements for the Company are set forth herein.

The Contract

                      The contract is a single purchase payment modified guaranteed annuity contract. We describe your rights and benefits below and in the contract. Your contract may differ in certain respects from the description in this prospectus due to variations in state insurance law requirements. Your contract reflects what specifically applies to you.

PURCHASING A          If you wish to purchase a contract, you must apply for it
CONTRACT              through an authorized sales representative. The sales
                      representative will send your completed application to us, and we will decide whether to accept or reject it. If we accept your application, our legally authorized officers prepare and execute a contract. We may send the contract directly to you or to you through your sales representative. See the "Sales of the Contract" provision of the prospectus.

                      To apply for a contract, the Owner(s) and Annuitant(s) must be age 85 or younger. We may sell the contract for use with certain qualified retirement plans. If you are purchasing the contract for use with such a plan, you must be eligible to participate in the plan. Please be aware that if you are purchasing the contract for use with a qualified retirement plan, the contract includes features such as tax deferral on accumulated earnings. Qualified retirement plans provide their own tax deferral benefit. Please consult a tax adviser to determine whether the contract is an appropriate investment for you.

                      Purchasing the contract through a tax free "Section 1035 Exchange." Section 1035 of the Code generally permits you to exchange one annuity contract for another in a "tax-free exchange." Therefore, you can use the proceeds from one or more annuity contracts to make your purchase payment for this contract. Before making an exchange to acquire this contract, you should carefully compare this contract to your current contract. You may have to pay a surrender charge under your current contract to exchange it for this contract and this contract has its own surrender charge, which would apply to you. The benefits under this contract may be different than those of your current contract. In addition, you may have to pay federal income and penalty taxes on the exchange if it does not qualify for Section 1035 treatment. You should not exchange another contract for this contract unless you determine, after evaluating all of the facts, that the exchange is in your best interest. Please note that the person trying to sell you the contract will generally earn a commission.

OWNERSHIP             As Owner(s), you have all the rights under the contract,
                      subject to the rights of any irrevocable beneficiary. Two persons may apply for a contract as Joint Owners. Joint
                      Owners who are spouses have equal undivided interests in the contract. This means that each may exercise any ownership rights on behalf of the other except for ownership changes. Non-Spouse Joint
                      Owners must exercise ownership rights jointly.

                      Joint Owners also have the right of survivorship. This means if a Joint Owner dies his or her interest in the contract passes to the surviving Owner. You must have our approval to add a Joint Owner after we issue the contract. During the Annuitant(s)'s life, you can change the Owner(s) to another Owner(s) and the beneficiary(s) to another beneficiary(s), except for any irrevocable beneficiary. You may change an irrevocable beneficiary only with the written consent of that beneficiary.


                      An Owner (other than a non-natural person) may name a Joint Annuitant.


                      Purchase payment. You may purchase the contract with a single purchase payment of $5,000 or more ($2,000 or more for IRAs). You must obtain our prior approval before purchase payments for any contract issued by the Company exceed $1,000,000.

ASSIGNMENT            An Owner of a Non-Qualified Contract may assign some or
                      all of his or her rights under the contract. An assignment must occur before the Annuity Date and while the Annuitant is still living. Once proper notice of the assignment is recorded by our Home Office, the assignment will become effective as of the date the written request was signed.

                      Qualified Contracts, IRAs and Tax Sheltered Annuities may not be assigned, pledged or otherwise transferred except where allowed by law.

                      We are not responsible for the validity or tax consequences of any assignment. We are not liable for any payment or settlement made before the assignment is recorded. Assignments will not be recorded until our Home Office receives sufficient direction from the Owner and the assignee regarding the proper allocation of contract rights.

                      Amounts pledged or assigned will be treated as distributions and will be included in gross income to the extent that the cash value exceeds the investment in the contract for the taxable year in which it was pledged or assigned. Amounts assigned may be subject to a tax penalty equal to 10% of the amount included in gross income.

                      Assignment of the entire Contract Value may cause the portion of the contract exceeding the total investment in the contract and previously taxed amounts to be included in gross income for federal income tax purposes each year that the assignment is in effect.

The Company

                      We are a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871. We principally offer life insurance and annuity contracts. We do business in 49 states and the District of Columbia. Our principal offices are at 6610 West Broad Street, Richmond, Virginia 23230. We are obligated to pay all amounts promised under the contract.


                      Capital Brokerage Corporation serves as principal underwriter for the contracts and is a broker/dealer registered with the SEC. GNA corporation directly owns the stock of Capital Brokerage Corporation. GNA Corporation, Capital Brokerage Corporation, GE Financial Assurance Holding, Inc. and GE Investments Funds, Inc. are affiliates of the Company. Capital Brokerage Corporation principal offices are located at 3001 Summer Street, 2nd Floor, Stamford, Connecticut 06905.


                      We are a charter member of the Insurance Marketplace Standards Association ("IMSA"). We may use the IMSA membership logo and language in our advertisements, as outlined in IMSA's Marketing and Graphics Guidelines. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities.

                      For more information about GE Life and Annuity Assurance Company, see the provision entitled "GE Life and Annuity Assurance Company."

THE GUARANTEE         We established the Guarantee Account as a non-unitized
ACCOUNT               separate account under Virginia insurance law. Assets of
                      the Guarantee Account will at all times equal at least the reserves and other contract liabilities supported by the Guarantee Account. The assets of the Guarantee
                      Account are available to cover the liabilities of our General Account to the extent that the assets of the Guarantee Account exceed the contract liabilities. Income and both realized and unrealized gains or losses from the assets of the Guarantee Account are credited to or charged against the Guarantee Account without regard to the income, gains, or losses arising out of any other business we may conduct. Subject to statutory authority, we have sole discretion over the investment of assets of the Guarantee Account.

                      Amounts in the Guarantee Account do not reflect the investment performance of our General Account, or any portion thereof.

                      Due to certain exclusionary provisions of the Investment Company Act of 1940 (the "1940 Act"), we have not registered either the Guarantee Account or our General Account as an investment company under the 1940 Act. Accordingly, neither our Guarantee Account nor our General Account is subject to regulation under the 1940 Act. We have, however, registered the contracts under the Securities Act of 1933.

                      Therefore, the contracts are subject to regulation under the federal securities laws, including provisions of the federal securities laws relating to the accuracy of statements made in a registration statement.


GUARANTEE             A Guarantee Term is the number of years we will credit a
TERMS                 Guaranteed Interest Rate(s) to your Contract Value.
                      Typically, we offer Guarantee Terms ranging from 1 to 10 years though all Guarantee Terms may not be available in all states or in all markets. We may at any time decrease or increase the number of Guarantee Terms we offer. However, any decision made to decrease or increase the number of Guarantee Terms will not affect the Guarantee Terms already in effect.



                      Initial Guarantee Term. Your purchase payment (less any applicable premium tax) will earn interest for the initial Guarantee Term you select at a Guaranteed
                      Interest Rate we offer. For any initial Guarantee Term, we may credit a different Guaranteed Interest Rate for each year of the Guarantee Term. Your purchase payment earns interest at the Guaranteed Interest Rate in effect from the date your purchase payment is credited to the Guarantee Account through the first Contract Year or until you take a partial withdrawal or surrender the contract. For an initial Guarantee Term with a duration of more than one year, after the first Contract Year, your Contract Value will earn interest at the Guaranteed Interest Rate we credit for the remainder of the initial Guarantee Term or until you transfer to another Guarantee Term, take a partial withdrawal or surrender the contract.


                      Subsequent Guarantee Terms. During the 30-day window, prior to the end of a Guarantee Term, you may select from the following options:

                        (1) Surrender or take a partial withdrawal of your
                            Contract Value without a Market Value Adjustment (we will, however, impose a surrender charge if the surrender or partial withdrawal occurs prior to the end of your third contract year);

                        (2) Instruct us to apply the ending Contract Value to
                            another Guarantee Term that you select from the Guarantee Terms we are then offering at the time your Guarantee Term expires; or

                        (3) Do nothing and allow a subsequent Guarantee Term to
                            begin automatically. The interest rate declared for the new term may be different than the interest rate credited during the prior term.


                      Option 1 -- Surrenders at the end of a Guarantee
                      Term. To surrender your contract, we must receive your written request, in a form acceptable to us, at our Home Office no later than the end of the 30-day window prior to the end of a Guarantee Term. Upon surrender, we will pay the Surrender Value of the contract.

                      Any surrendered amount may be subject to income taxes, and a 10% tax penalty may apply if you are younger than age 59 1/2 at the time of the withdrawal.

                      If you surrender your contract before or after the 30-day window prior to the end of a Guarantee Term a Market Value Adjustment will apply. In addition, you may be assessed a surrender charge.

                      Option 2 -- Selecting a subsequent Guarantee Term. To apply your ending Contract Value to a subsequent Guarantee Term, we must receive your written request, on a form acceptable to us, at our Home Office no later than the end of the 30-day window prior to the end of a Guarantee Term. At least 45 days prior to the expiration of your current Guarantee Term, we will send you written notice of the expiration of the Guarantee Term and a list of the subsequent Guarantee Terms we offer. You may select a subsequent Guarantee Term only from the Guarantee Terms we are offering at the time your current Guarantee Term expires. Any subsequent Guarantee Term may not extend past the Annuity Commencement Date for your contract.

                      Option 3 -- Automatic subsequent Guarantee Terms. A subsequent Guarantee Term automatically begins when the prior Guarantee Term ends if you do not instruct us otherwise under the first or second options described in the "Subsequent Guarantee Terms" provision of this prospectus. Your ending Contract Value becomes the beginning Contract Value for the subsequent Guarantee Term. The subsequent Guarantee Term will be the Guarantee Term with the same duration as the expiring Guarantee Term if the subsequent Guarantee Term does not extend past the Annuity Commencement Date. If a Guarantee Term of the same duration as the expiring Guarantee Term is not available or is a term that would extend beyond the Annuity Commencement Date, we will transfer your Contract Value to the next shortest Guarantee Term that does not go beyond the Annuity Commencement Date. If we do not offer a Guarantee Term that expires on or before the Annuity Commencement Date, we will transfer your Contract Value to the Guarantee Term that first expires after the Annuity Commencement Date. You must allocate your entire Contract Value to the subsequent Guarantee Term.

                      Guaranteed Interest Rates in subsequent Guarantee
                      Terms. Your beginning Contract Value for any subsequent Guarantee Term earns interest at the rate we declare and is in effect for the first year of the subsequent Guarantee Term. We may credit a different Guaranteed Interest Rate for each year of the subsequent Guarantee Term. Our Guaranteed Interest Rates for subsequent Guarantee Terms may differ from our Guaranteed Interest Rates for prior Guarantee Terms of the same duration.

GUARANTEED            From time to time and at our sole discretion we set
INTEREST RATES        Guaranteed Interest Rates for each available Guarantee
                      Term. In determining these Guaranteed Interest Rates we consider the interest rates available on the types of instruments in which we intend to invest the proceeds attributable to the contracts. We will invest proceeds attributable to the contracts primarily in investment-grade fixed income securities (i.e., securities rated by Standard and Poor's rating system to be suitable for prudent investors). We are not obligated to invest according to any particular strategy, except as may be required by applicable law. You will have no direct or indirect interest in these investments. We consider other factors in determining Guaranteed Interest
                      Rates, including:

                         . regulatory and tax requirements;

                         . sales commissions and administrative expenses we
                           incur;

                         . general economic trends; and

                         . competitive factors.

                      We make the final determination as to the Guaranteed Interest Rates we declare. We cannot predict or guarantee what future interest rates we will declare.

                      To find out the current Guaranteed Interest Rate for a Guarantee Term, please contact our Home Office at the telephone number listed on page 1 of this prospectus or your sales representative.

FREE                  You may instruct us to send you all or a portion of the
WITHDRAWAL            interest credited to your Contract Value during the prior
AMOUNT                twelve months. This amount is known as the free
                      withdrawal amount. The free withdrawal amount will be reduced by any prior free withdrawal during that twelve-month period. Interest withdrawals remove money from a Guarantee Term that would otherwise compound even more interest on a daily basis. Because of this interruption of interest compounding, the more interest you withdraw, the less interest your contract will earn over time. Larger withdrawals reduce the compounding of interest more than smaller withdrawals; frequent withdrawals hinder the compounding process more than infrequent withdrawals; and earlier withdrawals reduce your interest more than later withdrawals.

                      We will not impose a surrender charge or Market Value Adjustment if you withdraw the free withdrawal amount, but your withdrawal may be subject to federal and state income tax and may include a 10% tax penalty if the withdrawal is taken prior to age 59 1/2. See the "Federal Tax Matters" provision of this prospectus.

CONTRACT              Your Contract Value at any time is equal to your purchase
VALUE AND             payment plus any interest credited to it, minus any prior
SURRENDER             withdrawals including any surrender charges and premium
VALUE                 tax, modified by any prior Market Value Adjustment.

                      The Surrender Value is equal to the Contract Value, minus any surrender charges and premium tax that would apply in the case of a full surrender. Your Surrender Value modified by any applicable Market Value Adjustment is the amount you would be entitled to receive if you surrender your contract.

MARKET VALUE          A Market Value Adjustment may decrease, increase or have
ADJUSTMENT            no effect on the Contract Value you withdraw or transfer.
                      We will apply a Market Value Adjustment to amounts in excess of the free withdrawal amount:

                        (1) whenever you take a withdrawal from the Contract
                            Value (unless made within the 30-day window prior to the end of the current Guarantee Term);

                        (2) on the Annuity Date if the Annuity Date does not
                            fall within the 30-day window prior to the end of the current Guarantee Term; and

                        (3) when you transfer to a different Guarantee Term
                            (unless the amount is transferred within the 30-day window prior to the end of the current Guarantee
                            Term).

                      We determine the Market Value Adjustment by multiplying the amount you withdraw, transfer or apply to the monthly income benefit option or an Optional Payment Plan by the factor set forth below.

                                     ((1 + i) / (1 + j))/n/365/

                         n = the number of days from the date of surrender, partial withdrawal, transfer to another Guarantee Term or from the Annuity Date to the end of your current Guarantee Term.

                         i = the Guaranteed Interest Rate in effect for the current Guarantee Term.

                         j = the Guaranteed Interest Rate, determined at the time of surrender, partial withdrawal, transfer to another Guarantee Term or upon the Annuity Date, for a

                         Guarantee Term with a duration equal to "n." If we do not offer a Guarantee Term with a duration equal to "n," "j" will be a linear interpolation of the Guaranteed Interest Rates for Guarantee Terms with durations that immediately precede and follow "n." If we offer only Guarantee Terms with longer durations than "n," "j" will be the Guaranteed Interest Rate for the Guarantee Term with the shortest duration we offer. If we offer only Guarantee Terms with shorter durations than "n," "j" will be the Guaranteed Interest Rate for the Guarantee Term with the longest duration we offer.

                      A Market Value Adjustment may be positive, negative or result in no change. In general, if interest rates are rising, you bear the risk that any Market Value
                      Adjustment will likely be negative and reduce the amount available for the partial withdrawal, surrender or transfer. On the other hand, if interest rates are falling, it is more likely that you will receive a positive Market Value Adjustment that increases the amount available for partial withdrawal, surrender or transfer. In the event of surrender or payment under the monthly income benefit option or an Optional Payment
                      Plan, we will add or subtract any Market Value Adjustment from your Surrender Value to determine your Annuity Commencement Value. In the event of a partial withdrawal or transfer, we will add or subtract any Market Value Adjustment from the total amount withdrawn or transferred.

                      Illustrations of how the Market Value Adjustment works are included in Appendix A.

TRANSFERS             Once each contract year after the first contract year,
BEFORE THE END        you may transfer your entire Contract Value before the
OF A GUARANTEE        30-day window prior to the end of your current Guarantee
TERM                  Term to another Guarantee Term with a duration of five or
                      more years. The transfer will be effective as of the date we receive your request at our Home Office in a form acceptable to us. Your transfer will be subject to any applicable Market Value Adjustment. See the "Charges and
                      Other Deductions" provision of this prospectus.

Surrenders And Partial Withdrawals

                      You may take a partial withdrawal and/or surrender at any time before the Annuity Date. We will not process any partial withdrawal request that would reduce your Contract Value to less than $2,000. You may surrender your contract at any time. A partial withdrawal or surrender is effective as of the date we receive your request at our Home Office in a form acceptable to us.

                      Partial withdrawals and surrenders may be subject to a surrender charge and a Market Value Adjustment. See the "Charges and Other Deductions" provision of this prospectus. A partial withdrawal will also reduce your Death Benefit. See the "The Death Benefit" provision of this prospectus. Withdrawals of the free withdrawal amount are not subject to a surrender charge or a Market Value Adjustment.

                      In addition, you may be subject to income tax and, if you are younger than age 59 1/2 at the time of the surrender or partial withdrawal, a 10% penalty tax. A surrender or a partial withdrawal may also be subject to income tax withholding. See the "Federal Tax Matters" provision of this prospectus.

SYSTEMATIC            You may elect systematic withdrawals of interest credited
WITHDRAWALS           under the contract (in amounts of at least $100) on a
OF INTEREST           monthly, quarterly, semi-annual or annual basis.
                      Depending upon the frequency of the systematic withdrawals you elect, the monthly, quarterly, semi-annual or annual period immediately preceding a systematic withdrawal will be known as the systematic withdrawal period. The maximum amount available for any systematic withdrawal is the interest we credit under the contract during the prior systematic withdrawal period.
                      You may elect payments to begin at any time after the first systematic withdrawal period under the contract.
                      However, payments can begin no sooner than one systematic withdrawal period after the last withdrawal.

                      After payments begin, you may change the frequency and/or amount of your payments once per calendar quarter. To participate in a systematic withdrawal program, you must complete our authorization form. You can obtain the form from an authorized sales representative or our annuity Customer Service Center by calling the telephone number or writing to the address listed on page 1 of this prospectus.

                      Your systematic withdrawals may not exceed the maximum amount. If at any time the systematic withdrawal amount would exceed the maximum, we will lower the systematic withdrawal amount otherwise payable to equal the available maximum amount.

                      A systematic withdrawal program will terminate automatically when a systematic withdrawal would cause the remaining Contract Value to be less than $2,000. If a systematic withdrawal would cause the Contract Value to be less than $2,000, then we will not process that systematic withdrawal transaction. If any amount withdrawn pursuant to systematic withdrawals would be or becomes less than $100, we reserve the right to reduce the frequency of payments to an interval that would result in each payment being at least $100. You may discontinue systematic withdrawals at any time by notifying us in writing or by calling our Home Office at the address and telephone number listed on page 1 of the prospectus.

                      When you consider systematic withdrawals, please remember that each systematic withdrawal is subject to Federal income taxes on any portion considered gain for tax purposes. In addition, you may be assessed a 10% Federal penalty tax on systematic withdrawals if you are younger than age 59 1/2 at the time of the withdrawal.

                      Both partial withdrawals at your specific request and withdrawals under a systematic withdrawal program will reduce the free withdrawal amount.

                      Telephone withdrawals. You may take partial withdrawals from your contract by calling us, provided that we received your prior written authorization allowing us to process such telephone requests at our Home Office. However, you only can surrender your contract by writing our Home Office at the address listed on page 1 of this prospectus.

                      We will employ reasonable procedures to confirm that instructions we receive are genuine. Such procedures may include, among others:

                         . requiring you or a third party you authorized to
                           provide some form of personal identification before we act on the telephone instructions;

                         . confirming the telephone transaction in writing to
                           you or a third party you authorized; and/or

                         . tape recording telephone instructions.

                      If we do not follow reasonable procedures, we may be liable for any losses due to unauthorized or fraudulent instructions. We reserve the right to limit or prohibit partial withdrawal requests made by telephone.

                      To request a partial withdrawal by telephone, please call us at 1-800-352-9910.

                      Special note on reliability. Please note that the telephone system may not always be available. Although we have taken precautions to help our systems handle heavy use, we cannot promise complete reliability under all circumstances. If you are experiencing problems, you can make your transaction request by writing to our Home Office at the address listed on page 1 of this prospectus.

                      Surrender Value. The amount payable on surrender of your contract is the Surrender Value as of the date we receive your surrender request in a form acceptable to us modified by any Market Value Adjustment. The Surrender Value equals the Contract Value on the date we receive your request, less any applicable surrender charge and premium tax charge. We will pay the Surrender Value modified by any Market Value Adjustment in a lump sum, unless you elect one of the Optional Payment Plans. See the "Optional Payment Plans" provision of this prospectus. We may waive surrender charges upon surrender if you elect certain Optional Payment Plans. See the "Charges and Other Deductions" provision of this prospectus.

Charges and Other Deductions

                      We will deduct the charges described below to cover our costs and expenses, services provided, and risks assumed under the contracts. We incur certain costs and expenses for the distribution and administration of the contracts and for providing the benefits payable thereunder. The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designation of the charge. For example, surrender charges we collect may not fully cover all of the sales and distribution expenses we actually incur. We also may realize a profit on a charge.

SURRENDER             Surrenders and partial withdrawals may be subject to a
CHARGE                surrender charge. Generally, we will assess a surrender
                      charge as a percentage of Contract Value withdrawn or surrendered in excess of the free withdrawal amount.
                      After the third Contract Year, we will not assess a surrender charge on a surrender or withdrawal you request during the 30-day window prior to the end of your Guarantee Term.

                      The surrender charge percentage is as follows:

                                            Surrender Charge as a
                  Contract Year in Which    Percentage of Amount
               Surrender or Withdrawal Made       Withdrawn
               --------------------------------------------------
                            1                        6%
                            2                        6%
                            3                        5%
                            4                        4%
                            5                        3%
                       6 and after                   2%
                 Contract year prior to              1%
                 Annuity Commencement Date
               --------------------------------------------------

                      There is no surrender charge on the Annuity Commencement Date.

                      Waiver of Surrender Charge. We will waive the surrender charge if you surrender your contract and apply your Contract Value to one of the following Optional Payment
                      Plans:

                        (1) Plan 1 (Life Income with Period Certain);

                        (2) Plan 2 (Income for a Fixed Period of 5 or more
                            years); or

                        (3) Plan 5 (Joint Life and Survivor Income).

                      If you elect one of the above Optional Payment Plans, then the amount applied to the Optional Payment Plan will be the Contract Value, minus any premium tax, and modified by any Market Value Adjustment, if applicable.

                      You may also select Optional Payment Plan 3 or Plan 4 upon surrender, although we will assess surrender charges and any applicable premium tax against your Contract Value. We will apply the Surrender Value modified by any applicable Market Value Adjustment to the selected plan. See the "Optional Payment Plans" provision of this prospectus.

                      We will also waive the surrender charge arising from a surrender or partial withdrawal before Income Payments begin if, at the time we receive the request, we have received due proof that the Owner has a qualifying confinement to a state licensed or legally operated hospital or nursing facility for a minimum period as set forth in the contract (provided the confinement began at least 90 days after the Contract Date). A Market Value Adjustment is, however, assessed in accordance with the section below.

                      We will not impose the surrender charge upon your withdrawal of the free withdrawal amount.

                      Market Value Adjustment. Surrenders, partial withdrawals and transfers from one Guaranteed Term to another may be subject to a Market Value Adjustment. We assess the Market Value Adjustment on the proceeds payable or transferred. We will also apply a Market Value Adjustment in determining your Annuity Commencement Value. We calculate the Market Value Adjustment separately for each transaction.

                      We will not apply a Market Value Adjustment to the proceeds payable or transferred in the following cases:

                         . A surrender or partial withdrawal from a Guarantee
                           Term made during the 30-day window prior to the end of a Guarantee Term;

                         . If you elect a transfer of Contract Value from a
                           Guarantee Term to a new Guarantee Term during the 30-day window prior to the end of a Guarantee Term;

                         . Annuity commencement during the 30-day window prior
                           to the end of a Guarantee Term; or

                         . Payment of the free withdrawal amount.


DEDUCTIONS FOR        We will deduct charges for any premium tax or other tax
PREMIUM TAXES         levied by any governmental entity either from your
                      purchase payment or Contract Value when incurred or when we pay proceeds under the contract (proceeds include amounts received due to surrender, partial withdrawal, annuitization, and/or death).

                      The applicable premium tax rates that states and other governmental entities impose on the purchase of an annuity are subject to change by legislation, by administrative interpretation or by judicial action. These premium taxes depend upon the law of your state. The tax generally ranges from 0.0% to 3.5%.

COMMISSION            We sell the contracts through registered representatives
PAYMENTS              of broker-dealers. These registered representatives are
                      also appointed and licensed as insurance agents of the Company. We pay commissions to broker-dealers for selling the contracts. You do not directly pay these commissions, we do. We intend to recover the commissions, marketing, administrative and other expenses and the cost of contract benefits through fees and charges imposed under the contract. See the "Sales of the Contract" provision of this prospectus for more information.

The Death Benefit

DEATH BENEFIT         If any Owner (or Annuitant if the Owner is a non-natural
UPON DEATH            person) dies before the Annuity Date, the amount of
BEFORE THE            proceeds available is the death benefit.
ANNUITY DATE
                      The death benefit is calculated as of the date that we receive due proof of death. Until we receive complete written settlement instructions from the designated beneficiary, values will remain in the Guarantee Account.

                      Upon receipt of due proof of death (generally, due proof is a certified copy of the death certificate or a certified copy of the decree of a court of competent jurisdiction as to a finding of death), we will treat the death benefit in accordance with your instructions, subject to distribution rules and termination of contract provisions described elsewhere.

                      Unless otherwise distributed pursuant to the distribution rules stated below, we will pay death benefit proceeds in one lump sum unless the beneficiary elects an Optional Payment Plan. See the "Optional Payment Plans" provision of this prospectus.

DEATH BENEFIT         The death benefit equals the greater of:
AMOUNT
                         (1) the Contract Value; and

                         (2) the Surrender Value modified by any applicable
                             Market Value Adjustment.

                      The death benefit is calculated as of the date of receipt of due proof of death.

REQUIRED              General:  In certain circumstances, federal tax law
DISTRIBUTIONS         requires that distributions be made under the contract
                      upon the first death of:

                         . an Owner or Joint Owner; or

                         . the Annuitant or Joint Annuitant, if any Owner is a
                           non-natural person (an entity, such as a trust or corporation).

                      The discussion below describes the methods available for distributing the value of the contract upon death.


                      Designated Beneficiary: At the death of any Owner or any Annuitant, (if any Owner is a non-natural person), the person or entity first listed below who is alive or in existence on the date of death will become the designated beneficiary:



                         (1) Owner or Joint Owner(s);


                         (2) Primary beneficiary;

                         (3) Contingent beneficiary; or

                         (4) Owner's estate.

                      The designated beneficiary may choose one of the payment choices listed below, subject to the distribution rules stated below. If there is more than one designated beneficiary, we will treat each one separately in applying the tax law's rules described below.


                      Distribution Rules: Distributions required by Federal tax law differ depending on whether the designated beneficiary is the spouse of the deceased Owner or of the Annuitant, (if any Owner is a non-natural person). Upon receipt of due proof of death, the designated beneficiary will instruct us how to treat the proceeds subject to the distribution rules discussed below.



                         . Spouses -- If the designated beneficiary is the
                           surviving spouse of the deceased person, the contract may be continued with the surviving spouse as the new Owner, or the surviving spouse may receive any death benefit payable. The surviving spouse will become the Annuitant or he or she may designate a new Annuitant. At the death of the surviving spouse, this provision may not be used again, even if the surviving spouse remarries. In such case, the rules for non-spouses will apply.


                         . Non-Spouses -- If the designated beneficiary is not
                           the surviving spouse of the deceased person, the contract cannot be continued in force indefinitely. Instead, upon the death of any Owner (or any Annuitant, if any Owner is a non-natural person) payments must be made to (or for the benefit of) the designated beneficiary under one of the following payment choices:


                            (1) Receive the death benefit in a lump sum payment
                                upon receipt of due proof of death.



                            (2) Receive the Contract Value at any time during
                                the five-year period following the date of death through withdrawals or surrendering the contract. At the end of the five-year period, we will pay any remaining Contract Value in a lump sum. Contract Value will be modified for any Market Value Adjustment unless payment is made within the 30-day window prior to the end of the Guarantee Term. See the "Requesting Payments" provision in this prospectus.


                            (3) Apply the death benefit to provide an Income
                                Payment under Optional Payment Plan 1 or 2. The first Income Payment must be made no later than one year after the date of death. Also, the Income Payment period must be either the lifetime of the designated beneficiary or a period not exceeding the designated beneficiary's life expectancy.

                      If the designated beneficiary makes no choice within 30 days following receipt of due proof of death, we will pay the death benefit as a lump sum within the earlier of 5 years following the date of death or 60 days following receipt of due proof of death. If the designated beneficiary dies before we have distributed the entire death benefit, we will pay any value still remaining in a lump sum to the person named by the designated beneficiary. If no person is so named, we will pay the designated beneficiary's estate.


                      Under payment choices 1 and 2, the contract will terminate upon payment of all available proceeds. Under payment choice 3, this contract will terminate when we apply the Contract Value to provide Income Payments.


DEATH BENEFIT         If any Owner, Annuitant or payee dies after the Annuity
AFTER THE             Date, Income Payments will be made as stated in the
ANNUITY DATE          section discussing income benefits. See the "The Annuity
                      Commencement Date and Benefits at Annuity Date" provision of this prospectus.

The Annuity Commencement Date and Benefits at Annuity Date



THE ANNUITY           If any Annuitant is age 80 or younger when the contract
COMMENCEMENT          is issued, the Annuity Commencement Date cannot be
DATE                  earlier than the 10th Contract Anniversary and cannot be
                      later than the Contract Anniversary following the Annuitant's 90th birthday (or the younger Annuitant's
                      90th birthday if there is a Joint Annuitant), unless we approve a different age. If all Annuitants are 81 or older when the contract is issued, the Annuity
                      Commencement Date will be the 10th Contract Anniversary unless we approve a different date.


                      You may change the Annuity Commencement Date during any 30-day window prior to the end of your current Guarantee Term. The new Annuity Commencement date selected must meet the requirements stated in the paragraph above. To make a change, send written notice to our Home Office at the address located on page 1 of this prospectus before the end of your Guarantee Term. If you change the Annuity Commencement Date, the Annuity Commencement Date will then mean the new Annuity Commencement Date you select.


THE ANNUITY           If the Annuitant is still living on the Annuity Date, we
DATE                  will pay you or your designated payee the monthly Income
                      Payments described below beginning on that date. We may deduct premium taxes from your payments.


                      Monthly Income Payments are made under a life annuity payment plan with a period certain of 10 years, 15 years, or 20 years. If you do not select a period certain, we will use a life annuity payment plan with a 10-year period certain. The guaranteed amount payable will earn interest at 3% compounded yearly. We may decide at our sole discretion to pay a higher rate of interest. We will make Income Payments monthly unless you elect in writing quarterly, semi-annual or annual installments. Instead, you may choose to receive the Contract Value in one lump sum in which case we will terminate the contract. You may also choose to receive Income Payments under the Optional Payment Plans described below. Once Income Payments commence the amount and period of Income Payments cannot be changed.

Optional Payment Plans


                      You may apply your Surrender Value adjusted for any applicable Market Value Adjustment, Death Benefit proceeds or your Annuity Commencement Value to an Optional Payment Plan. If you surrender the contract and select Plan 1, Plan 2 (with a fixed period of 5 or more years), or Plan 5, then the amount applied to the Plan is the Contract Value, minus any premium tax modified by any applicable Market Value Adjustment. If the Annuity Date falls within the 30-day window prior to the end of the current Guarantee Term, we will not apply a Market Value Adjustment.


                      During the Annuitant's life, you (or the designated beneficiary at your death) can choose an Optional Payment Plan. If you change a designated beneficiary, your Plan selection will not remain in effect unless you request otherwise. Any election or change in a Plan must be sent to our Home Office in a form acceptable to us. We do not allow any changes after Income Payments begin. If an Optional Payment Plan has not been chosen at the death of the Owner (or Annuitant, if the Owner is a non-natural person), your designated beneficiary can choose a Plan when we pay the death benefit.

                      We will make Income Payments monthly unless you request otherwise. The amount of each payment under an Optional Payment Plan must be at least $100. Payments made under an Optional Payment Plan at the death of any Owner (or any Annuitant, if any Owner is a non-natural person), must conform to the rules as outlined in the "Death Benefit" provision.

                      We may make an age adjustment to determine the amount of your Income Payments. We will adjust the age according to the age adjustment table shown in your contract.

                      Fixed Income Payments. We will transfer proceeds applied to a fixed income option to our General Account. Payments made will equal or exceed those required by the state where we deliver the contract. We determine fixed Income Payments on the date we receive due proof of the Owner's death or on surrender. Payments under Optional Payment Plan 4 (Interest Income) will begin at the end of the first interest period after the date proceeds are otherwise payable.

                      Optional Payment Plans. The contract provides five Optional Payment Plans, each of which is payable on a fixed basis. If any payee is not a natural person, our consent must be obtained before selecting an Optional Payment Plan. Following are explanations of the Optional Payment Plans available.

                         Plan 1 -- Life Income with Period Certain. This option guarantees monthly payments for the lifetime of the payee with a minimum number of years of payments. If the payee lives longer than the minimum period, payments will continue for his or her life. The period can be 10, 15, or 20 years. Payments are determined according to the table in the Monthly Income Benefit section of the contract. Guaranteed amounts payable are determined assuming an interest rate of 3% compounded annually. We may increase this rate and the amount of any payment. The payee selects the designated period. If the payee dies during the minimum period, we will discount the amount of the remaining guaranteed payments at the same rate used in calculating Income Payments. We will pay the discounted amount in one sum to the payee's estate unless otherwise provided.

                         Plan 2 -- Income for a Fixed Period. This option guarantees periodic payments (monthly, quarterly, semi-annually or annually) for a fixed period not longer than 30 years. Payments will be made according to the table in the contract. Guaranteed amounts payable are determined assuming an interest rate of 3% compounded annually. We may increase this rate and the amount of any payment. If the payee dies, we will discount the amount of the remaining guaranteed payments to the date of the payee's death at the same rate used in calculating Income Payments. We will pay the discounted amount in one sum to the Payee's estate unless otherwise provided.

                         Plan 3 -- Income of a Definite Amount. This option provides periodic payments (monthly, quarterly, semi-annually or annually) of a definite amount to be paid. The amount paid each year must be at least $120 for each $1,000 of proceeds. Payments will continue until the proceeds are exhausted. The last payment will equal the amount of any unpaid proceeds. Unpaid proceeds will earn interest at 3% compounded annually. We may increase this rate. If we do, the payment period will be extended. If the payee dies, we will pay the amount of the remaining proceeds with earned interest in one sum to the payee's estate unless otherwise provided.

                         Plan 4 -- Interest Income. This option provides for periodic payments (monthly, quarterly, semi-annually or annually) of interest earned from the proceeds left with us. Payments will begin at the end of the first period chosen. Proceeds left under this plan will earn interest at 3% compounded annually. We may increase this rate and the amount of any payment. If the payee dies, we will pay the amount of remaining proceeds and any earned but unpaid interest in one sum to the payee's estate unless otherwise provided.

                         Plan 5 -- Joint Life and Survivor Income. This option provides for us to make monthly payments to two payees for a guaranteed minimum of 10 years. The settlement age of each payee must be at least 35 when payments begin. The amounts payable under this plan are determined assuming an interest rate of 3% compounded annually. We may increase this rate and the amount of any payment. Payments will continue as long as either payee is living. If both payees die before the end of the minimum period, we will discount the amount of the remaining payments for the 10-year period at the same rate used in calculating Income Payments. We will pay the discounted amount in one sum to the last surviving payee's estate unless otherwise provided.

Federal Tax Matters

INTRODUCTION          This part of the prospectus discusses the federal income
                      tax treatment of the contract. The federal income tax treatment of the contract is complex and sometimes uncertain. The federal income tax rules may vary with your particular circumstances. This discussion does not address all of the federal income tax rules that may affect you and your contract. This discussion also does not address other federal tax consequences, or state or local tax consequences, associated with a contract. As a result, you should always consult a tax advisor about the application of tax rules to your individual situation.

TAXATION OF           This part of the discussion describes some of the federal
NON-QUALIFIED         income tax rules applicable to non-qualified contracts. A
CONTRACTS             non-qualified contract is a contract not issued in
                      connection with a qualified retirement plan receiving special tax treatment under the Code, such as an individual retirement annuity or a section 401(k) plan.

                      Tax deferral on earnings. The federal income tax law does not tax any increase in an Owner's Contract Value until there is a distribution from the contract. However, certain requirements must be satisfied in order for this general rule to apply, including:

                       . An individual must own the contract (or the tax law
                         must treat the contract as owned by an individual); and


                       . The contract's Annuity Date must not occur near the
                         end of the Annuitant's life expectancy.


                      This part of the prospectus discusses each of these requirements.

                      Contracts not owned by an individual -- no tax deferral and loss of interest deduction. As a general rule, the Code does not treat a contract that is owned by an entity (rather than an individual) as an annuity contract for federal income tax purposes. The entity owning the contract pays tax currently on the excess of the Contract Value over the purchase payments paid for the contract. Contracts issued to a corporation or a trust are examples of contracts where the Owner pays current tax on the contract's earnings.

                      There are several exceptions to this rule. For example, the Code treats a contract as owned by an individual if the nominal owner is a trust or other entity that holds the contract as an agent for an individual. However, this exception does not apply in the case of any employer that owns a contract to provide deferred compensation for its employees.

                      In the case of a contract issued after June 8, 1997 to a taxpayer that is not an individual, or a contract held for the benefit of an entity, the entity will lose its deduction for a portion of its otherwise deductible interest expenses. This disallowance does not apply if the Owner pays tax on the annual increase in the Contract Value. Entities that are considering purchasing the contract, or entities that will benefit from someone else's ownership of a contract, should consult a tax advisor.

                      Age at which annuity payouts must begin. Federal income tax rules do not expressly identify a particular age by which annuity payouts must begin. However, those rules do require that an annuity contract provide for amortization, through annuity payouts, of the contract's purchase payments paid and earnings. If annuity payments begin on a date that the IRS determines does not satisfy these rules, interest and gains under the contract could be taxable each year as they accrue.

                      No guarantees regarding tax treatment. We make no guarantees regarding the tax treatment of any contract or of any transaction involving a contract. However, the remainder of this discussion assumes that your contract will be treated as an annuity contract for federal income tax purposes and that the tax law will not impose tax on any increase in your Contract Value until there is a distribution from your contract.

                      Partial withdrawals and surrenders. A partial withdrawal occurs when you receive less than the total amount of the contract's Surrender Value. In the case of a partial withdrawal, you will pay tax on the amount you receive to the extent of the gain in your contract, i.e. the excess Contract Value before the partial withdrawal over your "investment in the contract." (This term is explained below.) This income (and all other income from your contract) is ordinary income. The Code imposes a higher rate of tax on ordinary income than it does on capital gains.

                      A surrender occurs when you receive the total amount of the contract's Surrender Value. In the case of a surrender, you will pay tax on the amount you receive to the extent it exceeds your "investment in the contract."

                      Your "investment in the contract" generally equals the total of your purchase payments under the contract, reduced by any amounts you previously received from the contract that you did not include in your income.

                      In the case of systematic withdrawals, the amount of each withdrawal should be considered a distribution and each taxed in the same manner as a withdrawal from the contract.

                      There is some uncertainty regarding the tax treatment of the Market Value Adjustment when the Market Value Adjustment is applied. The IRS has authority to address this uncertainty. However, as of the date of this prospectus, the IRS has not issued any clarifying regulations. In the event of a withdrawal, to determine the extent to which your Contract Value exceeds your "investment in the contract," we will disregard the amount of the Market Value Adjustment.

                      Assignments and Pledges. The Code treats any assignment or pledge of (or agreement to assign or pledge) any portion of your Contract Value as a withdrawal of such amount or portion.

                      Gifting a contract. If you transfer ownership of your contract -- without receiving a payment equal to your Contract Value -- to a person other than your spouse (or to your former spouse incident to divorce), you will pay tax on your Contract Value to the extent it exceeds your "investment in the contract." In such a case, the new owner's "investment in the contract" will be increased to reflect the amount included in your income.

                      Taxation of annuity payouts. The Code imposes tax on a portion of each annuity payout (at ordinary income tax rates) and treats a portion as a nontaxable return of your "investment in the contract." We will notify you annually of the taxable amount of your annuity payout.

                      Pursuant to the Code, you will pay tax on the full amount of your annuity payouts once you have recovered the total amount of the "investment in the contract." If annuity payouts cease because of the death of the Annuitant and before the total amount of the "investment in the contract" has been recovered, the unrecovered amount generally will be deductible.

                      If proceeds are left with us (Optional Payment Plan 4), they are taxed in the same manner as a surrender. The Owner must pay tax currently on the interest credited on these proceeds. This treatment could also apply to Plan 3 if the payee is at an advanced age, such as age 80 or older.

                      Taxation of death benefits. We may distribute amounts from your contract because of the death of an Owner, a Joint Owner, or an Annuitant. The tax treatment of these amounts depends on whether the Owner, Joint Owner, or Annuitant dies before or after the contract's Annuity Date.

                      Before the contract's Annuity Date. If received under an annuity payout option, death benefits are taxed in the same manner as annuity payouts.

                      If not received under an annuity payout option, death benefits are taxed in the same manner as a withdrawal.

                      After the contract's Annuity Date. If received in accordance with the existing annuity payout option, death benefits are excludible from income to the extent that they do not exceed the unrecovered "investment in the contract." All annuity payouts in excess of the unrecovered "investment in the contract" are includible in income.

                      If received in a lump sum, the tax law imposes tax on death benefits to the extent that they exceed the unrecovered "investment in the contract" at that time.


                      Penalty taxes payable on partial withdrawals, surrenders, or annuity payments. The Code may impose a penalty tax equal to 10% of the amount of any payment from your contract that is included in your gross income. The Code does not impose the 10% penalty tax if one of several exceptions applies. These exceptions include withdrawals, surrenders, or annuity payments that:


                         . you receive on or after you reach age 59 1/2;

                         . you receive because you became disabled (as defined
                           in the tax law);

                         . a beneficiary receives on or after the death of the
                           Owner; or

                         . you receive as a series of substantially equal
                           periodic payments for the life (or life expectancy) of the taxpayer.

                      Special rules if you own more than one contract. In certain circumstances, you must combine some or all of the non-qualified contracts you own in order to determine the amount of an annuity payout, a surrender or a withdrawal that you must include in income. For example:

                         . if you purchase a contract offered by this
                           prospectus and also purchase at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract;

                         . if you purchase two or more deferred annuity
                           contracts from the same life insurance company (or its affiliates) during any calendar year, the Code treats all such contracts as one contract.

                      The effects of such aggregation are not clear. However, it could affect:


                         . the amount of a surrender, a withdrawal or an
                           annuity payment that you must include in income; and


                         . the amount that might be subject to the penalty tax
                           described above.

QUALIFIED             We also designed the contracts for use in connection with
RETIREMENT            certain types of retirement plans that receive favorable
PLANS                 treatment under the Code. Contracts issued to or in
                      connection with a qualified retirement plan are called
                      "qualified contracts." In considering the appropriateness of the contract for use as a qualified contract, you should take into account that this contract must be purchased with a single purchase payment. Generally, this requirement will limit use of the contract to situations involving a rollover or transfer from another qualified retirement plan. We do not currently offer all of the types of qualified contracts described, and may not offer them in the future. Prospective purchasers should contact our Home Office to learn the availability of qualified contracts at any given time.

                      The federal income tax rules applicable to qualified plans are complex and varied. As a result, this prospectus makes no attempt to provide more than general information about use of the contract with the various types of qualified plans. Persons intending to use the contract in connection with a qualified plan should obtain advice from a competent advisor.

                      Types of qualified contracts. Some of the different types of qualified contracts include:

                         . Individual Retirement Accounts and Annuities
                           ("Traditional IRAs");

                         . Roth IRAs;

                         . Simplified Employee Pensions ("SEPs");

                         . Savings Incentive Matched Plan for Employees
                           ("SIMPLE plans" including "SIMPLE IRAs");

                         . Public school system and tax-exempt organization
                           annuity plans ("403(b) plans");

                         . Qualified corporate employee pension and
                           profit-sharing plans ("401(a) plans") and qualified annuity plans ("403(a) plans");

                         . Self-employed individual plans ("H.R. 10 plans" or
                           "Keogh Plans"); and

                         . Deferred compensation plans of state and local
                           governments and tax-exempt organizations ("457 plans").

                      Terms of qualified plans and qualified contracts. The terms of a qualified retirement plan may affect your rights under a qualified contract. When issued in connection with a qualified plan, we will amend a contract as generally necessary to conform to the requirements of the type of plan. However, the rights of any person to any benefits under qualified plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the contract. In addition, we are not bound by the terms and conditions of qualified retirement plans to the extent such terms and conditions contradict the contract, unless we consent.

                      Treatment of qualified contracts compared with
                      non-qualified contracts.    Although some of the federal
                      income tax rules are the same for both qualified and non-qualified contracts, many of the rules are different. For example:

                         . The Code generally does not impose tax on the
                           earnings under either qualified or non-qualified contracts until received.

                         . The Code does not limit the amount of purchase
                           payments and the time at which purchase payments can be made under non-qualified contracts. However, the Code does limit both the amount and frequency of purchase payments made to qualified contracts.

                         . The Code does not allow a deduction for purchase
                           payments made for non-qualified contracts, but sometimes allows a deduction or exclusion from income for purchase payments made to a qualified contract.

                      The federal income tax rules applicable to qualified plans and qualified contracts vary with the type of plan and contract. For example:


                         . Federal tax rules limit the amount of purchase
                           payments that can be made and the tax deduction or exclusion that may be allowed for such purchase payments. These limits vary depending on the type of qualified plan and the circumstances of the plan participant, e.g., the participant's compensation.


                         . Under most qualified plans, e.g., 403(b) plans and
                           Traditional IRAs, the Owner must begin receiving payments from the contract in certain minimum amounts by a certain age, typically age 70 1/2. However, these "minimum distribution rules" do not apply to a Roth IRA.

                      Amounts received under qualified contracts. Federal income tax rules generally include distributions from a qualified contract in your income as ordinary income. Purchase payments that are deductible or excludible from income do not create "investment in the contract." Thus, under many qualified contracts there will be no "investment in the contract" and you include the total amount you receive in your income. There are exceptions. For example, you do not include amounts received from a Roth IRA if certain conditions are satisfied. For example, failure to comply with the minimum distribution rules applicable to certain qualified plans, such as Traditional IRAs, will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the qualified plan.

                      Federal penalty taxes payable on distributions. The Code may impose a penalty tax equal to 10% of the amount of any payment from your qualified contract that is includible in your income. The Code does not impose the penalty tax if one of several exceptions apply. The exceptions vary depending on the type of qualified contract you purchase. For example, in the case of an IRA, exceptions provide that the penalty tax does not apply to a withdrawal, surrender, or annuity payout:

                         . received on or after the Owner reaches age 59 1/2;

                         . received on or after the Owner's death or because of
                           the Owner's disability (as defined in the tax law);


                         . received as a series of substantially equal periodic
                           payments over the life (or life expectancy) of the taxpayer; or


                         . received as reimbursement for certain amounts paid
                           for medical care.

                      These exceptions, as well as certain others not described here, generally apply to taxable distributions from other qualified plans. However, the specific requirements of the exception may vary.

MOVING MONEY          Rollovers and transfers.  In many circumstances you may
FROM ONE              move money between qualified contracts and qualified
QUALIFIED             plans by means of a rollover or a transfer. Special rules
CONTRACT OR           apply to such rollovers and transfers. If you do not
QUALIFIED PLAN        follow the applicable rules, you may suffer adverse
TO ANOTHER            federal income tax consequences, including paying taxes
                      which you might not otherwise have had to pay. You should always consult a qualified advisor before you move or attempt to move funds between any qualified contract or plan and another qualified contract or plan.

                      Direct rollovers. The direct rollover rules apply to certain payments (called "eligible rollover distributions") from section 401(a) plans, section 403(a) or (b) plans, H.R. 10 plans, and qualified contracts used in connection with these types of plans. (The direct rollover rules do not apply to distributions from IRAs or certain section 457 plans.) The direct rollover rules require federal income tax equal to 20% of the eligible rollover distribution to be withheld from the amount of the distribution, unless the Owner elects to have the amount directly transferred to certain qualified contracts or plans.

                      Prior to receiving an eligible rollover distribution from us, we will provide you with a notice explaining these requirements and how you can avoid 20% withholding by electing a direct rollover.

FEDERAL               We will withhold and remit to the IRS a part of the
INCOME TAX            taxable portion of each distribution made under a
WITHHOLDING           contract unless the distributee notifies us at or before
                      the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, federal income tax rules may require us to withhold tax.
                      At the time you request a withdrawal, surrender, or annuity payout, we will send you forms that explain the withholding requirements.

CHANGES IN THE        This discussion is based on the Code, IRS regulations,
LAW                   and interpretations existing on the date of this
                      prospectus. Congress, the IRS, and the courts may modify these authorities, however, sometimes retroactively.

Requesting Payments


                      To request a payment, you must provide us with notice in a form satisfactory to us. We will ordinarily pay any partial withdrawal or surrender proceeds within seven days after receipt at our Home Office of a request in good order for a partial withdrawal or surrender. We also will ordinarily make payment of lump sum death benefit proceeds within seven days from the receipt of due proof of death, and receipt of all required forms. We will determine payment amounts as of the date on which our Home Office receives the payment request or due proof of death, and receipt of all required forms. We reserve the right to defer payments from the Guarantee Account or our General Account for a withdrawal and surrender for up to six months from the date we receive your payment request.


                      In most cases, when we pay death benefit proceeds in a lump sum, we will pay these proceeds either:

                         (1) to your designated beneficiary directly in the
                             form of a check; or

                         (2) by establishing an interest bearing account,
                             called the "GE Secure Access Account," for the designated beneficiary, in the amount of the death benefit proceeds payable.


                      When establishing the GE Secure Access Account we will send the beneficiary a checkbook within seven days after we receive all the required documents, and the beneficiary will have immediate access to the account simply by writing a check for all or any part of the amount of the death benefit proceeds payable. The GE Secure Access Account is part of our General Account. It is not a bank account and it is not insured by the FDIC or any other government agency. As part of our General Account, it is subject to the claims of our creditors. We receive a benefit from all amounts left in the GE Secure Access Account. If we do not receive instructions from the designated beneficiary with regard to the form of death benefit payment, we will automatically establish the GE Secure Access Account.


                      We may defer making any payments attributable to a check or draft that has not cleared until we are satisfied that the check or draft has been paid by the bank on which it is drawn.

Sales of the Contract


                      Capital Brokerage Corporation (doing business in Indiana, Minnesota, New Mexico, and Texas as GE Capital Brokerage Corporation) ("Capital Brokerage") is the distributor and principal underwriter of the Contracts. Capital Brokerage, a Washington corporation and an affiliate of ours, is located at 3001 Summer Street, 2nd Floor, Stamford, Connecticut 06905. Capital Brokerage is registered with the SEC under the Securities Exchange Act of 1934 (the "1934 Act") as a broker-dealer, and is a member of the NASD.


                      Capital Brokerage offers the contracts through its registered representatives who are registered with the NASD and with the states in which they do business. More information about Capital Brokerage and its registered persons is available at http://www.nasdr.com or by calling 1-800-289-9999. You also can obtain an investor brochure from NASD Regulation describing its Public Disclosure Program. Registered representatives with Capital Brokerage are also licensed as insurance agents in the states in which they do business and are appointed with the Company.

                      We pay commissions and other marketing related expenses associated with the promotion and sales of the contracts to Capital Brokerage. The amount of the commission varies but is not expected to exceed approximately 2% of your purchase payment. We may, on occasion, pay a higher commission for a short period of time as a special promotion. We pay commissions either as a percentage of the purchase payment at the time we receive it, as a percentage of Contract Value on an ongoing basis, or in some cases, a combination of both. The commission or a portion of it will be returned to us if the contract is surrendered during the first Contract Year.

                      We may offer a range of initial commission and persistency trail commission options (which will take into account, among other things, the length of the Guarantee Term). We may pay commissions on the election of subsequent guarantee terms if the Contract Value is applied to a subsequent guarantee term.

                      When a contract is sold through a registered representative of Capital Brokerage, Capital Brokerage passes through a portion of the sales commission to the registered representative who sold the contract. Because registered representatives of Capital Brokerage are also agents of ours, they may be eligible for various cash benefits, such as bonuses, insurance benefits and financing arrangements, and non-cash compensation programs that we offer, such as conferences, trips, prizes, and awards.


                      Capital Brokerage may enter into selling agreements with other broker-dealers (including our affiliate, Terra Securities Corporation) registered under the 1934 Act to sell the contracts. Under these agreements, the commission paid to the broker-dealer is not expected to exceed the amount described above. When a contract is sold through another broker-dealer, Capital Brokerage passes through the entire amount of the sales commission to the selling broker-dealer; that broker-dealer may retain a portion of the commission before it pays the registered representative who sold the contract.

                      We also may make other payments for services that do not directly involve the sales of the contracts. These services may include the recruitment and training of personnel, production of promotional literature, and similar services.

                      We intend to recover commissions, marketing, administrative and investment expenses and costs of contract benefits through charges imposed under the contracts. Commissions paid on the contracts, including other incentives and payments, are not charged directly to you.

Additional Information

OWNER                 The obligations to Owners under the contracts are ours.
QUESTIONS             Please direct your questions and concerns to us at our
                      Home Office at the address and telephone number listed on page 1 of this prospectus.

RETURN                Within the 20-day free-look period after you receive the
PRIVILEGE             contract, you may cancel it for any reason by delivering
                      or mailing it postage prepaid, to our Home Office, Annuity New Business, 6610 W. Broad Street, Richmond,
                      Virginia 23230. If you cancel your contract, it will be void. Unless state law requires that we return your purchase payment, the amount of the refund you receive will equal your purchase payment adjusted for any Market
                      Value Adjustment.

STATE                 As a life insurance company organized and operated under
REGULATION            the laws of the Commonwealth of Virginia, we are subject
                      to provisions governing life insurers and to regulation by the Virginia Commissioner of Insurance.

                      Our books and accounts are subject to review and examination by the State Corporation Commission of the Commonwealth of Virginia at all times. The Commission conducts a full examination of our operations at least every five years.

RECORDS AND           At least once each year, we will send you a report
REPORTS               showing information about your contract for the period
                      covered by the report. The report will show your purchase payment, Contract Value, Surrender Value, interest credited, withdrawals and charges made during the statement period. In addition, when you make your purchase payment and withdrawals, you will receive a written confirmation of these transactions.

OTHER                 We have filed a Registration Statement with the SEC,
INFORMATION           under the 1933 Act, for the contracts being offered here.
                      This prospectus does not contain all the information in the Registration Statement, its amendments and exhibits.
                      Please refer to the Registration Statement for further information about the Company and the contracts offered.
                      Statements in this prospectus about the content of contracts and other legal instruments are summaries. For the complete text of those contracts and instruments, please refer to those documents as filed with the SEC and available on the SEC's website at http://www.sec.gov.

Legal Proceedings




                      We, like other insurance companies, are involved in lawsuits, including class action lawsuits. In some class action and other lawsuits involving insurance companies, substantial damages have been sought and/or material settlement payments have been made. Except for the McBride case described below, management believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on our Consolidated Financial Statements.



                      On October 8, 2003, we agreed in principle to settle the case entitled McBride v. Life Insurance Co. of Virginia dba GE Life and Annuity Assurance Co. The McBride case was filed on November 1, 2000 in Georgia state court. On December 1, 2000, we successfully removed the case to the United States District Court for the Middle District of Georgia. The complaint was brought as a class action on behalf of current and former owners of certain of our universal life insurance policies, and alleges improper practices in connection with the sale and administration of those universal life policies. We vigorously deny liability with respect to the plaintiff's allegations. Nevertheless, to avoid the risks and costs associated with protracted litigation and to resolve our differences with contract holders, we agreed in principle on October 8, 2003 to settle the case on a nationwide class action basis. The settlement documents have not been finalized, nor has any proposed settlement been submitted to the proposed class and the United States District Court for approval, and a final settlement is not certain.



                      On a periodic basis, we evaluate and establish our best estimate of reserves for litigation and other contingencies. In connection with this litigation, we have accrued an additional reserve. While uncertainty exists, based on current information and circumstances, we believe that our reserve is within the range of reasonably foreseeable costs of bringing the matter to a conclusion.



                      Capital Brokerage Corporation, the principal underwriter, is not engaged in any litigation of any material nature.


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GE Life and Annuity Assurance Company


BUSINESS GE Life and Annuity Assurance Company (the "Company", "we", "us", or "our" unless context otherwise requires) is a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871 as The Life Insurance Company of Virginia. General Electric Capital Corporation ("GE Capital") acquired us from Aon Corporation on April 1, 1996. GE Capital subsequently contributed us to its wholly owned subsidiary, GE Financial Assurance Holdings, Inc., ("GE Financial Assurance") and ultimately the majority of the outstanding common stock to General Electric Capital Assurance Company ("GECA" or "GE Capital Assurance"). As part of an internal reorganization of GE Financial Assurance's insurance subsidiaries, the Harvest Life Insurance Company ("Harvest") merged into us on January 1, 1999. At this time we were renamed GE Life and Annuity Assurance Company. Harvest's former parent, Federal Home Life Insurance Company ("Federal"), received our common stock in exchange for its interest in Harvest.

                      We principally offer annuity contracts, guaranteed investment contracts, funding agreements, and life insurance. We do business in the District of Columbia and all states, except New York. Our principal offices are located at 6610 West Broad Street, Richmond, Virginia 23230.

                      We are one of a number of subsidiaries of GE Financial Assurance, a holding company that, through its subsidiaries, provides consumers financial security solutions by selling a wide variety of insurance, investment and retirement products, primarily in North America. Our product offerings are divided along two segments of consumer needs: (1) Retirement Income and Investments and (2) Protection. We also have a Corporate and Other segment, which consists primarily of net realized investment gains (losses), interest and other financing expenses, and unallocated corporate income and expenses.

                      As an integral part of GE Financial Assurance, we are able to leverage the strengths of an international organization. We do so to offer consumers a wide variety of products through the convenience of diverse distribution channels. In addition, we are able to utilize GE Financial Assurance's centers of excellence to provide world-class customer service within a competitive cost structure.

                      Our financial information, including the information contained in this report filed on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to the above mentioned reports, will be made available upon request. Alternatively, reports filed with the United States Securities and Exchange Commission ("SEC") may be viewed or obtained at the SEC Public Reference Room in Washington, D.C., or at the SEC's Internet site at www.sec.gov.

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OWNERSHIP             At December 31, 2003, all of our outstanding common stock
                      was owned directly and indirectly by GE Financial Assurance. GE Financial Assurance acquired approximately three percent of our outstanding common stock, pursuant to a Stock Purchase Agreement, dated November 18, 2003 by and between Phoenix Life Insurance Company and GE Financial Assurance. GE Capital Assurance and Federal both indirect subsidiaries of GE Financial Assurance, own approximately eighty-five percent and twelve percent of our outstanding common stock, respectively. GE Financial Assurance is a wholly owned, direct subsidiary of GEI, Inc., which in turn is a wholly owned direct subsidiary of GE Capital, which in turn is a wholly owned subsidiary of General Electric Capital Services, Inc., which in turn is a wholly owned direct subsidiary of General Electric Company ("GE"). At December 31, 2003, all of our outstanding non-voting preferred stock was owned by Brookfield Life Assurance Company Limited ("BLAC") as a result of a contribution on November 7, 2003 of our preferred shares by GE Financial Assurance. BLAC is a wholly owned direct subsidiary of GE Financial Assurance.


                      On November 18, 2003, GE issued a press release announcing its intention to pursue an initial public offering ("IPO") of a new company named Genworth Financial, Inc. ("Genworth") that will comprise most of its life and mortgage insurance operations, including us. GE filed a registration statement with the U.S. Securities and Exchange Commission in January 2004 and expects to complete the IPO in the first half of 2004, subject to market conditions and receipt of various regulatory approvals.


STRATEGY We believe that changes in demographics such as the increased number of baby boomers entering middle and late middle age, longer life expectancies due to healthy lifestyles and medical advances, and the reduction in government and employer-sponsored benefit programs have increased, and will continue to increase, the demand for innovative products and services to solve financial needs and challenges. Our strategy is designed to take advantage of these trends by offering a broad array of insurance and investment products and services to meet key consumer financial needs at each stage of life. We do this through two primary channels of distribution.

                      Our approach is to maintain distinct product and distribution capabilities designed to deliver innovative products and services that help consumers invest, protect, and retire. Most of our products are targeted at middle- to upper-income consumers. To date, we have operated entirely in the United States.

                      Our strategy is to be a consumer retirement income and personal protection provider through (i) intense customer focus, (ii) core growth of product capabilities, distribution reach, and service content, and (iii) cost and speed effectiveness. These elements are

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                      further supported by a strong foundation of operating
                      fundamentals. Our strategy consists of the following elements:

                         . Customer Focus.  We focus on two sets of customers:
                           (1) consumers and (2) distribution
                           partners/producers. Our core concept is to be customer needs driven and to simplify consumers' financial lives. To accomplish this, we offer not only products but also financial planning tools and education to enable personalized solutions that provide options and choices for consumers and their advisors. By providing financial solutions for every stage of a consumer's life, either directly or through our affiliates, we believe we will differentiate ourselves from our competitors and create an affinity with customers that will translate into lifetime relationships. Our products are designed to enable the growing retired population to convert their invested assets into reliable retirement income.

                         . Growth.  This element begins with our focus on
                           driving core business growth, building our distribution capabilities, and maintaining a broad range of fresh, innovative products and services. We focus on key customer groups and distribution channels that are well positioned to maximize marketplace penetration. We believe that our customers are becoming increasingly sophisticated in assessing their needs for savings, insurance, and retirement. Our products and services are designed to meet needs based on input from consumers and the distributors who service them. To obtain this input, we endeavor to create and maintain direct contact with both our key consumer and distribution groups. We see branding as increasingly important in the competitive financial services industry. We therefore actively promote the GE brand, which is highly attractive to consumers and distributors.

                           Our distribution strategy is focused on penetrating our targeted markets through three types of distribution methods: financial intermediaries, independent producers, and dedicated sales specialists.

                           Through each distribution method, we believe core growth will be driven by the following factors:

                           . strong product development;

                           . disciplined marketing and sales;

                           . expansion of specific distribution relationships;
                             and

                           . selective cross marketing of products.

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                           In addition, we believe our commitment to technology
                           investments has allowed us to capitalize on two fundamental opportunities to further accelerate our growth:

                             (1)making our existing businesses and ways of
                                serving consumers more effective by being faster and more cost efficient; and

                             (2)creating entirely new product and service
                                capabilities or processes to build new ways of reaching consumers and our distributors.

                           Although our primary focus is on increasing our sales of existing products by enhancing our marketing, new product development and service capabilities, and driving distribution efficiency, we will continue to consider opportunities to enter new markets. We believe entry into these new markets will be accomplished through:

                           . development of new products for sale through
                             existing or new channels;

                           . creation of new distribution segments; and

                           . alliances with entities with presence in
                             attractive markets or distribution channels.

                         . Cost and Speed Competitiveness.  We recognize that
                           consolidation in the financial services industry will create fewer, but larger, competitors. Our ability to effectively compete will be dependent upon many factors, including our ability to maintain or achieve operating scale and reduce our expenses through areas such as eliminating duplicate functions, utilizing affiliates in lower cost locations (such as India) to centralize back office processes, leveraging buying power, and the use of enhanced technology to achieve operational efficiencies. In addition, we believe the speed and responsiveness of business processes is critical to being competitive. While we believe that the diversity of GE Financial Assurance's distribution channels is also a competitive advantage, we recognize the need to coordinate our efforts with our affiliates to provide a unified face to our customers and distributors. We are committed to service excellence through the implementation of quality initiatives and technology to provide timely and efficient response to all consumer inquiries, needs, and requests. In addition, we are continuously analyzing means by which we can leverage technology. We believe the benefits from this initiative include improved customer service, expanded product and service offerings, and increased operating efficiency for both our customers and us. We believe that our continued success will be predicated upon our ability to achieve game-changing efficiencies through the use of new technologies, digital processes, and the Internet.

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                         . Strong Foundation of Operating Fundamentals.  Our
                           dedication to providing quality products to our customers rests on maintaining a strong risk management, compliance and controllership focus. We believe this focus provides a solid foundation for our successful execution of our business strategy. Risk management, compliance and controllership processes and practices have been a long-standing strength of ours. We have developed processes and practices appropriate for our operating businesses by leveraging the experience of the GE system. We maintain a dynamic system of internal controls designed to ensure financial reporting, appropriate design of products and management of in force blocks of business, sound investment management, adherence to compliances and regulatory practices, protection of physical and intellectual property, and efficient use of resources.

OPERATING             During the fourth quarter 2003, we redefined our
SEGMENTS              operating segments. Management realigned the business on
                      a product line and market basis to intensify its focus on return on equity, optimum deployment of capital and distribution effectiveness. As a result of this change, our operations are conducted under two reporting segments corresponding to customer needs: 1) Retirement Income and Investments and 2) Protection.

                      We also have a Corporate and Other segment, which consists primarily of net realized investment gains (losses), interest and other financing expenses, and unallocated corporate income and expenses.

RETIREMENT            Through our Retirement Income and Investments segment, we
INCOME AND            offer deferred annuities (variable and fixed), guaranteed
INVESTMENTS           investment contracts ("GICs") and funding agreements, and
SEGMENT               variable life insurance. We offer these products to a
                      broad range of consumers, generally aged 45 and older, who want to accumulate tax-deferred assets for retirement, desire a tax-efficient source of income during their retirement, and seek to protect against outliving their assets during retirement.

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Products


DEFERRED ANNUITIES    Purchase payments related to single and flexible purchase
                      payment deferred annuities are reported as deposit liabilities in accordance with accounting principles generally accepted in the United States of America ("U.S.
                      GAAP").



                      Variable Annuities. A variable annuity has an accumulation period and a payout period. Variable annuities allow the contract owner to allocate all or a portion of his account value to separate accounts that invest in investment accounts that are distinct from our general account and track the performance of available underlying mutual funds. Assets held in separate accounts supporting variable annuity contracts aggregated $7,765.8 million, $6,962.6 million, and $8,739.5 million, at December 31, 2003, 2002, and 2001, respectively. Our deposit liabilities not held in the separate account for variable annuities (i.e., amounts included in future annuity and contract benefits on the Consolidated Balance Sheets) were $2,689.3 million, $1,929.3 million, and $1,319.3 million as of December 31, 2003, 2002, and 2001, respectively. Our purchase payments received for variable annuities during these same periods were $1,822.6 million, $1,595.2 million, and $2,278.7 million, respectively.



                      Our variable annuity contracts permit the contract owner to withdraw all or part of the purchase payments paid, plus the amount credited to his account, subject to contract terms, such as surrender charges. The cash surrender value of a variable annuity contract depends upon the value of the assets that have been allocated to the contract, how long those assets have been in the contract and the investment performance of the mutual funds to which the contract owner has allocated assets.



                      Variable annuities provide us with fee-based revenue in the form of expense charges and, in some cases, mortality charges. These fees equal a percentage of the contract owner's assets in the separate account and typically range from 1.15% to 1.70% per annum. We also receive fees charged on assets allocated to our separate account to cover administrative costs, as well as a portion of the management fees from the underlying mutual funds in which assets are invested.



                      We also offer variable annuities with fixed account options and with bonus features. Variable annuities with fixed account options enable the contract owner to allocate a portion of his account value to the fixed account, which pays a fixed interest crediting rate. The portion of the account value allocated to the fixed account option represents general account liability for us and functions similarly to a traditional fixed annuity, whereas for the portion allocated to the separate account, the contractholder bears the investment risk. Our variable annuities with bonus features entitle the contract owner to an additional increase to his account value upon making a purchase payment. However, variable annuities with bonus features are subject to different surrender


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                      charge schedules and expense charges than variable
                      annuities without the bonus feature.


                      Variable annuity contracts provide for a guaranteed minimum death benefit, or GMDB, which provides the contract owner's survivors a minimum account value upon the contract owner's death. Our contract owners have the option to purchase at an additional charge a GMDB rider, which provides for richer death benefits. As of December 31, 2003, the account value of our variable annuities with GMDBs was approximately $10.5 billion, with related death benefit exposure of approximately $1.6 billion. We have reinsured approximately 63% of the account value and 86% of this in-force exposure. Assuming every contract owner died on December 31, 2003, as of that date, contracts with GMDB features not covered by reinsurance had an account value of $3.9 billion and a related death benefit exposure of $234 million net amount at risk. In addition to reinsurance, we establish reserves equal to the accumulated value of the charges for the benefit less any actual death benefit claims paid to date. We have self-insured the GMDB benefits over time, and we have no reinsurance coverage for policies issued after January 2003. In May 2003, we provided consumers with more choices by unbundling the types of GMDBs available and have priced each benefit separately. We will continue to monitor the importance of individual features and their pricing to meet customer needs that conform to company performance expectations.


                      We continually review potential new variable annuity products and pursue only those where we believe we can achieve targeted returns in light of the risks involved. For example, unlike several of our competitors, we have not offered variable annuity products with traditional guaranteed minimum income benefits, or GMIBs, or with guaranteed minimum accumulation benefits, or GMABs. Traditional GMIB products guarantee a specified minimum appreciation rate for a period of time after annuity payments commence. GMAB products guarantee a customer's account will be no less than the original investment at the end of the specified accumulation period, plus a specified interest rate.


                      Although we do not offer traditional GMIBs or GMABs, we have been able to capitalize on the demand for products with guarantees through our GE Retirement Answer product, or GERA(TM), which we launched in April 2002. GERA(TM) is a variable deferred annuity that has a minimum 10-year scheduled accumulation period for customers who desire guaranteed minimum income streams at the end of an accumulation period. If a contract owner makes the required scheduled purchase payments, he is guaranteed a minimum income stream at the end of the accumulation period. The actual income stream may exceed the guaranteed minimum based upon the performance of the underlying portfolios in the separate account. Based on key product design features, some of which have patents pending, we believe GERA(TM) allows us to provide our


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                      customers a guaranteed income annuity product that
                      mitigates a number of the risks that accompany guaranteed minimum income benefits offered by many of our competitors.


                      Fixed Annuities. We offer fixed single premium deferred annuities, or SPDAs, which provides for a single premium payment at time of issue, an accumulation period and an annuity payout period at some future date. During the accumulation period, we credit the account value of the annuity with interest earned at an interest rate, called the crediting rate. The crediting rate is guaranteed initially for a period of one to seven years, at the contract owner's option, and thereafter is subject to change based upon competitive factors, prevailing market rates and product profitability. Each contract also has a minimum guaranteed crediting rate. Our fixed annuity contracts are funded by our general account, and the accrual of interest during the accumulation period is generally on a tax-deferred basis to the owner. The majority of our fixed annuity contract owners retain their contracts for 5-10 years. After the period specified in the annuity contract, the contract owner may elect to take the proceeds from the annuity as a single payment or over time.



                      Our fixed annuity contracts permit the contract owner at any time during the accumulation period to withdraw all or part of the single premium paid, plus the amount credited to his account, subject to contract provisions such as surrender charges that vary depending upon the terms of the product. The contracts impose surrender charges that typically vary from 5.0% to 8.0% of the account value, starting in the year of deposit and decreasing to zero over a 5- to 7-year period. The contract owner also may withdraw annually up to 10% of the account value without penalty. Approximately $302.5 million, or 35% of the total account value of our fixed annuities as of December 31, 2003, were subject to surrender charges. Our purchase payment liabilities for fixed annuities as of December 31, 2003, 2002, and 2001 were $864.3 million, $944.9 million, and $1,030.0 million, respectively. Our purchase payments received for these same periods were $5.6 million, $59.2 million, and $99.2 million, respectively.



                      At least once each month, we set an interest crediting rate for newly issued SPDAs. We maintain the initial crediting rate for a minimum period of one year or the guarantee period, whichever is longer. Thereafter, we may adjust the crediting rate no more frequently than once per year for any given SPDA contract. Our in-force fixed annuity products (other than MVAs, defined below) generally have minimum guaranteed crediting rates ranging from 3.5% to 4.0% for the life of the contract, and currently we are crediting rates between 3.5% and 6.1% on a majority of those products. The most frequent minimum guaranteed crediting rate as of December 31, 2003, was 4.0%.


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                      A subset of our fixed annuities is the fixed market value
                      adjusted deferred annuity ("MVA"). This annuity is an SPDA with an MVA feature that increases or decreases the surrender value of the contract in the event that a contractholder surrenders the annuity prior to the end of the guarantee term. The MVA reflects changes in interest rates since the beginning of the guarantee term, thereby protecting us from losses due to higher interest rates at the time of surrender. Our MVA annuities generally have terms of 5, 7, 8, and 10 years. Interest rates credited on our in-force MVA contracts ranged from 3.0% to 6.5% during 2003. In 2003, issued MVA contracts had surrender charges of 6.0% of the account value starting in the year of policy issue and will decrease to zero at the annuity commencement date (generally age 90 or 10 years after issue). The owner may withdraw the previous 12 months of interest without penalty. At least once each month, we establish an interest-crediting rate for new MVA contracts. In determining our interest-crediting rate on new contracts, management considers our competitive position, prevailing market rates, and the profitability of the MVA annuity product. After contract issue, we maintain the initial crediting rate for the guarantee period. Thereafter, the contract may renew into any guarantee term from those that we offer. The minimum guaranteed crediting rate for the MVA annuity product is 3% for the life of the contract. The fixed MVA annuity was a new product in 2002. Our purchase payment liabilities as of December 31, 2003 and 2002 were $53.3 million and $47.9 million, respectively. Our purchase payments received for these same periods were $5.9 million and $47.1 million, respectively.



GUARANTEED            We offer guaranteed investment contracts, or GICs, and
INVESTMENT            funding agreements, which are deposit-type products that
CONTRACTS AND         pay a guaranteed return to the contract owner on
FUNDING               specified dates. GICs are purchased by ERISA-qualified
AGREEMENTS            plans, including 401(k) plans. Funding agreements are
                      purchased by institutional accredited investors for various kinds of funds and accounts that are not ERISA-qualified. Purchasers of funding agreements include money market funds, bank common trust funds and other corporate and trust accounts, and private investors in the U.S. and other countries. Our deposit liabilities for GICs and funding agreements as of December 31, 2003 and 2002 were $4,052 million and $5,263 million, respectively. Our new deposits received for the years ended December 31, 2003 and 2002 were $520.8 million and $724.9 million, respectively.



                      Substantially all our GICs allow for the payment of benefits at contract value to ERISA plan participants prior to contract maturity in the event of death, disability, retirement, or change in investment election. We carefully underwrite these risks before issuing a GIC to a plan and historically have been able to effectively manage our exposure to these benefit payments. Our GICs typically credit interest at a fixed interest rate and have a fixed-maturity generally ranging from two to six years. Contract owners may terminate our GICs upon 90 days' notice, but subject to an adjustment to the contract


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                      value for changes in the level of interest rates from the
                      time the GIC was issued. These options have rarely been exercised.

                      Our funding agreements generally credit interest on deposits at a floating rate tied to an external market index. To hedge our exposure to fluctuations in interest rates, we invest the proceeds backing floating-rate funding agreements in floating-rate assets. Some of our funding agreements are purchased by money market funds, bank common trust funds and other short-term investors. These funding agreements typically are renewed annually, and generally contain "put" provisions, through which either we or the contractholder has an option to terminate the funding agreement for any reason after giving notice within the contract's specified notice period, which is generally 90 days but can be less than 30 days. GE Capital has agreed to guarantee our obligations under funding agreements that were issued prior to November 18, 2003 and certain renewals with a final maturity on or before June 30, 2005. As of December 31, 2003, the aggregate amount outstanding of these funding agreements was approximately $1,187 million, of which those with put option notice periods of 90 days was $875 million, and those with put option notice periods of 30 days was $200 million. We issue the remainder of our funding agreements to trust accounts to back medium-term notes purchased by investors. These funding agreements contain no early termination provisions and typically are issued for terms of one to seven years. As of December 31, 2003, the aggregate amount of these types of funding agreements was $436.0 million.

                      The risk management process for funding agreements requires controls on both the liabilities and the assets supporting this product. The liabilities have limits on exposure to a customer, on "put" exposure to individual customers and on the overall portfolio put exposure. Further, we have established limits for exposure to asset types, maturity terms, index mismatch, and quality ratings. Collectively, we believe these risk management approaches provide for sound product line liquidity.


VARIABLE LIFE         We offer variable life insurance products that provide
INSURANCE             insurance coverage through a policy that gives the policy
                      owner flexibility in investment choices and, in some products, in premium payments and coverage amounts. Our variable life products enable the policy owner to allocate all or a portion of his premiums to separate accounts that invest in investment accounts that are distinct from our general account and track the performance of selected underlying mutual funds, including funds from Fidelity Investments, AIM
                      Investments, and GE Mutual Funds. There is no guaranteed minimum rate of return in these subaccounts, and the policy owner bears the entire risk associated with the performance of these subaccounts. Some of our variable life insurance products also permit the policy owner to allocate all or a portion of his account value to our general account, in which case we credit interest at specified


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                      rates, subject to certain guaranteed minimums, which are
                      comparable to the minimum rates in effect for our fixed annuities.


                      Similar to our variable annuity products, we collect specified mortality and expense charges, fees charged on assets allocated to the separate account to cover administrative services and costs, and a portion of the management fees from the various underlying mutual funds in which the assets are invested. We collect cost of insurance charges on our variable life insurance products to compensate us for the mortality risk of the guaranteed death benefit particularly in the early years of the policy when the death benefit is significantly higher than the value of the policy owner's account.



PROTECTION            Through our Protection segment, we offer universal life
SEGMENT               insurance, interest-sensitive whole life insurance, and
                      accident and health insurance. Life insurance products provide protection against financial hardship after the death of an insured by providing cash payment to the beneficiaries of the policy owner. Customers use accident and health insurance to protect their income and assets from the adverse economic impacts of significant health care costs.





PRODUCTS              We offer permanent life insurance products that provide
LIFE INSURANCE        protection for the entire life of the insured and allow
                      for cash value accumulation. These products include interest-sensitive whole life ("ISWL") and universal life insurance ("UL"). Our life insurance policies provide a death benefit payable upon death of the insured. Owners of permanent insurance pay premiums that are applied to their account value, net of any expense charges. We deduct cost of insurance charges, which vary by age, gender, plan, and class of insurance from the account value. We determine our cost of insurance each year in advance, which is subject to a maximum stated in each policy. The owner may access their account value through policy loans, partial withdrawals, or full surrender of the policy. Some withdrawals and surrenders are subject to surrender charges. Our premiums collected on life insurance in-force for the years ended December 31, 2003, 2002, and 2001 were $211.1 million, $211.8 million, and $238.8 million, respectively. First year premiums received for these same periods were $26.5 million, $28.1 million, and $37.5 million, respectively.


                      We credit the policyholder account value for ISWL and UL policies with interest at an interest rate we determine in advance and generally guarantee for a policy year at a time. Policies have a minimum credited interest rate, which varies by policy and ranges from 4.0% to 5.5%. ISWL and UL differ in two major ways. ISWL requires the contractholder to pay a fixed premium we determine each year, while UL allows a contractholder to determine the amount of premium to be paid, subject to certain minimum and maximum values. Also, the ISWL death benefit is fixed at issue, while the contractholder may decrease and (subject to evidence of good health) increase the death benefit on a UL policy.

ACCIDENT AND          The primary product in this line is Medicare supplement
HEALTH INSURANCE      insurance. Our Medicare supplement insurance provides
                      coverage for Medicare-qualified expenses that are not covered by Medicare because of applicable deductible or maximum limits. These products are sold to individuals through dedicated sales specialists.

PRODUCT/SERVICE       Our primary product service centers for creating and
CENTERS               servicing our products are located in Richmond and
                      Lynchburg, Virginia.

                      We leverage GE Financial Assurance's international presence to support these service centers through an affiliate's operations in India. The Indian operations provide call center support, internet assistance, and new business administration to promote cost efficiencies and to enhance customer service.

Financial Strength

                      Ratings with respect to financial strength have become an important factor in establishing the competitive position of insurance companies. Ratings are important to maintaining public confidence in us and our ability to market our products. The following reflects ratings for each of the rating agency's opinion of our financial strength, operating performance, and ability to meet our obligations to policyholders.


                              A.M. Best Rating    S&P Rating     Moody's Rating
                              ---------------- ----------------- ---------------
                               A+ (superior)   AA- (very strong) Aa3 (excellent)


                      A.M. Best states that its "A+" (superior) rating is assigned to those companies that have, in its opinion, a superior ability to meet their ongoing obligations to policyholders. The "A+" (superior) rating is the second-highest of fifteen ratings assigned by A.M. Best, which range from "A++" (superior) to "F" (in liquidation).

                      S&P states that an insurer rated "AA" (very strong) has very strong financial security characteristics that outweigh any vulnerabilities, and is highly likely to have the ability to meet financial commitments. The "AA" range is the second-highest of the four ratings ranges that meet these criteria, and also is the second-highest of nine financial strength rating ranges assigned by S&P, which range from "AAA" to "R". A plus (+) or minus (-) shows relative standing in a rating category.

                      Moody's states that insurance companies rated "Aa" (excellent) offer excellent financial security. Moody's states that companies in this group constitute what are generally known as high-grade companies. The "Aa" range is the second-highest of nine financial strength rating ranges assigned by Moody's, which range from "Aaa" to "C". Numeric modifiers are used to refer to the ranking within the group, with 1 being the highest and 3 being the lowest.

                      A.M. Best, S&P, and Moody's review their ratings periodically and we cannot assure you that we will maintain our current ratings in the future. Other agencies may also rate our company on a solicited or an unsolicited basis.

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


Marketing and Distribution

                      We distribute our products through an extensive and diversified distribution network comprised of the following channels:

                         . Financial intermediaries, including banks,
                           securities brokerage firms, and independent broker/dealers;

                         . Independent producers, including brokerage general
                           agencies, affluent market producer groups and specialized brokers; and

                         . Dedicated sales specialists, including long-term
                           care sales agents and affiliated networks of both accountants and personal financial advisers.

                      We believe this access to a variety of distribution channels enables us to respond effectively to changing consumer needs and distribution trends. We have strategically positioned our multi-channel distribution network to capture a broad share of the distributor and consumer markets and to accommodate different consumer preferences in how to purchase insurance and financial services products.

                      GE Financial Assurance has developed a web portal called GEFinancialPro.com for our distribution channels and for those of our affiliates. This web portal improves productivity for financial intermediaries and agents by enabling business submissions, account tracking, and status updates through the Internet. In addition, GE Financial Assurance has developed GEFinancialService.com, for intermediaries and consumers. This site provides similar services for these customers, giving them the ability to change information like addresses and their investment accounts online.

FINANCIAL             Financial Intermediaries.  Banks and securities brokerage
INTERMEDIARIES        firms are a significant channel for our fixed and
                      variable annuities, and life insurance products. This channel is focused on the growing retirement income market and has increased the sales force to capture a larger share of the variable annuity marketplace.
                      Approximately 20% of our variable annuity product sales in 2003 were through two national stock brokerage firms.
                      However, we do not believe that the loss of such business would have a long-term adverse effect on our business and operations due to our competitive position in the marketplace, the availability of business from other distributors, the growth of the independent broker-dealer and financial planner channels, and our mix and penetration of other products.

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




INDEPENDENT           BGAs.  We, as well as our affiliates, distribute many of
PRODUCERS             our products through more than 250 independent insurance
                      brokerage firms located throughout the United States.
                      These BGAs market our products through licensed insurance agents or brokers, who also represent other companies. We believe our consistent commitment to this system has helped us earn a reputation as a leading provider of insurance products among BGAs.

                      Financial Planners, Accountants, and Affluent Market Producer Groups. We sell some of our products through financial planners, accountants, and affluent market producer groups. These groups emphasize providing investment and insurance products to middle and upper income individuals. We believe that financial planners, accountants, and affluent market producer groups present a sound opportunity for growth within the intermediary distribution channel.

                      Specialized Brokers. We sell GICs via fund managers, employee benefit investment advisors, directly to large employee benefit plans, and through GIC brokers. We sell funding agreements directly, as well as through brokers.

DEDICATED SALES       Our dedicated sales forces consist primarily of
SPECIALISTS           non-employees who sell some of our products on an
                      exclusive basis. All non-employee dedicated sales force agents are affiliated with an insurance agency. We compensate dedicated sales forces primarily on a commission basis.

                      These agents develop customized solutions for customers' future financial requirements by using our annuity and life insurance products. They offer customers financial profiles to assist their understanding and development of financial objectives. They identify prospective customers through:

                         . direct mail solicitation;

                         . educational seminars;

                         . policyholder referrals; and targeted promotions
                           linked to our national advertising campaigns.

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


Competition

                      We operate in a highly competitive environment. We believe GE Financial Assurance has assembled a unique collection of products and distribution channels, in which we participate. Many other companies actively compete for sales in our markets, including other major insurers, banks, other financial institutions, mutual fund and money asset management firms, and specialty providers. In many of our product lines, we face competition from competitors that have greater market share or breadth of distribution, offer a broader range of products, services or features, assume a greater level of risk, have lower profitability expectations, or have higher claims paying ratings than we do. Many competitors offer similar products and use similar distribution channels. The substantial expansion of banks' and insurance companies' distribution capacities and expansion of product features in recent years has intensified pressure on margins and production levels and has increased the level of competition in many of our business lines.

                      We believe competition is based on several factors, including product features, customer service, brand reputation, penetration of key distribution channels, breadth of product offering, product innovations, and price.

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


Risk Management, Compliance, and Controllership

                      Risk management is a critical part of our business, and we have adopted rigorous risk management processes in virtually every aspect of our operation, including product development, underwriting, investment management, asset-liability management, and technology development projects. For example, our commitment to risk management processes, compliance, and controllership processes include requiring underwriting of all new products and reviews of all existing product performance, both of which are reviewed by a team of risk managers and actuaries. In addition, both internal and external periodic reviews of our products, internal processes, and pricing strategies are conducted. We also have obtained Insurance Marketplace Standards Association ("IMSA") certification and have committed to engrain compliance into each and every business function that touches our customers. Our compliance objective is not to just comply with rules and regulations but also demonstrate a level of business integrity that instills consumer trust in our products and in the insurance industry in general. In recognition of this commitment, we have received the American Council of Life Insurers highest award for integrity, the ACLI Integrity First Award, two of the last three years.

                      We maintain a dynamic system of disclosure controls and procedures, including internal controls over financial reporting designed to ensure reliable financial record-keeping, transparent financial reporting and disclosure, and protection of physical and intellectual property. We utilize internal auditors who conduct various audits each year. Senior management oversees the scope and results of these reviews. We continuously reinforce key employee responsibilities around the world through GE's integrity policies, which requires compliance with law and policy, including financial integrity and avoiding conflicts of interest. These integrity policies are provided to each employee. The team of internal auditors conducts extensive inquires into compliance with these policies. A strong compliance culture requires employees to raise any concerns and prohibits retribution for doing so. All employees, including top management, are accountable for compliance with integrity policies.

                      We are keenly aware of the importance of full and open presentation of our financial position and operating results. To facilitate this, we maintain a Disclosure Committee, which consists of senior executives who possess exceptional knowledge of our business. We have asked this Committee to evaluate our disclosure controls and procedures, as well as the completeness and accuracy of our financial disclosures, and to report their findings to us.

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


Underwriting and Pricing

                      Insurance underwriting involves a determination of the type and amount of risk that an insurer is willing to accept. Our underwriters evaluate each policy application on the basis of the information provided by the applicant and others. We follow detailed and uniform underwriting practices and procedures, including using certified digital underwriting applications, designed to properly assess and quantify risks before issuing coverage to qualified applicants. The long-term profitability of our products is affected by the degree to which future experience deviates from these assumptions. We generally do not underwrite individual lives in our annuity products, other than some income annuities. Instead, we price our products based upon our expected investment returns and our expectations for mortality, longevity, and persistency for the group of our contractholders as a whole, taking into account mortality improvements in the general population and our historical experience. We price variable and immediate deferred annuities by analyzing longevity and persistency risk, volatility of expected earnings on our assets under management, and the expected time to retirement. We price our GICs using pricing models that estimate both expected cash flows and likely variance from those expectations caused by reallocations of assets by plan participants. We price fixed income annuities using our mortality experience and assumptions regarding continued improvement in annuitant longevity, as well as assumptions regarding investment yields at the time of issue and thereafter.

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


Reserves

                      We calculate and maintain as liabilities actuarially determined reserves that are calculated to meet our future obligations. Future benefit liabilities for traditional long-duration life insurance contracts and accident and health insurance are based on assumptions with regard to interest, mortality, morbidity, and voluntary withdrawal, and are determined at the date of issue of the policy or date of acquisitions, and may include margins for adverse deviation. These assumptions are appropriate for the contracts being valued, and are computed such that, the reserve amounts, together with additions from premiums to be received and with interest on such reserves compounded annually at certain assumed rates, are expected to be sufficient to meet our policy obligations for withdrawal, morbidity, and death.

                      Future benefit liabilities for non-traditional long duration contracts such as interest sensitive life, variable annuities, and variable life insurance, are generally based on policyholder account values, to include premiums collected, interest credited, deduction of policy charges, and market performance. Reserves for guaranteed minimum death benefits for variable annuities are based on accumulated charges less claims. Reserves include contract reserves, unearned premiums, due and unpaid premiums, premium deposits, claims reported but not yet paid, and claims incurred but not reported.

                      The stability of non-traditional long duration contract reserves on contracts such as interest sensitive life, variable annuities, and variable life insurance is enhanced by policy restrictions on the withdrawal of funds. Withdrawals in excess of allowable penalty-free amounts are generally assessed a surrender charge during a penalty period ranging up to 10 years. Depending on the product, the basis for surrender charges can be a percentage of premium, a percentage of accumulation value, or a factor related to face amount of insurance. Such percentages and factors generally decrease gradually during the penalty period. Surrender charges are set at levels to protect us from loss on early terminations. This lengthens the effective duration of policy liabilities and improves our ability to maintain profitability on such policies. For traditional long duration contracts, funds are either not available for withdrawal or are based on fully withdrawable fixed tables of surrender values.

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


Reinsurance

                      We follow the industry practice of reinsuring (ceding) portions of our insurance risks with reinsurance companies. The use of reinsurance permits us to write policies in amounts larger than the risk we are willing to retain and also to continue writing a larger volume of new business. The maximum amount of individual life insurance we normally retain on any one insured with an issue age up to and including 75 is $1 million and for issue ages over 75 is $100,000. Certain accident and health insurance policies are reinsured on either a quota share or excess of loss basis. We also used reinsurance for our GMDB options offered in variable annuities. We cede insurance primarily on an "automatic" basis, under which risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria. To a lesser extent, we cede insurance risks on a "facultative" basis, under which the reinsurer's prior approval is required on each risk reinsured. Use of reinsurance does not discharge us, as the insurer, from liability on the insurance ceded. We, as the insurer, are required to pay the full amount of our insurance obligations even in circumstances where we are entitled or able to receive payments from our reinsurer. At December 31, 2003, we had approximately 41% and 31%, respectively, of our variable annuity and life insurance net at risk exposures reinsured with one company.

Regulation

GENERAL               Our insurance business is subject to comprehensive state
REGULATION AT         regulation and supervision throughout the United States.
STATE LEVEL           The laws of the various jurisdictions establish
                      supervisory agencies with broad administrative powers with respect to, among other things, licensing to transact business, licensing agents, admitting of assets, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, fixing maximum interest rate on life insurance policy loans and minimum rates for accumulation of surrender values, restricting certain transactions between affiliates, and regulating the type, amounts, and valuations of investments permitted.

                      State statutory and regulatory restrictions limit the amount of dividends or distributions an insurance company may pay to its shareholders without regulatory approval.

                      Virginia, our state of domicile, allows insurance companies domiciled in the state to pay dividends up to the lesser of 10% of prior year statutory surplus or 100% of prior year statutory net gain from operations. Dividends paid or distributed within any twelve consecutive months in excess of the prescribed limits are deemed extraordinary and require formal approval by the Commonwealth of Virginia State Corporation Commission, Bureau of Insurance (the "Commission").

                      Virginia insurance laws provide that no person may acquire control of us without the prior approval of the Commission. Any person who acquires beneficial ownership of 10% or more of our voting securities would be presumed to have acquired control. However, the Commission may, upon application, determine otherwise.

                      We are required to file detailed annual statements with the Commission and with insurance supervisory departments in each of the jurisdictions in which we do business. Our operations and accounts are subject to examination by these departments at regular intervals. We prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the Commission, our principal insurance regulator. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules.

                      The NAIC has established risk-based capital ("RBC") standards to determine the amount of Total Adjusted Capital (as defined by NAIC) that an insurance company must have, taking into account the risk characteristics of such company's investments and liabilities. The formula establishes a standard of capital adequacy that is related to risk. The RBC formula establishes capital requirements for four categories of risk: asset risk, insurance risk, interest rate risk and business risk. For each category, the capital requirements are determined by applying specified factors to various assets, premium, reserve and other items, with the factor being higher for items with greater underlying risk and lower for items with less risk. The formula is used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized companies for the purpose of initiating regulatory action. At December 31, 2003, the company had total adjusted capital in excess of amounts requiring company action or any level of regulatory action at any prescribed RBC Level.

REGULATORY            State insurance regulators and the NAIC are continually
INITIATIVES           re-examining existing laws and regulations, with a
                      specific focus on insurance company investments and solvency issues, risk-adjusted capital guidelines, interpretation of existing laws, development of new laws, implementation of non-statutory guidelines, and circumstances under which dividends may be paid.

                      These initiatives may be adopted by the various states in which we are licensed. However, the ultimate content and timing of any statutes and regulations adopted by the states cannot be determined at this time. It is impossible to predict the future impact of changing state and federal regulations on our operations. In addition, there can be no assurance that existing or future insurance-related laws and regulations will not become more restrictive.

REGULATION AT         Although the federal government does not directly
FEDERAL LEVEL         regulate the business of insurance, federal legislation
                      and administrative policies in several areas, including financial services regulation, pension regulation, and federal taxation, can significantly and adversely affect the insurance industry and our business.

                      For example, the federal government has from time to time considered other legislative or regulatory changes that could affect us. This includes:

                         . legislation relating to the deferral of taxation on
                           the accretion of value within certain annuity and life insurance products;

                         . changes in ERISA regulations; and

                         . the alteration of the federal income tax structure.

                      The ultimate effect of any of these changes, if implemented, is uncertain. However, both the persistency of our existing products and our ability to sell products may be materially impacted in the future.

                      Another example is the implementation of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). HIPAA established various requirements related to health benefit plans including medical, dental, and long-term care insurance plans. It generally applies to insurers, providers, and employers. When enacted in 1996, its initial focus was on health benefit plan portability. HIPAA also contains administrative simplification and privacy provisions that were designed to encourage the electronic exchange of health care information and the protection of personal health information. The privacy provisions are to be implemented through regulations issued by the Secretary of Health and Human Services, which regulations were issued in December 2000. HIPAA provides for significant fines and other penalties for wrongful disclosure of protected health information. We have modified certain aspects of our infrastructure and procedures to comply with the new requirements.

SECURITIES LAWS       Some of our policies and contracts are subject to
                      regulation under the federal securities laws administered by the SEC and certain state securities laws. Some of our separate accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended. Some of our annuity contracts and all of our variable life insurance policies are registered under the Securities Act of 1933, as amended. Distribution of our variable products is subject to broker-dealer regulation by the SEC and the NASD, Inc.

                      Federal and state securities laws and regulations are primarily intended to benefit owners of our variable annuity and variable life insurance products. These laws and regulations generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with these laws and regulations. In such event, the possible sanctions that may be imposed include suspension of individual employees, suspension or revocation of one or more registered separate account's registration as an investment company, censure, and fines.

ERISA We provide certain products and services to certain employee benefit plans that are subject to ERISA or the Internal Revenue Code of 1986, as amended. As such, our activities are subject to the restrictions imposed by ERISA and the Internal Revenue Code, including the requirement under ERISA that fiduciaries must perform their duties solely in the interests of ERISA plan participants and beneficiaries and the requirement under ERISA and the Internal Revenue Code that fiduciaries may not cause a covered plan to engage in certain prohibited transactions with persons who have certain relationships with respect to such plans. The applicable provisions of ERISA and the Internal Revenue Code are subject to enforcement by the U.S. Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation.

U.S. PATRIOT ACT      The USA Patriot Act of 2001, or the Patriot Act, enacted
                      in response to the terrorist attacks on September 11, 2001, contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker/dealers and other financial services companies including insurance companies. The Patriot Act seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside of the U.S. contain similar provisions. The increased obligations of financial institutions to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, require the implementation and maintenance of internal practices, procedures and controls. We believe that we have implemented, and that we maintain, appropriate internal practices, procedures and controls to enable us to comply with the provisions of the Patriot
                      Act.

PRIVACY OF            U.S. federal and state laws and regulations require
CONSUMER              financial institutions, including insurance companies, to
INFORMATION           protect the security and confidentiality of consumer
                      financial information and to notify consumers about their policies and practices relating to their collection and disclosure of consumer information and their policies relating to protecting the security and confidentiality of that information. Similarly, federal and state laws and regulations also govern the disclosure and security of consumer health information. In particular, regulations promulgated by the U.S. Department of Health and Human Services regulate the disclosure and use of protected health information by health insurers and others, the physical and procedural safeguards employed to protect the security of that information, and the electronic transmission of such information. Congress and state legislatures are expected to consider additional legislation relating to privacy and other aspects of consumer information.

FORWARD-LOOKING       This document includes certain "forward-looking
STATEMENTS            statements" within the meaning of the Private Securities
                      Litigation Reform Act of 1995. Forward looking statements include statements which represent our belief regarding potential investments gains and losses, recoverability of intangible assets, the effects of competition, the impact of adopting accounting rules, the risk profile of our products, the effectiveness of our liability assets management program, and the adequacy of reserves. These statements are based on our current expectation and are subject to uncertainty and changes in circumstances.
                      Actual results may differ materially from these expectations due to changes in global economic, business, competitive market, and regulatory factors, many of which are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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Properties

                      We conduct our business from various facilities, all of which are leased except for one building in Richmond, Virginia, which we own.

Legal Proceedings

                      We, like other insurance companies, are involved in lawsuits, including class action lawsuits. In some class action and other lawsuits involving insurance companies, substantial damages have been sought and/or material settlement payments have been made. Except for the McBride case described below, the ultimate outcome of which, and any effect on us, cannot be determined at this time, management believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on our Consolidated Financial Statements.

                      We were named as a defendant in a lawsuit, McBride v. Life Insurance Co. of Virginia dba GE Life and Annuity Assurance Co., related to the sale of universal life insurance policies. The complaint was filed on November 1, 2000 as a class action on behalf of all persons who purchased certain of our universal life insurance policies and alleges improper practices in connection with the sale and administration of universal life policies. The plaintiffs sought unspecified compensatory and punitive damages. On December 1, 2000, we removed the case to the U.S. District Court for the Middle District of Georgia. No class has been certified. We have vigorously denied liability with respect to the plaintiff's allegations. Nevertheless, to avoid the risks and costs associated with protracted litigation and to resolve our differences with policyholders, we agreed in principle on October 8, 2003, to settle the case on a nationwide class action basis. The settlement provides benefits to the class, and allows us to continue to serve our customers' needs undistracted by disruptions caused by litigation. The settlement documents have not been finalized, nor has any proposed settlement been submitted to the proposed class or for court approval, and a final settlement is not certain. In the third quarter of 2003, we accrued $50 million in reserves relating to this litigation, which represents our best estimate of bringing this matter to conclusion. The precise amount of payments in this matter cannot be estimated because they are dependent upon court approval of the class and related settlement, the number of individuals who ultimately will seek relief in the claim form process of any approved class settlement, the identity of such claimants and whether they are entitled to relief under the settlement terms and the nature of the relief to which they are entitled.

                                      69

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Submission of Matters to a Vote of Security Holders

                      Information omitted in accordance with General Instruction I (2)(c).

Market For the Registrant's Common Equity and Related Shareholder Matters

                      At December 31, 2003, all of our common stock, our sole class of common equity on the date hereof, is owned by GE Financial Assurance, GE Capital Assurance, and Federal. Accordingly, there is no public trading market for our common equity.

                      As previously discussed, our ability to pay dividends is restricted by state insurance law (See "Regulation, General Regulation at State Level").

Selected Financial Data

                      Information omitted in accordance with General Instruction I (2)(a).

Management's Discussion and Analysis of Results of Operations and Financial Condition

                      The following analysis of the consolidated financial condition and results of our operations should be read in conjunction with our Consolidated Financial Statements and the notes thereto included herein.

OPERATING             Year Ended December 31, 2003 Compared to
RESULTS               Year Ended December 31, 2002

                      Overview. Net earnings in 2003 were $19.7 million, a $96.1 million, or 83%, decrease from 2002. The decrease is partially due to a reserve accrual of $50.0 million ($33.0 million after tax) associated with a settlement agreement in principle that we reached on October 8, 2003, in connection with a putative class action lawsuit. Additionally, the timing of the equity market changes in 2003 as compared to 2002 adversely impacted our product fee revenues. Lower interest rates during the year have resulted in lower investment yields on our fixed maturity portfolio, partially offset by reduced interest crediting rates on certain of our contracts and policies.

                      Net investment income. Net investment income decreased $62.2 million, or 10.4%, to $538.0 million in 2003 from $600.2 million in the prior year. These decreases are primarily a result of a decrease in weighted average investment yields to 4.67% in 2003 from 5.23% in 2002 due to the overall declining interest rate environment.

                      Net realized investment gains. Net realized investment gains (losses) consist of gross realized investment gains and gross realized investment (losses), including charges related to impairments. Net realized investment gains (losses) decreased $51.4 million to $3.9 million in 2003 from $55.3 million in 2002. For 2003, gross realized gains and (losses) were $80.2 million and $(76.3) million, respectively. Realized losses for 2003 included $26.4 million of impairments that were primarily attributable to fixed-maturity and equity securities. For 2002, gross realized gains and (losses) were $181.1 million and $(125.8) million, respectively. Included in these gains were $17.6 million related to a securitization transaction conducted by our indirect parent. Realized losses for 2002 included $77.4 million of impairments, primarily attributable to fixed-maturity and equity securities that included $29.5 million of impairments on securities issued by WorldCom Inc. and its affiliates.

                      Cost of insurance. Cost of insurance increased $27.3 million, or 21.7% to $153.1 million in 2003 from $125.8 million in 2002. The increase was primarily due to premium refunds received from a terminated reinsurance treaty.

                      Variable product fees. Variable product fees decreased $7.6 million, or 6.7%, to $106.3 million in 2003 from $113.9 million in 2002. The decrease in variable product fees primarily resulted from a decrease in the daily average separate account values.

                      Other income. Other income decreased $9.4 million, or 20.9%, to $35.5 million in 2003 from $44.9 million in 2002. The decrease was partly attributable to lower surrender fee income on variable annuity products.

                      Interest credited. Interest credited represents interest credited on behalf of policyholder and contractholder general account balances. Interest credited decreased $51.5 million, or 11.1%, to $410.6 million for 2003 from $462.1 million for 2002. This decrease was primarily attributable to the decline in GICs and funding agreements product liabilities and crediting rates, offset in part by an increase in interest credited resulting from more variable annuity policyholders selecting the fixed account option on their contracts, on which we credit interest. The decrease in interest credited was also the result of a reduction in our weighted average crediting rates to 4.0% for 2003 from 4.29% for 2002.

                      Our weighted average crediting rates for interest-sensitive life products decreased to 5.2% in 2003 from 5.78% for the prior year. Changes in our base crediting rates are implemented in response to changes in market conditions, the prevailing interest rate environment, contractual provisions, and other factors. We monitor market conditions closely and reset interest crediting rates as deemed appropriate in accordance with the terms of the underlying contracts. During the year, the crediting rates on a number of fixed annuity blocks were reduced to their guaranteed minimum crediting rates.

                      Benefits and other changes in policy reserves. Benefits and other changes in policy reserves consist primarily of reserve activity related to current claims and future policy benefits on long-duration life and health insurance products as well as claims cost incurred during the year under these contracts. In addition, the bonus feature of our bonus variable annuity product is initially accounted for as a benefit. These costs increased $67.5 million, or 37.9%, to $245.7 million in 2003 from $178.2 in 2002. The increase was primarily a result of increased death benefits on universal and whole life policies and higher sales of our bonus variable annuity products.

                      Underwriting, Acquisition, and Insurance Expenses, net of deferrals. Underwriting, acquisition, and insurance expenses, net of deferrals, increased $49.7 million, or 50.0%, to $149.0 million in 2003 from $99.3 million in the prior year. This increase was primarily the result of a reserve accrual of $50.0 million associated with a settlement agreement in principle that we reached on October 8, 2003, in connection with a putative class action lawsuit.

                      Amortization of deferred acquisition costs and intangibles. Amortization of deferred acquisition costs and intangibles decreased $28.2 million, or 19.2%, to $118.9 million in 2003 from $147.1 million in 2002. The decrease is primarily the result of the impact of higher amortization in 2002 due to lower equity valuation of assets in our variable annuity separate accounts.

                      Provision (benefit) for income taxes. Provision (benefit) for income taxes decreased $46.0 million to ($3.1) million in 2003 from $42.9 million in 2002. The Company's effective tax rate of (19%) in 2003 was 46.0 percentage points lower than the effective tax rate of 27.0% in 2002. This decrease is primarily attributable to the higher dividends received deduction benefits recorded in 2002 over lower pre-tax income. In 2002, the additional recorded benefits were related to a change in estimate of the 2001 dividends received deduction.

                      Year Ended December 31, 2002 Compared to
                      Year Ended December 31, 2001

                      Overview. Net earnings before cumulative effect of change in accounting principle in 2002 were $115.8 million, a $13.8 million, or 10.6%, decrease from 2001. The decline in the equity markets adversely impacted our product fee revenues and resulted in an increased amortization expense of deferred acquisition costs on certain variable annuities products. Declining interest rates during the year have resulted in lower investment yields on our fixed maturity portfolio, partially offset by reduced interest crediting rates to our contractholders.

                      Net investment income. Net investment income decreased $98.7 million, or 14.1%, to $600.2 million in 2002 from $698.9 million in the prior year. These decreases are primarily a result of a decrease in weighted average investment yields to 5.23% in 2002 from 6.51% in 2001 due to the overall declining interest rate environment in addition to a block of floating rate securities included in the portfolio. This decrease was partially offset by higher levels of average invested assets ($11,784 million in 2002 as compared to $11,031 million in 2001).

                      Net realized investment gains. Net realized investment gains increased $26.2 million to $55.3 million in 2002 from $29.1 million in 2001. Investment gains (losses) are comprised of gross investment gains and gross investment (losses). For 2002, gross gains and (losses) were $181.1 million and $(125.8) million, respectively. Included in these gains were $17.6 million related to a securitization transaction conducted by our indirect parent. Impairment losses recognized for 2002 were $77.4 million ($48.8 million after tax) including $40.6 million ($25.6 million after tax) from the telecommunications and cable industries, of which $29.5 million ($18.6 million after taxes) was recognized in the second quarter following the events relating to World Com, Inc. For 2001, gross gains and (losses) were $100.5 million and $(71.4) million, respectively. Included in the gross realized investment losses are other than temporary declines in value of $24.1 million (including $15.4 million related to Enron in 2001).

                      Variable product fees. Variable product fees decreased $17.2 million or 13.1%, to $113.9 million in 2002 from $131.1 million in 2001. The decrease in variable product fees primarily resulted from a decline in the daily average separate account values as a result of the unfavorable conditions in the equity markets.

                      Interest credited. Interest credited decreased $71.7 million, or 13.4%, to $462.1 million in 2002 from $533.8 million in 2001. This decrease was a result of overall lower crediting rates and lower floating rate liabilities in the institutional stable value products offset in part by an increase in the liabilities of the fixed account investment option of our variable annuity product.

                      Our weighted average crediting rates for annuities decreased to 4.29% in 2002 from 4.73% for the prior year. Our weighted average crediting rates for interest-sensitive life products increased to 5.78% in 2002 from 5.75% for the prior year. Changes in our base crediting rates are implemented in response to changes in market conditions, the prevailing interest rate environment, contractual provisions, and other factors. We monitor market conditions closely and reset interest crediting rates as deemed appropriate in accordance with the terms of the underlying contracts. During 2002, the crediting rates on a number of fixed annuity blocks were reduced to their guaranteed minimum crediting rates.

                      Benefits and other changes in policy reserves. Benefits and other changes in policy reserves include both activity to future policy benefits on long-duration life and health insurance products as well as claims cost incurred during the year under these contracts. In addition, the bonus feature of our bonus variable annuity product is initially accounted for as a benefit. These amounts decreased $4.1 million, or 2.2%, to $178.2 million in 2002 from $182.3 in 2001. The decrease is a result of lower sales of our bonus variable annuity products offset in part by higher levels of mortality on the Company's life insurance products in 2002 compared to the prior year and to a non-recurring release of reserves for life insurance products taken in 2001.

                      Underwriting, acquisition, and insurance expenses, net of deferrals. Underwriting, acquisition, and insurance expenses, net of deferrals, increased $12.0 million, or 13.7%, to $99.3 million in 2002 from $87.3 million in 2001. This increase was primarily a result of a decrease in the amount of commissions and acquisition costs deferred in 2002.

                      Amortization of deferred acquisition costs and intangibles. Amortization of deferred acquisition costs and intangibles increased $15.8 million, or 12.0%, to $147.1 million in 2002 from $131.3 million in 2001. The increase is a result of the impact of accelerated amortization in 2002 due to lower equity valuation of assets in our variable annuity separate accounts.

                      Provision for income taxes. Provision for income taxes decreased $27.2 million, or 38.8%, to $42.9 million in 2002 from $70.1 million in 2001. Our effective tax rate of 27.0% in 2002 was 8.1 percentage points lower than the effective tax rate of 35.1% in 2001. This decrease is primarily attributable to the tax impact in 2002 of discontinued amortization of non-deductible goodwill, dividend received deductions, and the impact of recurring permanent items on lower pre-tax net income.

SEGMENTS              During the fourth quarter 2003, we redefined our
OPERATIONS            operating segments. Management realigned the business on
                      a product line and market basis to intensify its focus on return on equity, optimum deployment of capital and distribution effectiveness. As of a result of this change, our operations are conducted under two reporting segments corresponding to customer needs: Retirement
                      Income and Investments and Protection. We also have a Corporate and Other segment, which consists primarily of net realized investment gains (losses), interest and other financing expenses, and unallocated corporate income and expenses. Prior to this, our three reporting segments were Total Annuities, Life, and All Other.

RETIREMENT INCOME     The following table sets forth certain summarized
AND INVESTMENTS       financial data for our Retirement Income and Investments
                      segment for the years ended December 31, 2003, 2002, and 2001.

                                                            2003    2002   2001
                                                           ------  ------ ------
                 Revenues:
                    Net investment income                  $402.7  $457.1 $529.8
                    Premiums                                 (1.7)    1.0     .8
                    All other revenues                      150.8   157.3  167.6
                                                           ------  ------ ------
                    Total revenues                          551.8   615.4  698.2
                                                           ------  ------ ------
                 Benefits and expenses:
                    Interest credited                       316.5   365.8  438.6
                    Benefits and other changes in policy
                     reserves                                45.5    26.8   42.8
                    All other operating costs and
                     expenses                               131.3   150.7  120.1
                                                           ------  ------ ------
                    Total benefits and expenses             493.3   543.3  601.5
                                                           ------  ------ ------
                    Income before income taxes, and
                     cumulative effect of change in
                     accounting principle (operating
                     income)                               $ 58.5  $ 72.1 $ 96.7
                                                           ======  ====== ======
                 ---------------------------------------------------------------

                      Year Ended December 31, 2003 Compared to
                      Year Ended December 31, 2002

                      Total revenues in this segment decreased $63.6 million to $551.8 million for 2003 from $615.4 million in 2002. The decrease in revenues was primarily the result of a decrease in net investment income attributable to declining yields on invested assets.

                      This decrease was also the result of a decrease in fee income on variable annuities primarily attributable to lower equity values of the assets in our separate accounts. Total benefits and expenses in this segment decreased $50.0 million to $493.3 million for 2003 from $543.3 in 2002. The decrease in total benefits and expenses were primarily attributable to the decline in the GIC and funding agreement liabilities and crediting rates. Our operating income from this segment decreased 18.9% in 2003 to $58.5 million from $72.1 million in 2002. This decrease was primarily attributable to declining yields on invested assets and a decrease in variable product fee income.

                      Year Ended December 31, 2002 Compared to
                      Year Ended December 31, 2001

                      Total revenues in this segment decreased $82.8 million to $615.4 million for 2002 from $698.2 million in 2001. The decline in revenues is primarily attributable to lower weighted average investment yields resulting from the overall declining interest rate environment in addition to a block of floating rate securities included in the portfolio. These decreases were partially offset by higher levels of average invested assets and higher realized investment gains. The unfavorable equity market performance also impacted variable product fees (included in All other revenues) which decreased as a result of lower daily average separate account values.

                      Operating income from this segment represented 45.4% and 48.4% of our total operating income for years ended December 31, 2002 and 2001, respectively. Our operating income from this segment decreased 25.4% in 2002 to $72.1 million from $96.7 million in 2001. This decrease primarily resulted from unfavorable equity markets which lowered revenues offset in part by lower interest credited, lower commission and acquisition costs resulting from the decline in the variable annuity sales, and an additional adjustment of $39.6 million made to amortization expense resulting from the equity market performance. The discontinuation of goodwill amortization with the adoption of SFAS 142, lower reduced compensation, and other cost saving initiatives resulting from integration and consolidation activities also reduced expenses in 2002.

PROTECTION            The following table sets forth certain summarized
                      financial data for our Protection segment for the years ended December 31, 2003, 2002, and 2001.

                                                             2003   2002   2001
                                                            ------ ------ ------
                  Revenues:
                     Net investment income                  $152.5 $160.5 $168.1
                     Premiums                                105.7  102.3  107.6
                     Other revenues                          143.8  123.7  125.2
                                                            ------ ------ ------
                     Total revenues                          402.0  386.5  400.9
                                                            ------ ------ ------
                  Benefits and expenses:
                     Interest credited                        94.1   96.9   95.2
                     Benefits and other changes in policy
                      reserves                               200.2  150.2  139.5
                     Other operating costs and expenses       89.3   88.4  103.1
                                                            ------ ------ ------
                     Total benefits and expenses             383.6  335.5  337.8
                                                            ------ ------ ------
                     Income before income taxes, and
                      cumulative effect of change in
                      accounting principle (operating
                      income)                               $ 18.4 $ 51.0 $ 63.1
                                                            ====== ====== ======
                  --------------------------------------------------------------

                      Year Ended December 31, 2003 Compared to
                      Year Ended December 31, 2002

                      Total revenues in this segment increased $15.5 million to $402.0 million for 2003 from $386.5 million in 2002. The increase in revenues was primarily the result of an increase in other revenues attributable to an increase in cost of insurance revenues on universal life policies. Benefits and expenses in this segment increased $48.1 million to $383.6 million for 2003 from $335.5 million in 2002. The increase in benefits and expenses was primarily attributable to an increase in death benefits on universal life and whole life policies. Our operating income from this segment decreased 63.9% in 2003 to $18.4 million from $51.0 million in 2002. This decrease was primarily attributable to the increased death benefits on universal life and whole life policies.

                      Year Ended December 31, 2002 Compared to
                      Year Ended December 31, 2001

                      Total revenues in this segment decreased $14.4 million to $386.5 million for 2002 from $400.9 million in 2001. The decrease primarily resulted from a decrease in investment and premium income.

                      Operating income from this segment represented 32.1% and 31.6% of our total operating income for the years ended December 31, 2002 and 2001, respectively. Our operating income from this segment decreased 19.2% in 2002 to $51.0 million from $63.1 million in 2001. The decrease primarily resulted from the decreased investment and premium income. Other operating costs also decreased, however, the benefit that was gained was offset by higher charges related to policy costs.

CORPORATE AND         The following table sets forth certain summarized
OTHER                 financial data for our Corporate and Other segment for
                      the years ended December 31, 2003, 2002, and 2001.

                                                           2003    2002    2001
                                                          ------  ------  -----
                Revenues:
                   Net investment income                  $(17.2) $(17.4) $ 1.0
                   Premiums                                   --     2.0     --
                   Other revenues                            4.2    58.9   34.3
                                                          ------  ------  -----
                   Total revenues                          (13.0)   43.5   35.3
                                                          ------  ------  -----
                Benefits and expenses:
                   Interest credited, benefits and
                    other changes in policy reserves          --      .6     --
                   Other operating costs and expenses       47.3     7.3   (4.6)
                                                          ------  ------  -----
                   Total benefits and expenses              47.3     7.9   (4.6)
                                                          ------  ------  -----
                   Income before income taxes, and
                    cumulative effect of change
                    in accounting principle (operating
                    income (loss))                        $(60.3) $ 35.6  $39.9
                                                          ======  ======  =====
                ----------------------------------------------------------------

                      Year Ended December 31, 2003 Compared to
                      Year Ended December 31, 2002

                      Total revenues in this segment decreased $56.5 million to $(13.0) million for 2003 from $43.5 million in 2002. This decrease primarily resulted from a decrease in net realized investment gains. Benefits and expenses in this segment increased $39.4 million to $47.3 million for 2003 from $7.9 million in 2002. The increase in benefits and expenses was primarily attributable to a reserve and expense accrual of $50 million associated with a settlement agreement in principle that we reached on October 8, 2003, in connection with a putative class action lawsuit.

                      Our operating income from this segment decreased $95.9 million in 2003 to $(60.3) million from $35.6 million in 2002. This decrease primarily resulted from the decrease in net realized investment gains and the increase in the class action lawsuit reserve and expense accrual.

                      Year Ended December 31, 2002 Compared to
                      Year Ended December 31, 2001

                      Total revenues in this segment increased $8.2 million to $43.5 million for 2002 from $35.3 million in 2001. This increase primarily resulted from the increase in net realized gains offset by the decrease in net investment income.

                      Operating income from this segment represented 22.4% and 20.0% of our total operating income for years ended December 31, 2002 and 2001, respectively. Our operating income from this segment decreased 10.7% in 2002 to $35.6 million from $39.9 million in 2001. This decrease primarily resulted from the $11.9 million increase in other operating costs and expenses which was offset by the $8.2 million increase in revenue.

Capital Resources and Liquidity


STATEMENT OF          Total Investments.  Total investments decreased $261.8
FINANCIAL             million, or 2.3%, at December 31, 2003 from December 31,
POSITION              2002. The decrease was primarily a result of sales of
                      fixed maturity portfolio investments to fund the excess of maturing contracts as compared to deposits from new sales.

                      Investment securities comprise mainly investment grade debt securities. Investment securities were $9,666.7 million, including gross unrealized gains and losses of $278.7 million and $71.1 million, respectively at December 31, 2003 ($10,093.9 million, including gross unrealized gains and losses of $259.6 million and $250.7 million, respectively, as of December 31, 2002). Market value for these purposes is defined by relevant accounting standards and should not be viewed as a forecast of future gains or losses. We estimate that available gains, net of hedging position and estimated impairment of intangibles and other assets, could be as much as $117.0 million.

                      Impairment of Investment Securities. We regularly review each investment security for impairment in accordance with our impairment policy, which includes both quantitative and qualitative criteria. Quantitative measures include length of time and amount that each security position is in an unrealized loss position, and for fixed maturity securities, whether the issuer is in compliance with terms and covenants of the security. Our qualitative criteria include the financial strength and specific prospects for the issuer as well as our intent to hold the security until recovery. Our impairment reviews involve our finance and risk teams as well as the portfolio management and research capabilities of GEAM. Our qualitative review attempts to identify those issuers with a greater than 50% chance of default in the coming twelve months. These securities are characterized as "at-risk" of impairment. As of December 31, 2003, securities "at risk" of impairment had aggregate unrealized losses of $10 million.

                      For fixed maturity securities, we recognize an impairment charge to earnings in the period in which we determine that we do not expect to either collect principal and interest in accordance with the contractual terms of the instruments or to recover based on underlying collateral values and considering events such as payment default, bankruptcy or disclosure of fraud. For equity securities, we recognize an impairment charge in the period in which we determine that the security will not recover to book within a reasonable period. We measure impairment charges based on the difference between the book value of the security and its fair value. Fair value is based on quoted market price, except for certain infrequently traded securities where we estimate values using internally developed pricing models. These models are based upon common valuation techniques and require us to make assumptions regarding credit quality, liquidity and other factors that affect estimated values.

                      During 2003, 2002 and 2001, we recognized impairment losses of $26.2 million, $77.4 million and $24.1 million, respectively. We generally intend to hold securities in unrealized loss positions until they recover. However, from time to time, we sell securities in the normal course of managing our portfolio to meet diversification, credit quality, yield and liquidity requirements.

                      The following table presents the gross unrealized losses and estimated fair values of our investment securities, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, at December 31, 2003

                                Less than 12 Months            12 Months of More
                           ------------------------------ ----------------------------
                            Fair    Unrealized    # of    Fair   Unrealized    # of
Description of Securities   Value     Losses   Securities Value    Losses   Securities
-------------------------  -------- ---------- ---------- ------ ---------- ----------
Fixed maturities:
   U.S. government and
    agencies               $    7.1   $  (.1)       2     $   --   $   --       --
   State and municipal           .9       --        2         --       --       --
   Government - non U.S.       14.1      (.1)       4         --       --       --
   U.S. corporate           1,009.2    (30.2)     129      249.5    (18.7)      37
   Corporate - non U.S.       172.4     (4.9)      41       42.8     (3.3)       4
   Asset Backed               220.2     (3.9)      22       75.0      (.4)       6
   Mortgage Backed            550.9     (9.4)      79        3.8      (.1)       6
                           --------   ------      ---     ------   ------       --
Subtotal, fixed maturities  1,974.8    (48.6)     279      371.1    (22.5)      53
Equity securities                --       --       --         --       --       --
                           --------   ------      ---     ------   ------       --
Total temporarily impaired
 securities                $1,974.8   $(48.6)     279     $371.1   $(22.5)      53
                           ========   ======      ===     ======   ======       ==
Investment Grade            1,862.7    (42.4)     257      273.0     (9.9)      29
Below Investment Grade        112.1     (6.2)      22       98.1    (12.6)      24
                           --------   ------      ---     ------   ------       --
Total                      $1,974.8   $(48.6)     279     $371.1   $(22.5)      53
                           ========   ======      ===     ======   ======       ==
--------------------------------------------------------------------------------------

                      Separate Account Assets and Liabilities. Separate account assets and liabilities represent funds held for the exclusive benefit of variable annuity and variable life contract holders. As of December 31, 2003, we held $8,034.9 million of separate account assets. The increase of $852.1 million, or 11.9%, from $7,182.8 million at December 31, 2002 was related primarily to the favorable market performance of the underlying securities and an increase from growth of the GERA(TM) product.

                      Future Annuity and Contract Benefits. Future annuity and contract benefits decreased $530.3 million, to $10,241.2 million at December 31, 2003 from $10,771.5 million at December 31, 2002. The decrease is primarily attributable to the GIC and funding agreement liability decline, which resulted from maturities outpacing sales. This decrease is partially offset by an increase in liabilities for the variable annuity fixed account investment option resulting from a shift in consumer preference to fixed annuities as a result of adverse equity markets.

STATEMENT OF          Shareholders' interest increased $117.8 million to
CHANGES IN            $1,822.0 million at December 31, 2003 from $1,704.2
SHAREHOLDERS'         million at December 31, 2002. This increase was primarily
INTEREST              attributed to an increase in unrealized gains on invested
                      securities during the year of $99.7 million.

INTEREST RATE         Interest rate changes may affect the sale and
MANAGEMENT            profitability of our annuity, ISWL, UL, and other
                      products. For example, if interest rates rise, competing investments (such as annuities or life insurance offered by our competitors, certificates of deposit, mutual funds, and similar instruments) may become more attractive to potential purchasers of our products. We may need to adjust certain crediting rates on our line of products in order to meet competitive pressures. We constantly monitor interest earnings on existing assets and yields available on new investments and sell policies and annuities that permit flexible responses to interest rate changes as part of our management of interest spreads.

                      We use derivative financial instruments to mitigate or eliminate certain financial and market risks, including those related to changes in interest rates. As a matter of policy, we do not engage in derivative market-making, speculative derivative trading, or other speculative derivative activities. More detailed information regarding these financial instruments, as well as the strategies and policies for their use, is contained in Notes 1 and 10 to the Consolidated Financial Statements.

                      We have managed our exposure to changes in interest rates, in part, by monitoring and managing the duration of our investment portfolio assets with the duration of our liabilities. Established practices require that derivative financial instruments relate to specific asset or liability transactions or to currency exposure, if any.

                      Market fluctuations could negatively affect the business. Significant changes in equity market performance expose insurance companies to the risk of not earning anticipated policy fees from variable products, accelerating amortization of deferred acquisition costs, or requiring additional liabilities for death benefits exceeding the policyholder account balance. If the equity markets fail to improve, we may recognize additional amortization of deferred acquisition costs. Market fluctuations may also increase trade volumes that could expose insurers to gains or losses in traded securities underlying their separate accounts. Declining market returns may result in lower sales of certain of our variable products.

                      We are exposed to prepayment risk in certain of our business activities, such as in our investment portfolio and annuities activities. We use swaptions, to mitigate prepayment risk. These swaptions are governed by the credit risk policies described below and are transacted in either exchange-traded or over-the-counter markets.

                      Counterparty credit risk is managed on an individual counterparty, which means that gains and losses are netted for each counterparty to determine the amount at risk. When a counterparty exceeds credit exposure limits in terms of amounts owed to us, typically as a result of changes in market conditions (see table below), no additional transactions are executed until the exposure with that counterparty is reduced to an amount that is within the established limit. All swaps are executed under master swap agreements containing mutual credit downgrade provisions that provide the ability to require assignment or termination in the event either party is downgraded below A3 or A-.

                      Swaps, purchased options, and forwards with contractual maturities longer than one year are executed within the credit policy constraints provided in the table below. We may, however, enter into derivative transactions for durations of five years or longer with lower rated counterparties (Moody's Aa3 and S&P's AA-) if the agreements governing such transactions require both us and the counterparties to provide collateral in certain circumstances.

                                                Credit rating
                 Counterparty Credit Criteria Standard & Poor's
                 ---------------------------- -----------------
                 Term of transaction
                  Between one and five years         AA-
                  Greater than five years            AAA
                 Credit exposure limits
                  Up to $50 million                  AA-
                   Up to $75 million                 AAA
                 ----------------------------------------------

                      The conversion of interest rate risk into credit risk results in a need to monitor counterparty credit risk actively. At December 31, 2003 and 2002, there were no notional amounts of long-term derivatives for which the counterparty credit criteria were rated below AA-.

                      Following is an analysis of credit risk exposures as of December 31, 2003:

                            Percentage of Notional Derivative Exposure by
                                     Counterparty Credit Rating

                                  Moody's
                                  -------
                                    Aaa   86%
                                    Aa    14%
                                  -----------

                      The SEC requires that registrants provide information about potential effects of changes in interest rates. Although the rules offer alternatives for presenting this information, none of the alternatives are without limitations. The following discussion is based on so-called "shock-tests," which model effects of interest rate and currency shifts on the reporting company. Shock tests, while probably the most meaningful analysis permitted, are constrained by several factors, including the necessity to conduct the analysis based on a single point in time and by their inability to include the extraordinarily complex market reactions that normally would arise from the market shifts modeled. While the results of shock tests for changes in interest rates, as described below, may have some limited use as benchmarks, they should not be viewed as forecasts.

                      One means of assessing exposure to interest rate changes is a duration-based analysis that measures the potential loss in net earnings resulting from a hypothetical decrease in interest rates of 100 basis points across all maturities (sometimes referred to as a "parallel shift in the yield curve"). Under this model, with all else held constant, we estimate that such a decrease, including repricing in the securities portfolio; would decrease the 2004 net earnings by approximately $1.5 million based on year-end 2003 positions.

LIQUIDITY             The principal liquidity requirements for our insurance
                      operations are our contractual obligations to contract holders and annuitants. Contractual obligations include payments of claims under outstanding insurance policies and annuities, contract withdrawals, and surrender benefits. The primary sources for meeting these contractual obligations are investment activities and cash generated from operating activities. We maintain a committed credit line with an indirect parent, GNA, of $500 million to provide liquidity to meet normal variation in cash requirements.

                      For the years ended December 31, 2003, 2002, and 2001 cash flows provided by (used in) operating and certain financing activities were $(410.2) million, ($242.2) million, and $1,110.2 million, respectively. These amounts include net cash provided by (used in) financing activities relating to investment contract issuances accounted for as deposit liabilities under U.S. GAAP and redemptions of $(937.8) million, ($617.5) million, and $553.4 million for the years ended December 31, 2003, 2002, and 2001, respectively.

                      The nature and quality of the various types of investments purchased by a life insurance company must comply with the statutes and regulations imposed by the various jurisdictions in which those entities are incorporated. Following is a breakdown of the credit quality of our fixed maturity portfolio at December 31, 2003.

                            BBB/Baa or above  83.8%
                            BB/Ba and below    4.3%
                            Not Rated         11.9%
                                             ------
                            Total portfolio  100.0%
                                             ======
                            -----------------------

                      Certain of our products contain provisions for charges for surrender of, or withdrawals from, the policy. At December 31, 2003 and December 31, 2002, approximately 66% of our annuity contracts were subject to surrender charges or contained non-surrender provisions. Certain of our funding agreements have termination provisions.

                      Insurance companies are restricted by states as to the aggregate amount of dividends they may pay to their parent in any consecutive twelve-month period without regulatory approval. Dividends in excess of the prescribed limits or the earned surplus are deemed extraordinary and require formal state insurance department approval. We are able to pay $23.7 million in dividends in 2004 without obtaining regulatory approval. See "Insurance Regulation -- Regulation at State Level."

                      We have used off-balance sheet securitization transactions to mitigate and diversify our asset risk position and to adjust the asset class mix in our portfolio by reinvesting securitization proceeds in accordance with our approved investment guidelines. We have not used securitization transactions to provide us with additional liquidity, and we do not anticipate using securitization transactions for that purpose in the future. The transactions involved securitizations of some of our receivables and investments that were secured by commercial mortgage loans, fixed maturities or other receivables, consisting primarily of policy loans. Total securitized assets remaining as of December 31, 2003 and 2002 were $349.8 and $409.5 million, respectively.

                      Securitization transactions resulted in net gains, before taxes, of approximately $5.8 and $17.0 million for the years ended December 31, 2002 and 2001, respectively. There were no securitization transactions in 2003.

                      We have arranged for the assets that we have transferred in securitization transactions to be serviced by us directly, or pursuant to arrangements with GEAM and with General Motors Acceptance Corporation. Servicing activities include ongoing review, credit monitoring, reporting, and collection activities.

                      Support. Financial support is provided under credit support agreements, in which our direct parent, GE Financial Assurance, provides limited recourse for a maximum of $119 million of credit losses in such entities. We do not provide any such recourse. Assets with credit support are funded by demand notes that are further enhanced with support provided by GE Capital.

                      Management has extensive experience in evaluating economic, liquidity, and credit risk. In view of this experience, the high quality of assets in these qualifying entities, the historically robust quality of commercial paper markets, and the historical reliability of controls applied both to asset servicing and to activities in the credit markets, management believes that, under any reasonable future economic developments, the likelihood is remote that any such arrangements could have other than an inconsequential negative effect on our operations, cash flows, or financial position.

                      Under FIN 46, Consolidation of Variable Interest Entities, new consolidation criteria is applied to certain SPE's, which it defines as "Variable Interest Entities". Additional information about entities that fall within the scope of FIN 46 is provided in Note 11.

                      As defined by reporting regulations, our consolidated contractual obligations as of December 31, 2003, follow:

                                              Payments due by period
                                  ----------------------------------------------
                                                     2005-    2007-      2009
      (In millions)                Total     2004    2006     2008    thereafter
      -------------               -------- -------- -------- -------- ----------
      Borrowings                  $    6.3 $    6.3 $     -- $     --   $  --
      Operating lease obligations      0.5      0.3      0.2       --      --
      Insurance liabilities/ (a)/  4,445.1  1,633.9  1,644.1  1,122.0    45.1
      Other liabilities /(b)/        378.0    378.0       --       --      --
      --------------------------------------------------------------------------

                  /(a)/ Primarily includes guaranteed investment contracts,
                        structured settlements and single premium immediate annuities based on scheduled payouts.
                  /(b)/ Because their future cash outflows are uncertain, the following non-current liabilities are excluded from the table above; deferred taxes, derivatives, deferred revenue and other sundry items.

Critical Accounting Policies

                      The accounting policies discussed in this section are those that we consider to be particularly critical to an understanding of our financial statements because their application places the most significant demands on our ability to judge the effect of inherently uncertain matters on our financial results. For all of these policies, we caution that future events rarely develop exactly as forecast, and our management's best estimates may require adjustment.

                      Valuation of investment securities. We obtain values for actively traded securities from external pricing services. For private placement and infrequently traded securities, we obtain quotes from brokers or we estimate values using internally developed pricing models. These models are based upon common valuation techniques and require us to make assumptions regarding credit quality, liquidity and other factors that affect estimated values.

                      Impairment of investment securities. Impairment of investment securities results in a charge to earnings when a market decline in the value of an investment to below cost is other than temporary. We regularly review each investment security for impairment based on criteria that include the extent to which the cost of the investment exceeds its market value, the length of time that the market value of the investment has been reduced, our ability to hold until recovery and the financial health of and specific prospects for the issuer of the security. We actively perform comprehensive market research, monitor market conditions and segment our investments by credit risk in order to minimize impairment risks.

                      Deferred acquisition costs ("DAC") and other intangible assets. As of December 31, 2003, we had $1,041.6 million in deferred acquisition costs and other intangible assets. DAC represents costs associated with the sale of our insurance and annuity policies that are not charged to income when incurred. Other intangible assets are principally the present value of future profits ("PVFP") on insurance policies acquired in purchase transactions. DAC and other intangible assets are subsequently charged to income, over the lives of the underlying contracts, in relation to the anticipated emergence of revenue or profits.

                      This amortization is based on commonly accepted actuarial methods and reasonable assumptions about mortality, morbidity, lapse rates, future yield on related investments and, in the case of our variable products, long-term market appreciation. The DAC amortization methodology for our variable products (variable annuity and variable universal life) includes a long-term market average appreciation assumption of 8.5%. When actual returns vary from the expected 8.5%, we assume a reversion to this mean over a three to eight year period, subject to the imposition of ceilings and floors. The assumed returns over this reversion period are limited to the 85/th/ percentile of 65 years of historical performance.

                      We regularly review all of these assumptions and periodically test DAC and other intangible assets for recoverability. For annuities and deposit products, if the current present value of estimated future gross profits is less than the unamortized DAC for a line of business, a charge to income is recorded for additional DAC amortization. For other products, if the benefit reserves plus the present value of anticipated future premiums and interest earnings, for a line of business, are less than the current estimate of the present value of future benefits and expenses (including any unamortized DAC or intangible assets), a charge to income is recorded for additional DAC amortization and may be recorded for increased benefit reserves.

                      Unfavorable experience with regard to expected expenses, interest or investment returns, mortality, morbidity, and/or withdrawals or lapses, might cause us to increase the amortization of DAC and other intangible assets or to record a charge to increase benefit reserves. Primarily as a result of lower investment returns recoverability margins have been significantly reduced in almost all lines of business.

                      Goodwill impairment. Goodwill resulting from acquisitions is tested for impairment at least annually using a fair value approach, which requires the use of estimates and judgment. To the extent the carrying amount of goodwill exceeds its fair value, an impairment charge to income would be recorded.

                      Insurance liabilities and reserves differ for long- and short-duration insurance contracts. Measurement of long-duration insurance liabilities (such as UL and ISWL insurance policies) is based on approved actuarial methods, but necessarily includes assumptions about mortality and morbidty, lapse rates, and future yield on related investments. Short-duration contracts such as accident and health policies are accounted for based on actuarial estimates of the amount of loss inherent in that period's claims, including losses for which claims have not been reported. Short-duration contracts loss estimates rely on actuarial observations of ultimate loss experience for similar historical events. Our future annuity and contract benefits totaled $10,241.2 million at December 31, 2003. Some of our variable products include guaranteed minimum death benefit ("GMDB") features and approximately 86% of this inforce exposure is reinsured. For the self-insured block, we reserve 100% of explicit and implicit GMDB charges less current period claims. We continually evaluate the potential changes in all benefits and loss estimates, both positive and negative, and use the results of these evaluations both to adjust recorded provisions and to adjust underwriting criteria and product offerings. Further information about insurance liabilities is provided in Note 6.

                      Other significant accounting policies, not involving the same level of measurement uncertainties as those discussed above, are nevertheless important to an understanding of the financial statements. Policies related to revenue recognition, financial instruments, and consolidation policy require difficult judgments on complex matters that are often subject to multiple sources of authoritative guidance. Certain of these matters are among topics currently under reexamination by accounting standard setters and regulators. Although no specific conclusion reached by these standard setters appear likely to cause a material change in our accounting policies, outcomes cannot be predicted with confidence. Also see Note 1, Summary of Significant Accounting Policies, which discusses accounting policies that we must select when there are acceptable alternatives.

NEW ACCOUNTING        See Note 1 (r) and (s) to the Consolidated Financial
STANDARDS             Statements for a discussion of recently issued accounting
                      pronouncements.

Quantitative and Qualitative Disclosures About Market Risk, Interest Rate and Currency Risk Management

                      Information about potential effects of changes in interest rates on us are discussed in the Interest Rate and Currency Risk Management section of Item 7.

Experts



                      The consolidated financial statements and schedule of GE Life and Annuity Assurance Company and subsidiary (the Company) as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been included herein in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



                      The reports of KPMG LLP dated February 6, 2004 with respect to the financial statements of GE Life and Annuity Assurance Company and subsidiary refer to a change in accounting for goodwill and other intangible assets in 2002 and for derivative instruments and hedging activities in 2001.

Appendix



MARKET VALUE          The formula used to determine the Market Value Adjustment
ADJUSTMENT            factor is:
EXAMPLES              ((1+i)/(1+j))/n/365/, where


                      n = the number of days to the end of your current Guarantee Term i = the Guaranteed Interest Rate in effect for your current Guarantee Term j =the currently offered Guaranteed Interest Rate for a
                         Guarantee Term with a duration of "n"


                      Examples of Market Value Adjustment at the end of the third Contract Year based on a single purchase payment of $100,000.00, a Guarantee Term of 10 years and a Guaranteed Interest Rate of 4.00%



                      Contract Value at the end of the third Contract Year = $100,000.00 x (1.04)/3/ = $112,486.40


                      Free Withdrawal Amount = Interest Credited to Contract Value during the prior twelve months = $4,326.40


                      Surrender Charge = ($112,486.40 - $4,326.40) x .05 =
                      $5,408


                      Example #1: Full Surrender -- Negative Market Value Adjustment n = 2,555 (365 x 7)

                      i = 4.00%


                      j = 5.00%


                      MVA factor = (1.04/1.05)/7/ = .935208147


                      Amount Payable Upon Surrender = [(Contract Value - Free Withdrawal Amount - Surrender Charge) x MVA factor] + Free Withdrawal Amount

                      = [($112,486.40 - $4,326.40 - $5,408) x .935208147] +
                      $4,326.40


                      = $100,420.91


                      Example #2: Full Surrender -- Positive Market Value Adjustment n = 2,555 (365 x 7)

                      i = 4.00%


                      j = 3.00%


                      MVA factor = (1.04/1.03)/7/ = 1.069972959


                      Amount Payable Upon Surrender = [(Contract Value - Free Withdrawal Amount - Surrender Charge) x MVA factor] + Free Withdrawal Amount

                      = [($112,486.40 - $4,326.40 - $5,408) x 1.069972959] +
                      $4,326.40


                      = $114,268.26

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
GE Life and Annuity Assurance Company:

   We have audited the accompanying consolidated balance sheets of GE Life and Annuity Assurance Company and subsidiary (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' interest and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GE Life and Annuity Assurance Company and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

   As discussed in Notes 1 and 4 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002. As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.

                                          /s/ KPMG LLP

Richmond, Virginia
February 6, 2004

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                          Consolidated Balance Sheets
            (Dollar amounts in millions, except per share amounts)


                                                    December 31,
                                                -------------------
                                                  2003       2002
                                                --------- ---------
Assets
   Investments:
       Fixed maturities
         available-for-sale, at fair
         value................................. $ 9,640.7 $10,049.0
       Equity securities
         available-for-sale, at fair
         value
          Common stock.........................      24.7      41.3
          Preferred stock,
            non-redeemable.....................       1.3       3.6
       Mortgage loans, net of valuation
         allowance of $10.4 and $8.9 at
         December 31, 2003 and December
         31, 2002, respectively................   1,262.3   1,034.7
       Policy loans............................     138.5     123.9
       Short-term investments..................      99.6     278.0
       Other invested assets...................     162.1      60.5
                                                --------- ---------
          Total investments....................  11,329.2  11,591.0
   Cash and cash equivalents...................      12.4        --
   Accrued investment income...................     127.8     160.4
   Deferred acquisition costs..................     897.0     827.2
   Goodwill....................................     117.3     107.4
   Intangible assets...........................     144.6     207.7
   Reinsurance recoverable.....................     160.7     174.4
   Other assets................................      38.7      30.1
   Separate account assets.....................   8,034.9   7,182.8
                                                --------- ---------
          Total assets......................... $20,862.6 $20,281.0
                                                ========= =========
Liabilities and Shareholders' Interest
   Liabilities:
       Future annuity and contract
         benefits.............................. $10,241.2 $10,771.5
       Liability for policy and
         contract claims.......................      42.6     240.4
       Other policyholder liabilities..........     147.8     208.1
       Other liabilities.......................     399.4      69.1
       Deferred income tax liability...........     174.7     104.9
       Separate account liabilities............   8,034.9   7,182.8
                                                --------- ---------
          Total liabilities....................  19,040.6  18,576.8
                                                --------- ---------
   Shareholders' interest:
       Net unrealized investment gains
         (losses)..............................      87.7     (12.0)
       Derivatives qualifying as hedges........       0.4       2.3
                                                --------- ---------
       Accumulated non-owner changes in
         shareholders' interest................      88.1      (9.7)
       Preferred stock, Series A
         ($1,000 par value, $1,000
         redemption and liquidation
         value, 200,000 shares
         authorized, 120,000 shares
         issued and outstanding)...............     120.0     120.0
       Common stock ($1,000 par value,
         50,000 shares authorized,
         25,651 shares issued and
         outstanding)..........................      25.6      25.6
       Additional paid-in capital..............   1,060.6   1,050.7
       Retained earnings.......................     527.7     517.6
                                                --------- ---------
          Total shareholders' interest.........   1,822.0   1,704.2
                                                --------- ---------
          Total liabilities and
            shareholders' interest............. $20,862.6 $20,281.0
                                                ========= =========

                See Notes to Consolidated Financial Statements.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       Consolidated Statements of Income
                         (Dollar amounts in millions)


                                          Years Ended December 31,
                                         -------------------------
                                          2003     2002     2001
                                         ------  -------- --------
Revenues:
   Net investment income................ $538.0  $  600.2 $  698.9
   Net realized investment gains........    3.9      55.3     29.1
   Premiums.............................  104.0     105.3    108.4
   Cost of insurance....................  153.1     125.8    126.1
   Variable product fees................  106.3     113.9    131.1
   Other income.........................   35.5      44.9     40.8
                                         ------  -------- --------
       Total revenues...................  940.8   1,045.4  1,134.4
                                         ------  -------- --------
Benefits and expenses:
   Interest credited....................  410.6     462.1    533.8
   Benefits and other changes in policy
     reserves...........................  245.7     178.2    182.3
   Underwriting, acquisition, and
     insurance expenses, net of
     deferrals..........................  149.0      99.3     87.3
   Amortization of deferred acquisition
     costs and intangibles..............  118.9     147.1    131.3
                                         ------  -------- --------
       Total benefits and expenses......  924.2     886.7    934.7
                                         ------  -------- --------
Income before income taxes and
  cumulative effect of change in
  accounting principle..................   16.6     158.7    199.7
Provision for income taxes..............   (3.1)     42.9     70.1
                                         ------  -------- --------
Income before cumulative effect of
  change in accounting principle........   19.7     115.8    129.6
Cumulative effect of change in
  accounting principle, net of tax......     --        --     (5.7)
                                         ------  -------- --------
Net income.............................. $ 19.7  $  115.8 $  123.9
                                         ======  ======== ========

                See Notes to Consolidated Financial Statements.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

               Consolidated Statements of Shareholders' Interest
              (Dollar amounts in millions, except share amounts)

                                                                                      Accumulated
                                             Preferred Stock Common Stock  Additional  Non-owner               Total
                                             --------------  -------------  Paid-In   Changes In  Retained Shareholders'
                                              Share   Amount Share  Amount  Capital     Equity    Earnings   Interest
                                             -------  ------ ------ ------ ---------- ----------- -------- -------------
Balances at January 1, 2001................. 120,000  $120.0 25,651 $25.6   $1,050.7    $(18.7)    $297.1    $1,474.7
Changes other than transactions with
  shareholders:
   Net income...............................      --      --     --    --         --        --      123.9       123.9
   Net unrealized gains on investment
     securities (a).........................      --      --     --    --         --       1.3         --         1.3
   Cumulative effect on adoption of
     SFAS 133 (b)...........................      --      --     --    --         --      (7.8)        --        (7.8)
   Derivatives qualifying as hedges (c).....      --      --     --    --         --      (0.3)        --        (0.3)
                                                                                                             --------
       Total changes other than
         transactions with shareholders.....                                                                    117.1
                                                                                                             --------
Cash dividends declared and paid............      --      --     --    --         --        --       (9.6)       (9.6)
                                             -------  ------ ------ -----   --------    ------     ------    --------
Balances at December 31, 2001............... 120,000  $120.0 25,651 $25.6   $1,050.7    $(25.5)    $411.4    $1,582.2
Changes other than transactions with
  shareholders:
   Net income...............................      --      --     --    --         --        --      115.8       115.8
   Net unrealized gains on investment
     securities (a).........................      --      --     --    --         --       5.4         --         5.4
   Derivatives qualifying as hedges (c).....      --      --     --    --         --      10.4         --        10.4
                                                                                                             --------
       Total changes other than
         transactions with shareholders.....                                                                    131.6
                                                                                                             --------
Cash dividends declared and paid............      --      --     --    --         --        --       (9.6)       (9.6)
                                             -------  ------ ------ -----   --------    ------     ------    --------
Balances at December 31, 2002............... 120,000  $120.0 25,651 $25.6   $1,050.7    $ (9.7)    $517.6    $1,704.2
Changes other than transactions with
  shareholders:
   Net income...............................      --      --     --    --         --        --       19.7        19.7
   Net unrealized gains on investment
     securities (a).........................      --      --     --    --         --      99.7         --        99.7
   Derivatives qualifying as hedges (c).....      --      --     --    --         --      (1.9)        --        (1.9)
                                                                                                             --------
       Total changes other than
         transactions with shareholders.....                                                                    117.5
Contributed capital.........................      --      --     --    --        9.9        --         --         9.9
Cash dividends declared and paid............      --      --     --    --         --        --       (9.6)       (9.6)
                                             -------  ------ ------ -----   --------    ------     ------    --------
Balances at December 31, 2003............... 120,000  $120.0 25,651 $25.6   $1,060.6    $ 88.1     $527.7    $1,822.0
                                             =======  ====== ====== =====   ========    ======     ======    ========

--------
(a)Presented net of deferred taxes of $(55.9), (1.8), and $0 in 2003, 2002, and 2001, respectively.
(b)Presented net of deferred taxes of $4.4.
(c)Presented net of deferred taxes of $1.0, $(5.9), and $0.2 in 2003, 2002, and 2001, respectively.

                See Notes to Consolidated Financial Statements.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                         (Dollar amounts in millions)


                                                    Years Ended December 31,
                                                -------------------------------
                                                   2003       2002       2001
                                                ---------  ---------  ---------
Cash flows from operating activities:
  Net income................................... $    19.7  $   115.8  $   123.9
                                                ---------  ---------  ---------
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
   Cumulative effect of change in
     accounting principle, net of tax..........        --         --        5.7
   Change in future policy benefits............     407.5      413.2      435.5
   Net realized investments gains..............      (3.9)     (55.3)     (29.1)
   Amortization of investment premiums
     and discounts.............................      46.5       29.9        6.8
   Acquisition costs deferred..................    (167.7)    (116.3)    (204.1)
   Amortization of deferred acquisition
     costs and intangibles.....................     118.9      147.1      131.3
   Deferred income taxes.......................      18.3       21.8       51.1
   Change in certain assets:
       Decrease (increase) in:
       Accrued investment income...............      32.6       48.0        7.5
       Other, net..............................     (39.8)       6.6      (47.5)
   Change in certain liabilities:
       Increase (decrease) in:
       Policy and contract claims..............    (183.9)      27.9       39.7
       Other policyholder liabilities..........     (59.6)     117.0      (71.5)
       Other liabilities.......................     339.0     (380.4)     107.5
                                                ---------  ---------  ---------
          Total adjustments....................     507.9      259.5      432.9
                                                ---------  ---------  ---------
   Net cash provided by operating
     activities................................     527.6      375.3      556.8
                                                ---------  ---------  ---------
Cash flows from investing activities:
   Short term investment activity, net.........     178.4     (237.5)     (22.9)
   Proceeds from sales and maturities
     of investment securities and other
     invested assets...........................   4,328.8    6,087.4    3,904.1
   Principal collected on mortgage and
     policy loans..............................     268.6      151.2      332.6
   Purchases of investment securities
     and other invested assets.................  (3,819.5)  (5,464.1)  (5,182.8)
   Mortgage loan originations and
     increase in policy loans..................    (512.3)    (252.8)    (167.9)
                                                ---------  ---------  ---------
          Net cash provided by (used
            in) investing activities...........     444.0      284.2   (1,136.9)
                                                ---------  ---------  ---------
Cash flows from financing activities:
   Proceeds from issuance of investment
     contracts.................................   3,107.0    3,495.1    3,642.8
   Redemption and benefit payments on
     investment contracts......................  (4,044.8)  (4,112.6)  (3,089.4)
   Proceeds from short-term borrowings.........     346.5      388.4      301.1
   Payments on short-term borrowings...........    (358.3)    (420.8)    (336.2)
   Cash dividends to shareholders..............      (9.6)      (9.6)      (9.6)
                                                ---------  ---------  ---------
          Net cash provided by (used
            in) financing activities...........    (959.2)    (659.5)     508.7
                                                ---------  ---------  ---------
          Net decrease in cash and cash
            equivalents........................      12.4         --      (71.4)
Cash and cash equivalents at beginning
  of year......................................        --         --       71.4
                                                ---------  ---------  ---------
Cash and cash equivalents at end of year....... $    12.4  $      --  $      --
                                                =========  =========  =========

                See Notes to Consolidated Financial Statements.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)

(1)Summary of Significant Accounting Policies

  (a) Principles of Consolidation

   The accompanying consolidated financial statements include the historical operations and accounts of GE Life and Annuity Assurance Company ("GELAAC") and its subsidiary, Assigned Settlement, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

   All of GELAAC's outstanding common stock was owned directly and indirectly by GE Financial Assurance Holdings, Inc. ("GE Financial Assurance"). GE Financial Assurance acquired approximately three percent of our outstanding common stock, pursuant to a Stock Purchase Agreement, dated November 18, 2003 by and between Phoenix Life Insurance Company and GE Financial Assurance. General Electric Capital Assurance Company ("GE Capital Assurance") and Federal Home Life Insurance Company ("Federal"), both indirect subsidiaries of GE Financial Assurance, own approximately eighty-five percent and twelve percent of our outstanding common stock, respectively. GE Financial Assurance is a wholly owned, direct subsidiary of GEI, Inc., which in turn is a wholly owned direct subsidiary of General Electric Capital Corporation, which in turn is a wholly owned subsidiary of General Electric Capital Services, Inc., which in turn is a wholly owned direct subsidiary of General Electric Company ("GE"). At December 31, 2003, all of our outstanding non-voting preferred stock was owned by Brookfield Life Assurance Company Limited ("BLAC") as a result of a contribution on November 7, 2003 of our preferred shares by GE Financial Assurance. BLAC is a wholly owned direct subsidiary of GE Financial Assurance.

   On November 18, 2003, GE issued a press release announcing its intention to pursue an initial public offering ("IPO") of a new company named Genworth Financial, Inc. ("Genworth") that will comprise most of its life and mortgage insurance operations, including GELAAC. GE filed a registration statement with the U.S. Securities and Exchange Commission in January 2004 and expects to complete the IPO in the first half of 2004, subject to market conditions and receipt of various regulatory approvals.

  (b) Basis of Presentation

   These consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America ("U.S. GAAP"). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

  (c) Products

   Our product offerings are divided along two major segments of consumer needs: (i) Retirement Income and Investments and (ii) Protection.

   Retirement Income and Investment products are investment vehicles and insurance contracts intended for contractholders who want to accumulate tax-deferred assets for retirement, desire a tax-efficient source of income during their retirement, and seek to protect against outliving their assets during retirement. Our principal product lines under the Retirement Income and Investments segment are deferred annuities (fixed or variable), variable life insurance, and GICs and funding agreement products.

   Protection products are intended to provide protection against financial hardship primarily after the death of an insured, and to protect income and assets from other adverse economic impacts of significant health care costs. Our principal product lines under the Protection segment are life insurance (universal and interest sensitive whole life) and accident and health insurance products.

   We distribute our products through three primary channels: financial intermediaries (banks, securities brokerage firms, and independent broker/dealers), independent producers (brokerage general agencies, affluent market producer groups and

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)

specialized brokers), and dedicated sales specialists (long term care sales agents and affiliated networks of both accountants and personal financial advisors). Approximately 21%, 26%, and 30% of our sales of life and annuity products in 2003, 2002, and 2001, respectively, have been through two national stock brokerage firms. Loss of all or a substantial portion of the business provided by these stock brokerage firms could have a material adverse effect on our business and operations. We do not believe, however, that the loss of such business would have a long-term adverse effect because of our competitive position in the marketplace, the availability of business from other distributors, and our mix of other products.

  (d) Revenues

   Investment income is recorded when earned. Realized investment gains and losses are calculated on the basis of specific identification. Premiums on long-duration insurance products are recognized as earned when due or, in the case of life contingent annuities, when the contracts are issued. Premiums received on institutional stable value products, annuity contracts without significant mortality risk, and universal life products are not reported as revenues but as deposits and included in liabilities for future annuity and contract benefits. Cost of insurance is charged to universal life policyholders based upon at risk amounts and is recognized as revenue when due. Variable product fees are charged to variable annuity and variable life policyholders based upon the daily net assets of the policyholders' account values, and are recognized as revenue when charged. Other income consists primarily of surrender charges on certain policies. Surrender charges are recognized as income when the policy is surrendered.

  (e) Cash and Cash Equivalents

   Certificates, money market funds, and other time deposits with original maturities of less than 90 days are considered cash equivalents in the Consolidated Balance Sheets and Consolidated Statements of Cash Flows. Items with maturities greater than 90 days but less than a year are included in short term investments.

  (f) Investment Securities

   We have designated all of our investment securities as available-for-sale and report them in our Consolidated Balance Sheets at fair value. We obtain values for actively traded securities from external pricing services. For infrequently traded securities, we obtain quotes from brokers, or we estimate values using internally developed pricing models. These models are based upon common valuation techniques and require us to make assumptions regarding credit quality, liquidity and other factors that affect estimated values. Changes in the fair value of available-for-sale investments, net of the effect on deferred acquisition costs ("DAC"), present value of future profits ("PVFP") and deferred income taxes, are reflected as unrealized investment gains or losses in a separate component of accumulated nonowner changes in shareholders' interest and, accordingly, have no effect on net income.

   Impairment of investment securities results in a charge to earnings when a market decline in the value of an investment to below cost is other than temporary. We regularly review each investment security for impairment based on criteria that include the extent to which the cost of the investment exceeds its market value, the length of the time that the market value of the investment has been reduced, our ability to hold until recovery and the financial health of and specific prospects for the issuer of the security. We actively perform comprehensive market research, monitor market conditions and segment our investments by credit risk in order to minimize impairment risks.

  (g) Securities Lending Activity

   We engage in certain securities lending transactions, which require the borrower to provide collateral, primarily consisting of cash and government securities, on a daily basis, in amounts equal to or exceeding 102% of the fair value of the applicable securities loaned. We maintain effective control over all loaned securities and, therefore, continue to report such securities as fixed maturities in the Consolidated Balance Sheets.

   Cash collateral received on securities lending transactions is reflected in other invested assets with an offsetting liability recognized in other liabilities for the obligation to return the collateral. Non-cash collateral, such as a security received by us,

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)

is not reflected in our assets in the Consolidated Balance Sheets, as we have no right to sell or repledge the collateral. The fair value of collateral held and included in other invested assets was $102.7 million at December 31, 2003. We had no non-cash collateral at December 31, 2003.

  (h) Net Investment Income

   Investment income on mortgage-backed and asset-backed securities is initially based upon yield, cash flow, and prepayment assumptions at the date of purchase. Subsequent revisions in those assumptions are recorded using the retrospective method, whereby the amortized cost of the securities is adjusted to the amount that would have existed had the revised assumptions been in place at the date of purchase. The adjustments to amortized cost are recorded as a charge or credit to investment income. Net interest income and/or expense from interest rate derivatives are included in investment income.

  (i) Mortgage and Policy Loans

   Mortgage and policy loans are stated at their unpaid principal balance. Mortgage loans are stated net of an allowance for estimated uncollectible amounts. The allowance for losses is determined primarily on the basis of management's best estimate of probable losses, including specific allowances for known troubled loans, if any. Write-downs and the change in reserves are included in net realized investment gains and losses in the Consolidated Statements of Income.

  (j) Short-term Investments

   Short-term investments are stated at amortized cost which approximates fair value. Equity securities (including seed money for new mutual fund portfolios) are stated at fair value. Investments in limited partnerships are generally accounted for under the equity method of accounting. Real estate is included in other invested assets and is stated, generally, at cost less accumulated depreciation. Other long-term investments are stated generally at amortized cost.

  (k) Deferred Acquisition Costs

   Acquisition costs include costs and expenses, which vary with and are primarily related to the acquisition of insurance and investment contracts.

   Acquisition costs include commissions in excess of ultimate renewal commissions, certain support costs such as underwriting and contract and policy issue costs, and the bonus feature of certain variable annuity products. For investment and universal life type contracts, amortization is based on the present value of anticipated gross profits from investments, interest credited, surrender and other policy charges, and mortality and maintenance expenses. Amortization is adjusted retroactively when current estimates of future gross profits to be realized are revised. For other long-duration insurance contracts, the acquisition costs are amortized in relation to the estimated benefit payments or the present value of expected future premiums.

   Deferred acquisition costs are reviewed quarterly to determine if they are recoverable from future income, including investment income and, if not considered recoverable, are charged to expense.

  (l) Intangible Assets

   Present Value of Future Profits -- In conjunction with the acquisition of a block of insurance policies or investment contracts, a portion of the purchase price is assigned to the right to receive future gross profits arising from existing insurance and investment contracts. This intangible asset, called Present Value of Future Profits ("PVFP"), represents the actuarially estimated present value of projected future cash flows from the acquired policies.

   PVFP is amortized, net of accreted interest, in a manner similar to the amortization of deferred acquisition costs. Interest accretes at rates credited to policyholders on underlying contracts. Recoverability of PVFP is evaluated periodically by

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)

comparing the current estimate of expected future gross profits to the unamortized asset balance. If such a comparison indicates that the expected gross profits will not be sufficient to recover PVFP, the difference is charged to expense.

   PVFP is further adjusted to reflect the impact of unrealized gains or losses on fixed maturities classified as available for sale in the investment portfolios. Such adjustments are not recorded in our net income but rather as a credit or charge to shareholders' interest, net of applicable income tax.

   Goodwill -- As of January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets (SFAS 142). Under SFAS 142, goodwill is no longer amortized but is tested for impairment using a fair value approach, at the "reporting unit" level. A reporting unit is the operating segment, or business one level below that operating segment (the "component" level) if discrete financial information is prepared and regularly reviewed by management at the component level. We recognize an impairment charge for any amount by which the carrying amount of a report unit's goodwill exceeds its fair value. We used discounted cash flows to establish fair values. When available and as appropriate, we used comparative market multiples to corroborate discounted cash flow results. When a business within a reporting unit is disposed of, goodwill is allocated to the gain or loss on disposal using the relative fair value methodology.

   Before January 1, 2002, we amortized goodwill over our estimated period of benefit on a straight-line basis; we amortized other intangible assets on appropriate bases over their estimated lives. No amortization period exceeded 40 years. When an intangible asset's carrying value exceeded associated expected operating cash flows, we considered it to be impaired and wrote it down to fair value, which we determined based on either discounted future cash flows or appraised values.

   Software -- Purchased software and certain application development costs related to internally developed software are capitalized, above de minimus thresholds. When the software is ready for its intended use, the amounts capitalized are amortized over the expected useful life, not to exceed 5 years.

   We amortize the costs of other intangibles over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested for impairment, at least annually, and written down to fair value as required.

  (m) Income Taxes

   We file a consolidated life insurance federal income tax return with our parent, GECA and its life insurance affiliates. The method of income tax allocation is subject to written agreement authorized by the Board of Directors. Allocation is based on the separate return liabilities with offsets for losses and credits utilized to reduce current consolidated tax liability. Intercompany tax balances are settled quarterly, with a final settlement after filing of the federal income tax return.

   Deferred income taxes have been provided for the effects of temporary differences between financial reporting and tax bases of assets and liabilities and have been measured using the enacted marginal tax rates and laws that are currently in effect.

  (n) Reinsurance

   Premium revenue, benefits, underwriting, acquisition, and insurance expenses are reported net of the amounts relating to reinsurance ceded to other companies. Amounts due from reinsurers for incurred and estimated future claims are reflected in the reinsurance recoverable asset. The cost of reinsurance is accounted for over the terms of the related treaties using assumptions consistent with those used to account for the underlying reinsured policies.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)

  (o) Future Annuity and Contract Benefits

   Future annuity and contract benefits consist of the liability for investment contracts, insurance contracts and accident and health contracts. Investment contract liabilities are generally equal to the policyholder's current account value. The liability for insurance and accident and health contracts is calculated based upon actuarial assumptions as to mortality, morbidity, interest, expense, and withdrawals, with experience adjustments for adverse deviation where appropriate.

  (p) Liability for Policy and Contract Claims

   The liability for policy and contract claims represents the amount needed to provide for the estimated ultimate cost of settling claims relating to insured events that have occurred on or before the end of the respective reporting period. The estimated liability includes requirements for future payments of
(a) claims that have been reported to the insurer, and (b) claims related to insured events that have occurred but that have not been reported to the insurer as of the date the liability is estimated, and (c) claim adjustment expenses. Claim adjustment expenses include costs incurred in the claim settlement process such as legal fees and costs to record, process, and adjust claims.

  (q) Separate Accounts

   The separate account assets and liabilities represent funds held, and the related liabilities for, the exclusive benefit of the variable annuity contractholders and variable life policyholders. We receive mortality risk and expense fees and administration charges from the underlying mutual fund portfolios available in the separate accounts. The separate account assets are carried at fair value and are equal to the liabilities that represent the policyholders' equity in those assets.

  (r) Accounting Changes

   Under SFAS 142, goodwill is no longer amortized but is tested for impairment using a fair value methodology. We stopped amortizing goodwill effective January 1, 2002. Under SFAS 142, we were required to test all existing goodwill for impairment as of January 1, 2002, on a "reporting unit" basis. No goodwill impairment charge was taken as a result of our goodwill testing for impairment in accordance with SFAS 142.

   At January 1, 2001, we adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Under SFAS 133 all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges of future cash flows the effective portion of changes in fair value is recorded temporarily in equity, then recognized in earnings along with the related effects of the hedged items. Any ineffective portion of hedges is reported in earnings as it occurs. Further information about derivative instruments is provided in Note 10.

   At January 1, 2001, the cumulative effect of adopting this accounting change, was as follows:

                                                            Shareholders'
                                                   Earnings   Interest
                                                   -------- -------------
       Adjustment to fair value of derivatives (a)  $(8.7)     $(12.2)
       Income tax effects.........................    3.0         4.4
                                                    -----      ------
       Totals.....................................  $(5.7)     $ (7.8)
                                                    =====      ======

--------
(a)For earnings effect, amount shown is net of hedged items.

   The cumulative effect on shareholders' interest was primarily attributable to marking to market swap contracts used to hedge variable-rate borrowings. Decreases in the fair values of these instruments were attributable to declines in interest rates since inception of the hedging arrangement. As a matter of policy, we ensure that funding, including the effect of derivatives, of our investment and other financial asset positions are substantially matched in character (e.g., fixed vs. floating) and

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)

duration. As a result, declines in the fair values of these effective derivatives are offset by unrecognized gains on the related financing assets and hedged items, and future net earnings will not be subject to volatility arising from interest rate changes.

   In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, which we adopted on July 1, 2003. No special purpose entities ("SPEs"), or assets previously sold to qualifying SPEs ("QSPEs"), were required to be consolidated on our books.

  (s) Accounting Pronouncements Not Yet Adopted

   In July 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts, which we will adopt on January 1, 2004. This statement provides guidance on separate account presentation and valuation, the accounting for sales inducements and the classification and valuation of long-duration contract liabilities. We do not expect the adoption of SOP 03-1 to have a material impact on our results of operation or financial condition.

(2)Investment Securities

  (a) General

   For the years ended December 31, 2003, 2002, and 2001 the sources of our investment income were as follows:

                                         2003    2002    2001
                                        ------  ------  ------
                Fixed maturities....... $467.2  $528.8  $615.2
                Equity securities......    (.1)     .8     2.9
                Mortgage loans.........   81.8    73.2    80.9
                Policy loans...........   10.8     6.3     7.1
                Other investments......  (10.4)     .6      .6
                                        ------  ------  ------
                Gross investment income  549.3   609.7   706.7
                Investment expenses....  (11.3)   (9.5)   (7.8)
                                        ------  ------  ------
                Net investment income.. $538.0  $600.2  $698.9
                                        ======  ======  ======

   For the years ended December 31, 2003, 2002, and 2001, gross realized investment gains and losses from the sales of investment securities available-for-sale were as follows:

                                                2003     2002    2001
                                               ------  -------  ------
         Gross realized investments:
            Gains.............................   80.2    181.1   100.5
            Losses, including impairments (a).  (76.3)  (125.8)  (71.4)
                                               ------  -------  ------
         Net realized investments gains....... $  3.9  $  55.3  $ 29.1
                                               ======  =======  ======

--------
(a)Impairments were $(26.2), $(77.4), and $(24.1) in 2003, 2002, and 2001 respectively.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)


   Net unrealized gains and losses on investment securities and other invested assets classified as available-for-sale are reduced by deferred income taxes and adjustments to PVFP and deferred acquisition costs that would have resulted had such gains and losses been realized. Net unrealized gains and losses on available-for-sale investment securities and other invested assets reflected as a separate component of shareholders' interest as of December 31, 2003, 2002, and 2001 are summarized as follows:

                                                                                     2003    2002    2001
                                                                                    ------  ------  ------
Net unrealized gains (losses) on available-for-sale investment securities and other invested assets before adjustments:
   Fixed maturities................................................................ $204.6  $ 18.6  $(41.2)
   Equity securities...............................................................    3.0    (9.7)  (11.8)
                                                                                    ------  ------  ------
       Subtotal....................................................................  207.6     8.9   (53.0)
                                                                                    ------  ------  ------
Adjustments to the present value of future profits and deferred acquisitions costs.  (72.6)  (29.5)   25.2
Deferred income taxes..............................................................  (47.3)    8.6    10.4
                                                                                    ------  ------  ------
       Net unrealized gains (losses) on available-for-sale investment securities................................................................ $ 87.7  $(12.0) $(17.4)
                                                                                    ======  ======  ======

   The change in the net unrealized gains (losses) on investment securities reported in accumulated non-owner changes in equity is as follows:

                                                                                 2003    2002    2001
                                                                                ------  ------  ------
Net unrealized losses on investment securities -- beginning of year............ $(12.0) $(17.4) $(18.7)
Unrealized gains on investment securities, net --..............................  102.2    41.3    20.2
Reclassification adjustments -- net of deferred taxes of $1.4, $19.4, and $10.2   (2.5)  (35.9)  (18.9)
                                                                                ------  ------  ------
Net unrealized gains (losses) on investment securities -- end of year.......... $ 87.7  $(12.0) $(17.4)
                                                                                ======  ======  ======

   At December 31, 2003, and 2002, the amortized cost, gross unrealized gains and losses, and fair values of our fixed maturities and equity securities available-for-sale were as follows:

                                                     Gross      Gross
                                         Amortized Unrealized Unrealized
                                           Cost      Gains      Losses   Fair Value
                                         --------- ---------- ---------- ----------
2003
----
Fixed maturities:
   U.S. government and agency........... $   17.5    $  0.6     $ (0.1)   $   18.0
   State and municipal..................      0.9        --         --         0.9
   Non-U.S. government..................     67.8       4.9       (0.1)       72.6
   U.S. corporate.......................  5,437.3     194.9      (48.9)    5,583.3
   Non-U.S. corporate...................    874.5      27.2       (8.2)      893.5
   Mortgage-backed......................  1,819.1      33.6       (9.5)    1,843.2
   Asset-backed.........................  1,219.0      14.5       (4.3)    1,229.2
                                         --------    ------     ------    --------
       Total fixed maturities...........  9,436.1     275.7      (71.1)    9,640.7
Common stocks and non-redeemable
  preferred stocks......................     23.0       3.0         --        26.0
                                         --------    ------     ------    --------
Total available-for-sale securities..... $9,459.1    $278.7     $(71.1)   $9,666.7
                                         ========    ======     ======    ========

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)



                                                     Gross      Gross
                                         Amortized Unrealized Unrealized
2002                                       Cost      Gains      Losses   Fair Value
----                                     --------- ---------- ---------- ----------
Fixed maturities:
   U.S. government and agency........... $    29.4   $  0.6    $  (0.2)  $    29.8
   State and municipal..................       1.0       --         --         1.0
   Non-U.S. government..................      45.9      1.8       (0.1)       47.6
   U.S. corporate.......................   6,063.8    161.5     (207.3)    6,018.0
   Non-U.S. corporate...................     668.7     14.4      (15.9)      667.2
   Mortgage-backed......................   1,973.5     58.1       (3.9)    2,027.7
   Asset-backed.........................   1,248.1     18.0       (8.4)    1,257.7
                                         ---------   ------    -------   ---------
       Total fixed maturities...........  10,030.4    254.4     (235.8)   10,049.0
Common stocks and non-redeemable
  preferred stocks......................      54.6      5.2      (14.9)       44.9
                                         ---------   ------    -------   ---------
Total available-for-sale securities..... $10,085.0   $259.6    $(250.7)  $10,093.9
                                         =========   ======    =======   =========

   We regularly review each investment security for impairment in accordance with our impairment policy, which includes both quantitative and qualitative criteria. Quantitative measures include length of time and amount that each security position is in an unrealized loss position, and for fixed maturity securities, whether the issuer is in compliance with terms and covenants of the security. Our qualitative criteria include the financial strength and specific prospects for the issuer as well as our intent to hold the security until recovery. Our impairment reviews involve our finance and risk teams as well as the portfolio management and research capabilities of GEAM. Our qualitative review attempts to identify those issuers with a greater than 50% chance of default in the coming twelve months. These securities are characterized as "at-risk" of impairment. As of December 31, 2003, securities "at risk" of impairment had aggregate unrealized losses of $10 million.

   For fixed maturity securities, we recognize an impairment charge to earnings in the period in which we determine that we do not expect to either collect principal and interest in accordance with the contractual terms of the instruments or to recover based on underlying collateral values and considering events such as payment default, bankruptcy or disclosure of fraud. For equity securities, we recognize an impairment charge in the period in which we determine that the security will not recover to book within a reasonable period. We measure impairment charges based on the difference between the book value of the security and its fair value. Fair value is based on quoted market price, except for certain infrequently traded securities where we estimate values using internally developed pricing models. These models are based upon common valuation techniques and require us to make assumptions regarding credit quality, liquidity and other factors that affect estimated values.

   During 2003, 2002 and 2001, we recognized impairment losses of $26.2 million, $77.4 million and $24.1 million, respectively. We generally intend to hold securities in unrealized loss positions until they recover. However, from time to time, we sell securities in the normal course of managing our portfolio to meet diversification, credit quality, yield and liquidity requirements.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)


   The following table presents the gross unrealized losses and estimated fair values of our investment securities, on a historical basis, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, at December 31, 2003

                                               Less than 12 Months            12 Months of More
                                          ------------------------------ ----------------------------
                                           Fair    Unrealized    # of    Fair   Unrealized    # of
Description of Securities                  Value     Losses   Securities Value    Losses   Securities
-------------------------                 -------- ---------- ---------- ------ ---------- ----------
Fixed maturities:
   U.S. government and agencies.......... $    7.1   $  (.1)       2     $   --   $   --       --
   State and municipal...................       .9       --        2         --       --       --
   Government - non U.S..................     14.1      (.1)       4         --       --       --
   U.S. corporate........................  1,009.2    (30.2)     129      249.5    (18.7)      37
   Corporate - non U.S...................    172.4     (4.9)      41       42.8     (3.3)       4
   Asset Backed..........................    220.2     (3.9)      22       75.0      (.4)       6
   Mortgage Backed.......................    550.9     (9.4)      79        3.8      (.1)       6
                                          --------   ------      ---     ------   ------       --
Subtotal, fixed maturities...............  1,974.8    (48.6)     279      371.1    (22.5)      53
Equity securities........................       --       --       --         --       --       --
                                          --------   ------      ---     ------   ------       --
   Total temporarily impaired securities. $1,974.8   $(48.6)     279     $371.1   $(22.5)      53
                                          ========   ======      ===     ======   ======       ==
Investment Grade.........................  1,862.7    (42.4)     257      273.0     (9.9)      29
Below Investment Grade...................    112.1     (6.2)      22       98.1    (12.6)      24
                                          --------   ------      ---     ------   ------       --
   Total................................. $1,974.8   $(48.6)     279     $371.1   $(22.5)      53
                                          ========   ======      ===     ======   ======       ==

   The investment securities at December 31, 2003 in an unrealized loss position for less than twelve months, account for $48.6 million or 68% of the total unrealized losses. Of the securities in this category, there was one security with an unrealized loss in excess of $5 million. This security had aggregate unrealized losses totaling $6.8 million. The amount of the unrealized loss on this security is driven largely by the relative size of the holding, the par value of which is $40 million. This security matures in 2029 and is rated investment grade.

   The investment securities in an unrealized loss position for twelve months or more account for $22.5 million or 32% of the total unrealized losses. There is one issuer that accounts for $3.3 million or 15% of the unrealized losses in this category. This issuer, a national retail chain, is current on all terms, shows improving trends with regard to liquidity and security price, and is not considered at risk of impairment.

   Aside from this issuer, no other single issuer has an aggregate unrealized loss greater than $3 million.

   The scheduled maturity distribution of the fixed maturity portfolio at December 31, 2003 follows. Expected maturities may differ from scheduled contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               Amortized  Fair
                                                 Cost     Value
                                               --------- --------
              Due in one year less............ $  385.2  $  388.2
              Due one year through five years.  2,483.9   2,547.2
              Due five years through ten years  2,247.0   2,326.0
              Due after ten years.............  1,281.9   1,306.9
                                               --------  --------
                 Subtotals....................  6,398.0   6,568.3
              Mortgage-backed securities......  1,819.1   1,843.2
              Asset-backed securities.........  1,219.0   1,229.2
                                               --------  --------
                 Totals....................... $9,436.1  $9,640.7
                                               ========  ========

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)


   As of December 31, 2003, $1,078.2 million of our investments (excluding mortgage and asset-backed securities) were subject to certain call provisions.

   As required by law, we have amounts invested, with governmental authorities and banks for the protection of policyholders, of $5.7 million as of December 31, 2003 and 2002.

   As of December 31, 2003, approximately 24.9%, 11.7%, and 8.4% of our fixed maturity portfolio was comprised of securities issued by the financial and insurance, utility and energy, and consumer non-cyclicals industries, respectively, the vast majority of which are rated investment grade, and which are senior secured bonds. No other industry group comprises more than 10% of our fixed maturity portfolio. This portfolio is widely diversified among various geographic regions in the United States and is not dependent on the economic stability of one particular region.

   As of December 31, 2003, we did not hold any fixed maturity securities which individually exceeded 10% of shareholders' interest.

   The credit quality of the fixed maturity portfolio at December 31, 2003 and 2002 follows. The categories are based on the higher of the ratings published by Standard & Poors or Moody's.

                                        2003               2002
                                 -----------------  -----------------
                                 Fair value Percent Fair value Percent
                                 ---------- ------- ---------- -------
         Agencies and treasuries  $  379.2     3.9% $   199.6     2.0%
         AAA/Aaa................   2,491.6    25.8    2,801.1    27.9
         AA/Aa..................     357.7     3.7      843.6     8.4
         A/A....................   2,335.6    24.2    2,842.6    28.3
         BBB/Baa................   2,521.8    26.2    2,170.9    21.6
         BB/Ba..................     245.4     2.6      370.7     3.7
         B/B....................     106.0     1.1       99.3     1.0
         CC and below...........      55.3     0.6       19.6     0.2
         Not rated..............   1,148.1    11.9      701.6     6.9
                                  --------   -----  ---------   -----
            Totals..............  $9,640.7   100.0% $10,049.0   100.0%
                                  ========   =====  =========   =====

   Bonds with ratings ranging from AAA/Aaa to BBB-/Baa3 are generally regarded as investment grade securities. Some agencies and treasuries (that is, those securities issued by the United States government or an agency thereof) are not rated, but all are considered to be investment grade securities. Finally, some securities, such as private placements, have not been assigned a rating by any rating service and are therefore categorized as "not rated". This has neither positive nor negative implications regarding the value of the security.

   At December 31, 2003 and 2002, there were fixed maturities in default (issuer has missed a coupon payment or entered bankruptcy) with a fair value of $58.9 and $19.1, respectively.

   We have limited partnership commitments outstanding of $7.4 and $11.6 at December 31, 2003 and December 31, 2002, respectively.

  (b) Mortgage and Real Estate Portfolio

   For the years ended December 31, 2003 and 2002, respectively, we originated $44.6 and $102.1 of mortgages secured by real estate in California, which represents 9% and 43% of our total originations for those years.

   We have certain investment commitments to provide fixed-rate loans. The investment commitments, which would be collateralized by related properties of the underlying investments, involve varying elements of credit and market risk. Investment commitments outstanding at December 31, 2003 and 2002 were $0 and $15.3, respectively.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)


   "Impaired" loans are defined under U.S. GAAP as loans for which it is probable that the lender will be unable to collect all amounts due according to the original contractual terms of the loan agreement. That definition excludes, among other things, leases or large groups of smaller-balance homogenous loans, and therefore applies principally to our commercial loans.

   Under these principles, we have two types of "impaired" loans: loans requiring allowances for losses (none as of December 31, 2003 and 2002) and loans expected to be fully recoverable because the carrying amount has been reduced previously through charge-offs or deferral of income recognition ($1.2 and $3.7 as of December 31, 2003 and 2002, respectively). Average investment in impaired loans during December 31, 2003, 2002, and 2001 was $2.8, $5.1, and $6.8 and interest income earned on these loans while they were considered impaired was $0.1, $0.5, and $0.9 for the years ended December 31, 2003, 2002, and 2001, respectively.

   The following table presents the activity in the allowance for losses during the years ended December 31, 2003, 2002, and 2001:

                                                         2003   2002  2001
                                                         ----- -----  -----
    Balance at January 1................................ $ 8.9 $18.2  $14.3
    (Benefit) provision (credited) charged to operations   1.5  (9.3)   2.3
    Amounts written off, net of recoveries..............    --    --    1.6
                                                         ----- -----  -----
    Balance at December 31.............................. $10.4 $ 8.9  $18.2
                                                         ===== =====  =====

   During 2002, as part of its on-going analysis of exposure to losses arising from mortgage loans, we recognized $11.6 reduction in its allowance for losses.

   The allowance for losses on mortgage loans at December 31, 2003, 2002, and 2001 represented 0.8%, 0.8%, and 1.9% of gross mortgage loans, respectively. There were no non-income producing mortgage loans as of December 31, 2003 and 2002.

(3)Deferred Acquisition Costs

   Activity impacting deferred acquisition costs for the years ended December 31, 2003, 2002, and 2001 was as follows:

                                                               2003     2002    2001
                                                              ------  -------  ------
Unamortized balance at January 1............................. $843.3  $ 838.2  $712.9
Cost deferred................................................  167.7    116.3   204.1
Amortization, net............................................  (87.2)  (111.2)  (78.8)
                                                              ------  -------  ------
Unamortized balance at December 31...........................  923.8    843.3   838.2
Cumulative effect of net unrealized investment gains (losses)  (26.8)   (16.1)   15.6
                                                              ------  -------  ------
Balance at December 31....................................... $897.0  $ 827.2  $853.8
                                                              ======  =======  ======

(4)Intangible Assets and Goodwill

   At December 31, 2003 and 2002 the gross carrying amount and accumulated amortization of intangibles subject to amortization were as follows:

                                                    2003                        2002
                                         --------------------------  --------------------------
                                         Gross Carrying Accumulated  Gross Carrying Accumulated
                                             Amount     Amortization     Amount     Amortization
                                         -------------- ------------ -------------- ------------
Present Value of Future Profits ("PVFP")     $508.8       $(380.7)       $541.0       $(352.2)
Capitalized Software....................       26.2         (10.1)         26.8          (8.7)
All Other...............................        1.0          (0.6)          1.3          (0.5)
                                             ------       -------        ------       -------
   Total................................     $536.0       $(391.4)       $569.1       $(361.4)
                                             ======       =======        ======       =======

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)


  (a) Present Value of Future Profits

   The method used by us to value PVFP in connection with acquisitions of life insurance entities is summarized as follows: (1) identify the future gross profits attributable to certain lines of business, (2) identify the risks inherent in realizing those gross profits, and (3) discount those gross profits at the rate of return that we must earn in order to accept the inherent risks.

   The following table presents the activity in PVFP for the years ended December 31, 2003, 2002, and 2001:

                                                                                 2003    2002    2001
                                                                                ------  ------  ------
Unamortized balance at January 1............................................... $202.2  $235.1  $278.1
Interest accreted as 5.4%, 6.0% and 6.4% for December 31, 2003, 2002, and 2001,
  respectively.................................................................   10.2    13.2    16.3
Amortization...................................................................  (38.5)  (46.1)  (59.3)
                                                                                ------  ------  ------
Unamortized balance December 31................................................  173.9   202.2   235.1
Cumulative effect of net unrealized investment losses..........................  (45.8)  (13.4)    9.6
                                                                                ------  ------  ------
Balance at December 31......................................................... $128.1  $188.8  $244.7
                                                                                ======  ======  ======

   The estimated percentage of the December 31, 2003 balance, before the effect of unrealized investment gains or losses, to be amortized over each of the next five years is as follows:

                                   2004 12.3%
                                   2005 12.0%
                                   2006 11.6%
                                   2007 11.2%
                                   2008 10.6%

  (b) Goodwill

   Goodwill amortization was $7.0 for the year ended December 31, 2001. The accumulated amortization at December 31, 2003, 2002 and 2001 was $43.3, $43.3, and $36.3, respectively. Under SFAS 142 (effective January 1, 2002), goodwill is no longer amortized but is tested for impairment using a fair value methodology.

   As of December 31, 2003 goodwill was comprised of the following:

                                            Retirement
                                             Income &
                                            Investments Protection Total
                                            ----------- ---------- ------
      Balance at January 1, 2001...........    $58.6      $55.8    $114.4
      Amortization.........................      3.8        3.2       7.0
                                               -----      -----    ------
      Balance at December 31, 2001 and 2002    $54.8      $52.6    $107.4
                                               =====      =====    ======
      Additions............................      5.0        4.9       9.9
                                               -----      -----    ------
      Balance at December 31, 2003.........    $59.8      $57.5    $117.3
                                               =====      =====    ======

   The effects on earnings excluding such goodwill amortization from 2001 was as follows:

                                                           2001
                                                          ------
               Net income as reported.................... $123.9
                                                          ======
               Net income excluding goodwill amortization $130.9
                                                          ======

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)


(5)Reinsurance

   We are involved in both the cession and assumption of reinsurance with other companies. Our reinsurance consists primarily of long-duration contracts that are entered into with financial institutions and related party reinsurance. Although these reinsurance agreements contractually obligate the reinsurers to reimburse us, they do not discharge us from our primary liabilities and we remain liable to the extent that the reinsuring companies are unable to meet their obligations.

   In order to limit the amount of loss retention, certain policy risks are reinsured with other insurance companies. The maximum of individual ordinary life insurance normally retained by any one insured with an issue age up to and including 75 is $1 and for issue ages over 75 is $0.1. Certain accident and health insurance policies are reinsured on either a quota share or excess of loss basis. We also use reinsurance for guaranteed minimum death benefit ("GMDB") options on most of our variable annuity products. At December 31,2003, we had approximately 41% and 31%, respectively, of our variable annuity and life insurance net at risk exposures reinsured with one company.

   Net life insurance in force as of December 31 is summarized as follows:

                                             2003       2002       2001
                                          ---------  ---------  ---------
     Direct life insurance in force...... $26,889.2  $28,964.5  $31,199.2
     Amounts ceded to other companies....  (4,129.4)  (4,575.9)  (5,272.9)
     Amounts assumed from other companies   1,970.2    2,092.9    2,247.7
                                          ---------  ---------  ---------
     Net in force........................ $24,730.0  $26,481.5  $28,174.0
                                          =========  =========  =========
     Percentage of amount assumed to net.       8.0%       7.9%       8.0%
                                          =========  =========  =========

   The effects of reinsurance on premiums earned for the years ended December 31, 2003, 2002, and 2001 were as follows:

                                               2003    2002    2001
                                              ------  ------  ------
          Direct............................. $122.9  $117.9  $128.8
          Assumed............................    2.5     4.8     3.3
          Ceded..............................  (21.4)  (17.4)  (23.7)
                                              ------  ------  ------
          Net premiums earned................ $104.0  $105.3  $108.4
                                              ------  ------  ------
          Percentage of amount assumed to net    2.4%    4.6%    3.1%
                                              ======  ======  ======

   Due to the nature of our insurance contracts, premiums earned approximate premiums written.

   Reinsurance recoveries recognized as a reduction of benefits amounted to $77.7, $87.6, and $58.0 for the years ended December 31, 2003, 2002, and 2001, respectively.

(6)Future Annuity and Contract Benefits

  (a) Investment Contracts

   Investment contracts are broadly defined to include contracts without significant mortality or morbidity risk. Payments received from sales of investment contracts are recognized by providing a liability equal to the current account value of the policyholder's contracts. Interest rates credited to investment contracts are guaranteed for the initial policy term with renewal rates determined as necessary by management.

  (b) Insurance Contracts

   Insurance contracts are broadly defined to include contracts with significant mortality and/or morbidity risk. The liability for future benefits of insurance contracts is the present value of such benefits less the present value of future net

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001)
                         (Dollar amounts in millions)

premiums, based on mortality, morbidity, and other assumptions which were appropriate at the time the policies were issued or acquired. These assumptions are periodically evaluated for potential reserve deficiencies. Reserves for cancelable accident and health insurance are based upon unearned premiums, claims incurred but not reported, and claims in the process of settlement. This estimate is based on our experience and the experience of the insurance industry, adjusted for current trends. Any changes in the estimated liability are reflected in income as the estimates are revised.

   The following chart summarizes the major assumptions underlying our recorded liabilities for future annuity and contract benefits:

                                                           Mortality/                  December 31,
                                                 Withdraw  Morbidity  Interest Rate -------------------
                                                Assumption Assumption  Assumption     2003      2002
                                                ---------- ---------- ------------- --------- ---------
Investment contracts...........................    N/A         N/A        N/A       $ 8,069.0 $ 8,592.0
Limited payment contracts......................    None        (a)       6.76%            6.3      30.3
Traditional life insurance contracts...........  Company              6.7% grading
                                                Experience     (b)      to 6.5%         319.6     316.6
Universal life type contracts..................    N/A         N/A        N/A         1,792.5   1,780.8
Accident and health............................  Company              7.5% grading
                                                Experience     (c)      to 4.5%          53.8      51.8
                                                                                    --------- ---------
   Total future annuity and contracts benefits.                                     $10,241.2 $10,771.5
                                                                                    ========= =========

--------
(a)Either the United States Population Table, 1983 Group Annuitant Mortality Table or 1983 Individual Annuity Mortality Table and Company experience.
(b)Principally modifications of the 1965-70 or 1975-80 Select and Ultimate Tables and Company experience.
(c)The 1958 Commissioner's Standard Ordinary Table, 1964 modified and 1987 Commissioner's Disability Tables, and Company experience.

(7)Income Taxes

   The total provision (benefit) for income taxes for the years ended December 31, 2003, 2002, and 2001 consisted of the following components:

                                               2003   2002  2001
                                              ------  ----- -----
              Current federal income tax..... $(21.4) $19.8 $18.2
              Deferred federal income tax....   18.3   20.8  49.1
                                              ------  ----- -----
                 Subtotal-federal income tax.   (3.1)  40.6  67.3
                                              ------  ----- -----
              Current state income tax.......     --    1.3   0.8
              Deferred state income tax......     --    1.0   2.0
                                              ------  ----- -----
                 Subtotal-state income tax...     --    2.3   2.8
                                              ------  ----- -----
                     Total income tax........ $ (3.1) $42.9 $70.1
                                              ======  ===== =====

   The reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, 2003, 2002, and 2001 is as follows:

                                                         2003   2002  2001
                                                        -----   ----  ----
    Statutory U.S. federal income tax rate.............  35.0%  35.0% 35.0%
    State income tax, net of federal income tax benefit  (0.1)   0.5   0.5
    Non-deductible goodwill amortization...............    --     --   1.2
    Dividends-received deduction....................... (53.1)  (9.1) (2.9)
    Other, net.........................................  (0.8)   0.6   1.3
                                                        -----   ----  ----
       Effective rate.................................. (19.0)% 27.0% 35.1%
                                                        =====   ====  ====

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)


   The components of the net deferred income tax liability at December 31, 2003 and 2002 are as follows:

                                                            2003   2002
                                                           ------ ------
       Assets:
          Insurance reserves amounts...................... $118.9 $146.8
          Investments.....................................    9.8     --
          Net unrealized losses on investment securities..     --    8.6
          Net unrealized losses on derivatives............    1.0     --
          Accruals........................................   21.9    3.5
          Other...........................................    0.6     --
                                                           ------ ------
              Total deferred income tax asset.............  152.2  158.9
                                                           ====== ======
       Liabilities:
          Net unrealized gains on investment securities...   47.3     --
          Investments.....................................     --    8.1
          Present value of future profits.................   39.7   43.7
          Deferred acquisition costs......................  234.6  203.6
          Other...........................................    5.3    8.4
                                                           ------ ------
              Total deferred income tax liability.........  326.9  263.8
                                                           ------ ------
                 Net deferred income tax liability........ $174.7 $104.9
                                                           ====== ======

   Based on an analysis of our tax position, management believes it is more likely than not that the results of future operations and implementation of tax planning strategies will generate sufficient taxable income enabling us to realize remaining deferred tax assets. Accordingly, no valuation allowance for deferred tax assets is deemed necessary.

   We paid federal and state taxes of $7.3 for the year ended December 31, 2003. For the years ended December 31, 2002 and 2001, we received refunds of $16.4 and $23.9, respectively.

   At December 31, 2003 and 2002, the deferred income tax liability was $174.7 and $104.9, respectively. At December 31, 2003 and 2002, the current income tax liability was $4.8 and $30.3, respectively.

(8)Related Party Transactions

   We pay investment advisory fees and other fees to affiliates. Amounts incurred for these items aggregated $60.7, $36.8, and $18.3 for the years ended December 31, 2003, 2002, and 2001, respectively. We charge affiliates for certain services and for the use of facilities and equipment which aggregated $55.6, $58.4, and $68.1, for the years ended December 31, 2003, 2002, and 2001, respectively.

   In May 2002, we entered into an investment management agreement with GE Asset Management Incorporated ("GEAM") under which we paid $10.5 in 2003 and $8.9 in 2002 to GEAM as compensation for the investment services.

   During 2002, we sold certain assets to an affiliate at a fair value established as if it were an arms-length, third party transaction, which resulted in a gain of $17.6.

   We pay interest on outstanding amounts under a credit funding agreement with GNA Corporation, the parent company of GECA. We have a credit line of $500 with GNA. Interest expense under this agreement was $0.1, $0.1, and $0.6 for the years ended December 31, 2003, 2002, and 2001 respectively. We pay interest at the cost of funds of GNA Corporation, which were 1.3% and 1.95%, as of December 31, 2003 and 2002, respectively. The amounts outstanding as of December 31, 2003 and 2002 were $6.3 and $18.1, respectively, and are included with other liabilities in the Consolidated Balance Sheets.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)


(9)Litigation

   We, like other insurance companies, are subject to legal and regulatory actions in the ordinary course of our business, including class actions. Our pending legal and regulatory actions include proceedings specific to us and others generally applicable to business practices in the industries in which we operate. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive and treble damages. Given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in some of our matters could have a material adverse effect on our consolidated financial condition or results of operation.

   We were named as a defendant in a lawsuit in Georgia, McBride v. Life Insurance Co. of Virginia dba GE Life and Annuity Assurance Co., related to the sale of universal life insurance policies. The complaint was filed on November 1, 2000 as a class action on behalf of all persons who purchased certain of our universal life insurance policies and alleges improper practices in connection with the sale and administration of universal life policies. The plaintiffs sought unspecified compensatory and punitive damages. On December 1, 2000, we removed the case to the U.S. District Court for the Middle District of Georgia. No class has been certified. We have vigorously denied liability with respect to the plaintiff's allegations. Nevertheless, to avoid the risks and costs associated with protracted litigation and to resolve our differences with policyholders, we agreed in principle on October 8, 2003, to settle the case on a nationwide class action basis. The settlement provides benefits to the class, and allows us to continue to serve our customers' needs undistracted by disruptions caused by litigation. The settlement documents have not been finalized, nor has any proposed settlement been submitted to the proposed class or for court approval, and a final settlement is not certain. In the third quarter of 2003, we accrued $50 million in reserves relating to this litigation, which represents our best estimate of bringing this matter to conclusion. The precise amount of payments in this matter cannot be estimated because they are dependent upon court approval of the class and related settlement, the number of individuals who ultimately will seek relief in the claim form process of any approved class settlement, the identity of such claimants and whether they are entitled to relief under the settlement terms and the nature of the relief to which they are entitled.

(10)Fair Value of Financial Instruments

   Assets and liabilities that are reflected in the Consolidated Financial Statements at fair value are not included in the following disclosure of fair value; such items include cash and cash equivalents, investment securities, separate accounts, and derivative financial instruments. Other financial assets and liabilities - those not carried at fair value - are discussed below. Apart from certain of our borrowings and certain marketable securities, few of the instruments discussed below are actively traded and their fair values must often be determined using models. The fair value estimates are made at a specific point in time, based upon available market information and judgments about the financial instruments, including estimates of the timing and amount of expected future cash flows and the credit standing of counterparties. Such estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the financial instrument.

   The bases on which we estimate fair values are as follows:

      Mortgage loans. Based on quoted market prices, recent transactions and/or discounted future cash flows, using rates at which similar loans would have been made to similar borrowers.

      Other financial instruments. Based on comparable market transactions, discounted future cash flows, quoted market prices, and/or estimates of the cost to terminate or otherwise settle obligations.

      Borrowings. Based on market quotes or comparables.

      Investment contract benefits. Based on expected future cash flows, discounted at currently offered discount rates for immediate annuity contracts or cash surrender value for single premium deferred annuities.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)


      All other instruments. Based on comparable market transactions, discounted future cash flows, quoted market prices, and /or estimates of the cost to terminate or otherwise settle obligations.

   The following represents the fair value of financial assets and liabilities at December 31,

                                                      2003                           2002
                                         -----------------------------  -----------------------------
                                              Assets (Liabilities)           Assets (Liabilities)
                                         -----------------------------  -----------------------------
                                         Notional  Carrying  Estimated  Notional  Carrying  Estimated
                                          Amount    Amount   Fair Value  Amount    Amount   Fair Value
                                         -------- ---------  ---------- -------- ---------  ----------
Assets:
   Mortgage loans.......................    (a)   $ 1,262.3  $ 1,309.7      (a)  $ 1,034.7  $ 1,124.7
   Other financial instruments..........    (a)         0.9        0.9      (a)        1.6        1.6
Liabilities:
   Borrowings and related instruments:
       Borrowings.......................    (a)        (6.3)      (6.3)     (a)      (18.1)     (18.1)
       Investment contract benefits.....    (a)    (8,069.0)  (8,134.4)     (a)   (8,592.0)  (8,711.1)
Other firm commitments:
   Ordinary course of business lending
     commitments........................    --           --         --    15.3          --         --
Commitments to fund limited partnerships   7.4           --         --    11.6          --         --

--------
(a)These financial instruments do not have notional amounts.

   A reconciliation of current period changes for the years ended December 31, 2003 and 2002, net of applicable income taxes in the separate component of shareholders' interest labeled "derivatives qualifying as hedges", follows:

                                                               2003   2002
                                                              -----  -----
    Net Other Comprehensive Income Balances as of January 1.. $ 2.3  $(8.1)
    Current period decreases (increases) in fair value -- net  (0.3)   9.2
    Reclassification to earnings, net........................  (1.6)   1.2
                                                              -----  -----
    Balance at December 31................................... $ 0.4  $ 2.3
                                                              =====  =====

Hedges of Future Cash Flows

   There was none and less than $.01 of ineffectiveness reported in the twelve months ended December 31, 2003 and 2002, respectively, in fair values of hedge positions. There were no amounts excluded from the measure of effectiveness in the twelve months ended December 31, 2003 and 2002 related to the hedge of future cash flows.

   The $0.4, net of taxes, recorded in shareholders' interest at December 31, 2003 is expected to be reclassified to future income, contemporaneously with and primarily offsetting changes in interest expense and interest income on floating-rate instruments. Of this amount $1.7, net of income taxes, is expected to be reclassified to earnings over the twelve-month period ending December 31, 2004. Actual amounts may vary from this amount as a result of market conditions. The amount of $(1.6) net of income taxes was reclassified to income over the twelve months ended December 31, 2003. No amounts were reclassified to income during the twelve months ended December 31, 2003 and 2002 in connection with forecasted transactions that were no longer considered probable of occurring.

Derivatives Not Designated as Hedges

   At December 31, 2003, there were no derivatives that do not qualify for hedge accounting under SFAS 133, as amended.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)


(11)Non-controlled Entities

   One of the most common forms of off-balance sheet arrangements is asset securitization. We use GE Capital sponsored and third party entities to facilitate asset securitizations. As part of this strategy, management considers the relative risks and returns of our alternatives and predominately uses GE Capital sponsored entities. Management believes these transactions could be readily executed through third party entities at insignificant incremental cost.

   The following table summarizes the current balance of assets sold to Special Purpose Entities ("SPEs") at December 31:

                                                 2003   2002
                                                ------ ------
                  Assets secured by:
                     Commercial mortgage loans. $137.1 $162.4
                     Fixed maturities..........  105.4  129.9
                     Other receivables.........  107.3  117.2
                                                ------ ------
                         Total assets.......... $349.8 $409.5
                                                ====== ======

   Each of the categories of assets shown in the table above represents portfolios of assets that are highly rated. Examples of each category include: commercial mortgage loans -- loans on diversified commercial property; fixed maturities- domestic and foreign, corporate and government securities; other receivables -- primarily policy loans.

   We evaluate the economic, liquidity and credit risk related to the above SPEs and believe that the likelihood is remote that any such arrangements could have a significant adverse effect on our operations, cash flows, or financial position. Financial support for certain SPE's is provided under credit support agreements, in which GE Financial Assurance provides limited recourse for a maximum of $119 million of credit losses in such entities. Assets with credit support are funded by demand notes that are further enhanced with support provided by GE Capital. We may record liabilities, for such guarantees based on our best estimate of probable losses. To date, no SPE has incurred a loss.

   Sales of securitized assets to SPEs result in a gain or loss amounting to the net of sales proceeds, the carrying amount of net assets sold, the fair value of servicing rights and retained interests and an allowance for losses. Sales resulted in net gains on securitizations of approximately $5.8 million, and $17 million in 2002, and 2001, respectively. There were no security transactions in 2003. The net realized gains and losses are included in net realized gains within our Consolidated Statements of Income Retained interests and recourse obligations related to such sales that are recognized in our consolidated financial statements are as follows:

                                                December 31,
                                           -----------------------
                                              2003        2002
                                           ----------- -----------
                                                 Fair        Fair
                                           Cost  Value Cost  Value
                                           ----- ----- ----- -----
              Retained interests -- assets $14.5 $15.6 $17.0 $20.9
              Servicing assets............    --    --    --    --
              Recourse liability..........    --    --    --    --
                                           ----- ----- ----- -----
                 Total.................... $14.5 $15.6 $17.0 $20.9
                                           ===== ===== ===== =====

   Retained interest. In certain securitization transactions, we retain an interest in transferred assets. Those interests take various forms and may be subject to credit prepayment and interest rate risks.

   Servicing assets. Following a securitization transaction, we retain the responsibility for servicing the receivables, and, as such, are entitled to receive an ongoing fee based on the outstanding principal balances of the receivables. There are no servicing assets nor liabilities recorded as the benefits of servicing the assets are adequate to compensate an independent servicer for its servicing responsibilities.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)


   Recourse liability. As described previously, under credit support agreements we provide recourse for credit losses in special purpose entities. We provide for expected credit losses under these agreements and such amounts approximate fair value.

(12)Restrictions on Dividends

   Insurance companies are restricted by states as to the aggregate amount of dividends they may pay to their parent in any consecutive twelve-month period without regulatory approval. Generally, dividends may be paid out of earned surplus without approval with thirty days prior written notice within certain limits. The limits are generally based on the lesser of 10% of the prior year surplus or prior year net gain from operations. Dividends in excess of the prescribed limits or our earned surplus require formal approval from the Commonwealth of Virginia State Corporation Commission, Bureau of Insurance. Based on statutory results as of December 31, 2003, we are able to distribute $23.7 in dividends in 2004 without obtaining regulatory approval.

   We declared and paid dividends of $9.6 for each of the years ended December 31, 2003, 2002, and 2001.

(13)Supplementary Financial Data

   We file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners ("NAIC") that are prepared on an accounting basis prescribed by such authorities (statutory basis). Statutory accounting practices differ from U.S. GAAP in several respects, causing differences in reported net income and shareholders' interest. Permitted statutory accounting practices encompass all accounting practices not so prescribed but that have been specifically allowed by state insurance authorities. We have no permitted accounting practices.

   For the years ended December 31, 2003, 2002, and 2001, statutory net (loss) income and statutory capital and surplus is summarized below:

                                            2003    2002    2001
                                           ------  ------  ------
             Statutory net loss........... $(28.0) $(48.8) $(20.5)
             Statutory capital and surplus $562.4  $550.7  $584.4

   The NAIC has adopted Risk Based Capital ("RBC") requirements to evaluate the adequacy of statutory capital and surplus in relation to risks associated with
(i) asset risk, (ii) insurance risk, (iii) interest rate risk, and (iv) business risks. The RBC formula is designated as an early warning tool for the states to identify possible under-capitalized companies for the purpose of initiating regulatory action. In the course of operations, we periodically monitor our RBC level. At December 31, 2003 and 2002 we exceeded the minimum required RBC levels.

(14)Operating Segment Information

   During the fourth quarter 2003, we redefined our operating segments. Management realigned the business on a product line and market basis to intensify its focus on return on equity, optimum deployment of capital and distribution effectiveness. As a result of this change, our operations are conducted under two reporting segments corresponding to customer needs:
Retirement Income and Investments and Protection.

   Retirement Income and Investments comprised of products offered to consumers who want to accumulate tax-deferred assets for retirement, desire a tax-efficient source of income during their retirement, and seek to protect against outliving their assets during retirement.

   Protection comprised of products offered to consumers to provide protection against financial hardship after the death of an insured and to protect income and assets from the adverse economic impacts of significant health care costs. See Note (1)(c) for further discussion of our principal product lines within these two segments.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)


   The following is a summary of industry segment activity for December 31, 2003, 2002, and 2001:

                                         Retirement
                                          Income &              Corporate
December 31, 2003 -- Segment Data        Investments Protection  & Other  Consolidated
---------------------------------        ----------- ---------- --------- ------------
Net investment income...................  $   402.7   $  152.5   $(17.2)   $   538.0
Net realized investment gains...........         --         --      3.9          3.9
Premiums................................       (1.7)     105.7       --        104.0
Other revenues..........................      150.8      143.8       .3        294.9
                                          ---------   --------   ------    ---------
   Total revenues.......................      551.8      402.0    (13.0)       940.8
                                          ---------   --------   ------    ---------
Interest credited, benefits, and other
  changes in policy reserves............      362.0      294.3       --        656.3
Underwriting, acquisition, and
  insurance expenses, net of deferrals..       46.4       55.3     47.3        149.0
Amortization of deferred acquisition
  costs and intangibles.................       84.9       34.0       --        118.9
                                          ---------   --------   ------    ---------
   Total benefits and expenses..........      493.3      383.6     47.3        924.2
                                          ---------   --------   ------    ---------
   Income before income taxes...........  $    58.5   $   18.4   $(60.3)   $    16.6
                                          =========   ========   ======    =========
   Provision (benefit) for income taxes.  $    14.7   $    6.5   $(24.3)   $    (3.1)
                                          =========   ========   ======    =========
   Net income (loss)....................  $    43.8   $   11.9   $(36.0)   $    19.7
                                          =========   ========   ======    =========
Total assets............................  $17,412.4   $2,758.1   $692.1    $20,862.6
                                          =========   ========   ======    =========


                                         Retirement
                                          Income &              Corporate
December 31, 2002 -- Segment Data        Investments Protection  & Other  Consolidated
---------------------------------        ----------- ---------- --------- ------------
Net investment income...................  $   457.1   $  160.5   $(17.4)   $   600.2
Net realized investment gains...........         --         --     55.3         55.3
Premiums................................        1.0      102.3      2.0        105.3
Other revenues..........................      157.3      123.7      3.6        284.6
                                          ---------   --------   ------    ---------
   Total revenues.......................      615.4      386.5     43.5      1,045.4
                                          ---------   --------   ------    ---------
Interest credited, benefits, and other
  changes in policy reserves............      392.6      247.1       .6        640.3
Underwriting, acquisition, and
  insurance expenses, net of deferrals..       37.1       57.8      4.4         99.3
Amortization of deferred acquisition
  costs and intangibles.................      113.6       30.6      2.9        147.1
                                          ---------   --------   ------    ---------
   Total benefits and expenses..........      543.3      335.5      7.9        886.7
                                          ---------   --------   ------    ---------
   Income before income taxes...........  $    72.1   $   51.0   $ 35.6    $   158.7
                                          =========   ========   ======    =========
   Provision (benefit) for income taxes.  $    26.0   $   18.1   $ (1.2)   $    42.9
                                          =========   ========   ======    =========
   Net income...........................  $    46.1   $   32.9   $ 36.8    $   115.8
                                          =========   ========   ======    =========
Total assets............................  $17,116.4   $2,777.5   $387.1    $20,281.0
                                          =========   ========   ======    =========

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2003, 2002 and 2001
                         (Dollar amounts in millions)


                                         Retirement
                                          Income &              Corporate
December 31, 2001 -- Segment Data        Investments Protection  & Other  Consolidated
---------------------------------        ----------- ---------- --------- ------------
Net investment income...................  $   529.8   $  168.1   $  1.0    $   698.9
Net realized investment gains...........         --         --     29.1         29.1
Premiums................................         .8      107.6       --        108.4
Other revenues..........................      167.6      125.2      5.2        298.0
                                          ---------   --------   ------    ---------
   Total revenues.......................      698.2      400.9     35.3      1,134.4
                                          ---------   --------   ------    ---------
Interest credited, benefits, and other
  changes in policy reserves............      481.4      234.7       --        716.1
Underwriting, acquisition, and
  insurance expenses, net of deferrals..       29.4       65.0     (7.1)        87.3
Amortization of deferred acquisition
  costs and intangibles.................       90.7       38.1      2.5        131.3
                                          ---------   --------   ------    ---------
   Total benefits and expenses..........      601.5      337.8     (4.6)       934.7
                                          ---------   --------   ------    ---------
   Income before income taxes and
     cumulative effect of change in
     accounting practice................  $    96.7   $   63.1   $ 39.9    $   199.7
                                          =========   ========   ======    =========
   Provision for income taxes...........  $    34.4   $   23.5   $ 12.2    $    70.1
                                          =========   ========   ======    =========
   Income before cumulative effect of
     change in accounting practice......  $    62.3   $   39.6     27.7    $   129.6
                                          =========   ========   ======    =========
   Cumulative effect of change in
     accounting practice................  $      --   $     --   $ (5.7)   $    (5.7)
                                          =========   ========   ======    =========
   Net income...........................  $    62.3   $   39.6   $ 22.0    $   123.9
                                          =========   ========   ======    =========
Total assets............................  $18,990.6   $2,802.3   $575.3    $22,368.2
                                          =========   ========   ======    =========

(15)Quarterly Financial Data (unaudited)

   Summarized quarterly financial data for the years ended December 31, 2003 and 2002 were as follows:

                                         First Quarter Second Quarter Third Quarter  Fourth Quarter
                                         ------------- -------------  -------------- -------------
                                          2003   2002   2003   2002    2003    2002   2003    2002
                                         ------ ------ ------ ------  ------  ------ ------  ------
Net investment income................... $137.9 $154.7 $137.1 $150.4  $137.9  $152.6 $125.1  $142.5
                                         ------ ------ ------ ------  ------  ------ ------  ------
Total revenues.......................... $250.9 $267.2 $227.7 $210.9  $227.1  $279.7 $235.1  $287.6
                                         ------ ------ ------ ------  ------  ------ ------  ------
Earnings (loss) before cumulative
 effect of change in accounting
 principle (1).......................... $ 24.9 $ 32.7 $  9.7 $ (0.4) $(21.9) $ 24.1 $  7.0  $ 59.4
                                         ------ ------ ------ ------  ------  ------ ------  ------
Net income (loss)....................... $ 24.9 $ 32.7 $  9.7 $ (0.4) $(21.9) $ 24.1 $  7.0  $ 59.4
                                         ------ ------ ------ ------  ------  ------ ------  ------

--------
(1)See note 1 (r) of the Consolidated Financial Statements.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
GE Life and Annuity Assurance Company:

   Under the date of February 6, 2004, we reported on the consolidated balance sheets of GE Life and Annuity Assurance Company and subsidiary (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' interest and cash flows for each of the years in the three-year period ended December 31, 2003, which are included herein. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules included herein. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement schedules based on our audits.

   In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

   As discussed in Notes 1 and 4 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002. As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.

                                          /s/ KPMG LLP

Richmond, Virginia
February 6, 2004

                                                                   Schedule III
                     GE LIFE AND ANNUITY ASSURANCE COMPANY

                      Supplemental Insurance Information
                         (Dollar amounts in millions)

                                                     Future Annuity
                                                      And Contract
                                                       Benefits &
                                                        Liability
                                          Deferred   For Policy and                   Other
                                         Acquisition    Contract       Unearned    Policyholder Premium
Segment                                     Costs        Claims        Premiums    Liabilities  Revenue
-------                                  ----------- --------------- ------------- ------------ --------
December 31, 2003:
   Retirement Income & Investments......   $817.0       $ 8,032.8       $   --        $120.2     $ (1.7)
   Protection...........................     80.0         2,251.0         24.8           2.8      105.7
   Corporate & Other....................       --              --           --            --         --
                                           ------       ---------       ------        ------     ------
       Total............................   $897.0       $10,283.8       $ 24.8        $123.0     $104.0
                                           ======       =========       ======        ======     ======
December 31, 2002:
   Retirement Income & Investments......   $756.8       $ 8,779.5       $   --        $174.8     $  1.0
   Protection...........................     86.5         2,238.6         25.5           1.3      102.3
   Corporate & Other....................    (16.1)           (6.2)          --           6.5        2.0
                                           ------       ---------       ------        ------     ------
       Total............................   $827.2       $11,011.9       $ 25.5        $182.6     $105.3
                                           ======       =========       ======        ======     ======
December 31, 2001:
   Retirement Income & Investments......                                                         $   .8
   Protection...........................                                                          107.6
   Corporate & Other....................                                                             --
                                                                                                 ------
       Total............................                                                         $108.4
                                                                                                 ======

                                                        Interest     Underwriting, Amortization
                                                       Credited &    Acquisition,  of Deferred
                                             Net      Benefits and   and Insurance Acquisition
                                         Investment   Other Changes  Expenses, net  Costs and   Premiums
Segment                                    Income    Policy Reserves of deferrals  Intangibles  Written
-------                                  ----------- --------------- ------------- ------------ --------
December 31, 2003:
   Retirement Income & Investments......   $402.7       $   362.0       $ 46.4        $ 84.9     $ (1.7)
   Protection...........................    152.5           294.3         55.3          34.0      105.4
   Corporate & Other....................    (17.2)             --         47.3            --         --
                                           ------       ---------       ------        ------     ------
       Total............................   $538.0       $   656.3       $149.0        $118.9     $103.7
                                           ======       =========       ======        ======     ======
December 31, 2002:
   Retirement Income & Investments......   $457.1       $   392.6       $ 37.1        $113.6     $  1.0
   Protection...........................    160.5           247.1         57.8          30.6      102.1
   Corporate & Other....................    (17.4)             .6          4.4           2.9        2.0
                                           ------       ---------       ------        ------     ------
       Total............................   $600.2       $   640.3       $ 99.3        $147.1     $105.1
                                           ======       =========       ======        ======     ======
December 31, 2001:
   Retirement Income & Investments......   $529.8       $   481.4       $ 29.4        $ 90.7     $   .8
   Protection...........................    168.1           234.7         65.0          38.1      106.0
   Corporate & Other....................      1.0              --         (7.1)          2.5         --
                                           ------       ---------       ------        ------     ------
       Total............................   $698.9       $   716.1       $ 87.3        $131.3     $106.8
                                           ======       =========       ======        ======     ======

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.


   The expenses in connection with the issuance and distribution of the contract, other than any underwriting discounts and commissions, are as follows:



Securities and Exchange Commission
  Registration Fees (approximate amount we
  will wire).............................. $49,411 (based on a total of $300,000 Proposed
                                                   Maximum Aggregate Offering)
Printing and engraving.................... $17,458
Accounting fees and expenses.............. $ 3,500
Legal fees and expenses................... $     0
Miscellaneous............................. $ 2,500
                                           -------
   Total expenses (approximate)........... $72,869
                                           =======

* Registered previously with Post-Effective Amendment No. 2 filed on August 14, 2002.

Item 14.  Indemnification of Directors and Officers.

   Sections 13.1-697, 13.1-698 and 13.1-702 of the Code of Virginia, in brief, allow a corporation to indemnify any person made party to a proceeding because such person is or was a director, officer, employee, or agent of the corporation, against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he believed that (a) in the case of conduct in his official capacity with the corporation, his conduct was in its best interests; and (b) in all other cases, his conduct was at least not opposed to the corporation's best interests and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director, officer, employee, or agent of the corporation did not meet the standard of conduct described. A corporation may not indemnify a director, officer, employee, or agent of the corporation in connection with a proceeding by or in the right of the corporation, in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person, whether or not involving action in his official capacity, in which such person was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under these sections of the Code of Virginia in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

   General Electric Company's insurance program extends directors' and officers' liability insurance coverage to the directors and officers of its subsidiary companies, including GE Life and Annuity Assurance Company. In addition, Section V of the Amended and Restated Articles of Incorporation of GE Life and Annuity Assurance Company further provide that:

   A. In this Article:

   "applicant" means the person seeking indemnification pursuant to this Article;

   "expenses" includes counsel fees;

   "liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding;

   "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding; and

   "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

   B. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

   C. The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a director or officer of the Corporation, or (ii) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation's request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

   D. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any such director, officer, employee or agent in connection with such actions and determinations or proceedings of any kind arising therefrom.

   E. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section (B) or (C) of this Article.

   F. Any indemnification under Section (C) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section (C).

   The determination shall be made:

   (1) By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

   (2) If a quorum cannot be obtained under subsection (1) of this Section, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

   (3) By special legal counsel

   (a) Selected by the Board of Directors or its committee in the manner prescribed in subsection (1) or (2) of this Section; or

   (b) If a quorum of the Board of Directors cannot be obtained under subsection (1) of this Section and a committee cannot be designated under subsection (2) of this Section, selected by majority vote of the full Board of Directors, in which selection directors who are parties may participate; or

   (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

   Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (3) of this Section (F) to select counsel.

   Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

   G. (1) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section
(C) if the applicant furnishes the Corporation:

   (a) a written statement of his or her good faith belief that he or she has met the standard of conduct described in Section (C); and

   (b) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

   (2) The undertaking required by paragraph (b) of subsection (1) of this Section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

   (3) Authorizations of payments under this section shall be made by the persons specified in Section (F).

   H. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in Section (B) or (C) of this Article who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section (C). The provisions of Sections (D) through (G) of this Article shall be applicable to any indemnification provided hereafter pursuant to this Section (H).

   I. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him or her in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him or her against such liability under the provisions of this Article.

   J. Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

   K. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

                                     * * *

   Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the depositor pursuant to the foregoing provisions, or otherwise, the depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the depositor of expenses incurred or paid by a director, officer or controlling person of the depositor in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the depositor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

   Not applicable.

Item 16.  Exhibits.


(1)(a)      Underwriting Agreement. Previously filed December 12, 2001 to Form S-1 for GE Life and Annuity
            Assurance Company, Registration No. 333-69786.

(1)(b)      Broker-Dealer Sales Agreement. Previously filed December 12, 2001 to Form S-1 for GE Life and
            Annuity Assurance Company, Registration No. 333-69786.

(2)         Not applicable.

(3)(a)      Certificate of Incorporation of The Life Insurance Company of Virginia. Previously filed on May 1,
            1998 with Post-Effective Amendment No. 9 to Form N-4 for GE life & Annuity Separate Account 4,
            Registration No. 033-76334.

(3)(a)(i)   Amended and Restated Articles of Incorporation of GE Life and Annuity Assurance Company.
            Previously filed on September 1, 2000 with Post-Effective Amendment No. 1 to Form N-4 for GE
            Life & Annuity Separate Account 4, Registration No. 333-31172.

(4)         Contract. Previously filed on September 19, 2001 on Form S-1 for GE Life and Annuity Assurance
            Company, Registration No. 333-69620.

(4)(b)      SEP Endorsement, Form P5090 7/97 and Form 5094 7/98. Previously filed on May 1, 1998 with
            Post-Effective Amendment No. 9 to Form N-4 for GE life & Annuity Separate Account 4,
            Registration No. 033-76334.

(4)(b)(i)   Individual Retirement Annuity Endorsement, Form 5090 7/97. Previously filed on May 1, 1998 with
            Post-Effective Amendment No. 9 to Form N-4 for GE life & Annuity Separate Account 4,
            Registration No. 033-76334.

(4)(b)(ii)  Roth Individual Retirement Annuity Endorsement, Form P5133 11/00. Previously filed on
            September 19, 2001 on Form S-1 for GE Life and Annuity Assurance Company, Registration No.
            333-69620.

(4)(b)(iii) Section 403(b) Annuity Endorsement, Form 5145 12/00. Previously filed on September 19, 2001 on
            Form S-1 for GE Life and Annuity Assurance Company, Registration No. 333-69620.

(4)(c)      Application. Previously filed August 20, 2001 to Form S-1 for GE Life and Annuity Assurance
            Company, Registration No. 333-67902.

(5)         Opinion and Consent of Counsel. Filed herewith.

(6)         Not applicable.

(7)         Not applicable.

(8)         Not applicable.

(9)         Not applicable.

(10)        Not applicable.

(11)        Not applicable.

(12)        Not applicable.

(13)        Not applicable.

(14)        Not applicable.

(15)        Not applicable.

(16)        Not applicable.


(17) Not applicable.

(18) Not applicable.

(19) Not applicable.

(20) Not applicable.

(21) Not applicable.

(22) Not applicable.

(23) Consent of Independent Auditors. Filed herewith.

(24) Power of Attorney. Filed herewith.

(25) Not applicable.

(26) Not applicable.

(27) Not applicable.

(99) Resolution of Board of Directors of GE Life and Annuity Assurance Company authorizing the establishment of GE Life & Annuity Variable Account 6. Previously filed on August 20, 2001 to
     Form S-1 for GE Life and Annuity Assurance Company, Registration No. 333-67902.

Item 17.  Undertakings.

   (A) The undersigned Registrant hereby undertakes:


      (1) To file, during any period in which offers or sales are being made, an amendment to this registration statement:


          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



      (3) To remove from registration by means of an amendment any of the securities being registered which remain unsold at the termination of the offering.


   (B) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable: In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officers or, controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such-director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   As required by the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned thereunto duly authorized, and its seal to be hereunto affixed and attested, in the County of Henrico in the Commonwealth of Virginia, on the 18th day of March, 2004.

                                          GE LIFE AND ANNUITY ASSURANCE COMPANY
                                             (Registrant)


                                                    /s/  HEATHER HARKER

                                          By: __________________________________

                                                       Heather Harker


                                             Vice President, Associate General
                                                          Counsel


                                                  and Assistant Secretary



   As required by the Securities Act of 1933, this Amendment No. 4 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.




            Name                           Title                   Date
            ----                           -----                   ----

               *               Director, President and Chief  March 18, 2004
-----------------------------    Executive Officer
      Pamela S. Schutz

               *               Director, Senior Vice          March 18, 2004
-----------------------------    President and Chief Actuary
        Paul A. Haley

               *               Director and Senior Vice       March 18, 2004
-----------------------------    President
        Leon E. Roday

               *               Director and Senior Vice       March 18, 2004
-----------------------------    President
     Elliot A. Rosenthal

               *               Director and Senior Vice       March 18, 2004
-----------------------------    President
      Geoffrey S. Stiff

               *               Director and Senior Vice       March 18, 2004
-----------------------------    President
      Thomas M. Stinson

               *               Senior Vice President and      March 18, 2004
-----------------------------    Chief Financial Officer
        Kelly L. Groh

               *               Vice President and Controller  March 18, 2004
-----------------------------
       John E. Karaffa

     /s/  HEATHER HARKER       Vice President, Associate      March 18, 2004
-----------------------------    General Counsel and
       Heather Harker            Assistant Secretary



*By: /s/  HEATHER HARKER , pursuant to Power of Attorney March 18, 2004
     ------------------- executed on January 14, 2003.
       Heather Harker